EXHIBIT 10.1
                                                              ------------

                                                              EXECUTION COPY


                         STOCK PURCHASE AGREEMENT

                              BY AND AMONG

                TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.,

                              AS PURCHASER,

                                  AND

                             JOHN W. ADAMS

                             DAVID P. IHLE

                            THEODORE NAEGELI

                             TERRY APPLEMAN

                              MARK BUDDE

                           MAJEANA HALLSTROM

                             GREG LINDSTROM

                                  AND

                               SUSAN TRENT

           AS THE SHAREHOLDERS OF QUESTAR EDUCATIONAL SYSTEMS, INC.

                                  AND

                    QUESTAR EDUCATIONAL SYSTEMS, INC.



                         DATED AS OF MAY 31, 2006

                         STOCK PURCHASE AGREEMENT
                            TABLE OF CONTENTS
                                  AND
                      LIST OF EXHIBITS AND SCHEDULES

                                                                   Page
                                                                   ----
1.   DEFINITIONS                                                     1

2.   COVENANTS AND UNDERTAKINGS                                      1
       2.1   Purchase and Sale of Shares                             1
       2.2   Purchase Price                                          1
       2.3   Working Capital of QES                                  3
       2.4   Discharge of Debt and Other Obligations                 5
       2.5   Cooperation                                             5
       2.6   Consents and Approvals                                  6
       2.7   Non-competition Agreements and Employee
             Proprietary Rights Agreements of Selling
             Shareholders                                            6
       2.8   Resignations and Employment                             6
       2.9   Tax Matters                                             6
       2.10  Employee Plans and Compensation Arrangements            9
       2.11  Affirmative Covenants                                  12
       2.12  Brokers                                                12
       2.13  Publicity                                              12
       2.14  Access to Books and Records                            12
       2.15  Non-Competition by QDS                                 14
       2.16  Certain Post-Closing Environmental Procedures          14
       2.17  Banking and Lockbox Arrangements                       15

3.   REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS         15
       3.1   Organization, Standing and Foreign Qualification       15
       3.2   Authority and Status; No Violation                     16
       3.3   Capitalization                                         17
       3.4   Absence of Equity Investments                          18
       3.5   Liabilities and Obligations of QES                     18
       3.6   Tax Matters                                            18
       3.7   Title to Assets                                        19
       3.8   Bank Accounts                                          20
       3.9   Undisclosed Liabilities                                20
       3.10  Absence of Changes                                     20
       3.11  Legal Proceedings                                      22
       3.12  Licenses and Permits; Compliance with Law              22
       3.13  Real Property                                          23
       3.14  Environmental Matters                                  24
       3.15  Transactions with Certain Persons                      25
       3.16  Intellectual Property                                  25
       3.17  Labor Matters and Employee Relations                   28
       3.18  Benefit Plans                                          29
       3.19  Non-Competition by QDS                                 32
       3.20  Accounts Receivable                                    32
       3.21  Insurance                                              32
       3.22  Guarantees                                             33
       3.23  Contracts                                              33
       3.24  Post-closing Cooperation                               34
       3.25  Full Disclosure                                        34
       3.26  Restricted Stock                                       34

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER                    35
       4.1   Purchaser's Organization and Authority                 35
       4.2   Authorization of Agreement                             35
       4.3   Consents of Third Parties                              35
       4.4   Financial Capacity and Debt Restrictions               36
       4.5   Capitalization                                         36
       4.6   SEC Reports                                            36
       4.7   Absence of Undisclosed Liabilities                     37
       4.8   Absence of Material Adverse Changes                    37
       4.9   Legal Proceedings                                      38

5.   FURTHER AGREEMENTS OF THE PARTIES                              38
       5.1   Expenses                                               38
       5.2   Sales Taxes                                            38
       5.3   Further Assurances                                     39
       5.4   Bulk Transfer Law                                      39
       5.5   Final Financial Statements                             39
       5.6   Name Protection                                        39

6.   CONDITIONS TO CLOSING                                          39
       6.1   Conditions to Obligations of Purchaser                 39
       6.2   Conditions Precedent to Obligation of the Selling
             Parties                                                40

7.   DOCUMENTS TO BE DELIVERED AT CLOSING                           41
       7.1   Documents to be Delivered by the Selling Parties       41
       7.2   Documents to be Delivered by Purchaser                 42

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION    43
       8.1   Survival of Representations and Warranties of
             Selling Parties                                        43
       8.2   Survival of Representations and Warranties of
             Purchaser                                              43
       8.3   Assertion of Indemnification Claims                    44
       8.4   Certain Limitations On Obligation to Indemnify         46
       8.5   Setoff                                                 46

9.   MISCELLANEOUS                                                  47
       9.1   Entire Agreement; Amendment                            47
       9.2   Governing Law                                          47
       9.3   Headings                                               47
       9.4   Notices                                                47
       9.5   Separability                                           48
       9.6   Waiver                                                 49
       9.7   Publicity                                              49
       9.8   No Third Party Beneficiaries                           49
       9.9   Jurisdiction                                           49
       9.10  Assignment                                             49
       9.11  Counterparts                                           49
       9.12  Pronouns and Number                                    50
       9.13  Schedules and Exhibits Incorporated                    50
       9.14  Waiver of Jury Trial                                   50


EXHIBITS:
---------
Exhibit A	Shareholders of QES
Exhibit B	Definitions
Exhibit C	Subordinated Note
Exhibit D	TASA Preferred Stock Statement of Rights and
                Preferences
Exhibit E	Escrow Agreement
Exhibit F	Omitted
Exhibit G	Noncompetition Agreement
Exhibit H	Employee Proprietary Rights Agreement
Exhibit I	Employment Agreement
Exhibit J	Services Agreement with NBS
Exhibit K	Opinion of Counsel for QES, QDS and Selling
                Shareholders
Exhibit L	Opinion of Counsel for Purchaser
Exhibit M	Lease [current building]
Exhibit N	Lease [new building]
Exhibit O	Intellectual Property Assignment and Usage Agreement
Exhibit P	Transitional Services Agreement





SCHEDULES:
----------

2.4.1   Discharge of Debts and Other Obligations
2.4.2   Approved Intercompany Obligations
2.6     Consents and Waivers
2.8     Resignations and Employment
3.1     Organization, Standing and Foreign Qualification
3.3.1   Capitalization
3.6.2   Tax Matters
3.7     Encumbrances on Assets
3.8     Bank Accounts
3.9     Undisclosed Liabilities
3.10    Absence of Changes
3.11    Legal Proceedings
3.12.1  Licenses & Permits; Compliance with Law
3.13    Real Property
3.15    Transactions with Certain Persons
3.16    Intellectual Property
3.16.7  Third Party Software Used in QES Business
3.16.9  Trademarks and Intellectual Property Registrations
3.17    Labor Matters and Employee Relations
3.18    Benefit Plans
3.21    Insurance
3.23    Contracts
3.23.3  Contracts with Projected Revenue Through 2010

                          STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT ("Agreement") made as of the 31st day of May, 2006, by and among TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation with a principal place of business at 4 Hardscrabble Heights, Brewster, New York 10509 ("Purchaser" or "TASA"), the parties listed on the Schedule of Stockholders attached to this Agreement as Exhibit A (individually, a "Selling Shareholder", and collectively, "Selling Shareholders"), and QUESTAR EDUCATIONAL SYSTEMS, INC., a Minnesota corporation, with its principal place of business at 5550 Upper 147th Street West, Apple Valley, Minnesota 55124 ("QES" with Selling Shareholders, each a "Selling Party" and collectively, the "Selling Parties").

      WHEREAS, Selling Shareholders are the owners of 50,000 shares of the common stock, $0.01 par value per share, of QES constituting one hundred percent (100%) of the issued and outstanding capital stock of QES (the "Shares");

      WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase the Shares from Selling Shareholders upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1.    DEFINITIONS.

      Unless otherwise stated in this Agreement, certain terms used herein shall have the meanings set forth in Exhibit B attached hereto.

2.    COVENANTS AND UNDERTAKINGS.

      2.1       PURCHASE AND SALE OF SHARES.
                ---------------------------
                Subject to the terms and conditions hereinafter set forth, Selling Shareholders hereby, sell, assign, transfer, convey and deliver to Purchaser the Shares, free and clear of all Encumbrances. Such sale, assignment, transfer, conveyance and delivery shall be evidenced by share certificates duly endorsed in blank or by instruments of transfer satisfactory in form and substance to Purchaser and its counsel.

      2.2       PURCHASE PRICE.
                --------------

                2.2.1 In consideration of the sale, assignment, transfer, conveyance and delivery of the Shares and in reliance upon the representations and warranties made herein by Selling Parties, Purchaser, in full payment for the Shares and the Non-Competition Agreements, shall pay to Selling Shareholders
(i) the aggregate amount of Twenty Million Dollars ($20,000,000)
(the "Initial Purchase Price") plus (ii) an additional aggregate sum in an amount calculated as set forth in Section 2.2.2 (the "Earnout Payment"); (iii) as adjusted by the payment by or to the Selling Shareholders of the Working Capital Adjustment
Amount as defined in Section 2.3.2.3 below, (the Working Capital Adjustment Amount together with the Earnout Payment and the
Initial Purchase Price, the "Purchase Price").  The Initial
Purchase Price shall be payable by:

                2.2.1.1     wire transfer at Closing, as Selling
Shareholders direct, the aggregate amount of FIFTEEN MILLION and 00/100 DOLLARS ($15,000,000) (the "Cash Portion" of the Purchase
Price); and

                2.2.1.2 delivery to Selling Shareholders of a subordinated promissory note of the Purchaser in the principal amount of FOUR MILLION and 00/100 DOLLARS ($4,000,000) in the form of Exhibit C annexed hereto and made a part hereof (the "Subordinated Note"); and

                2.2.1.3 issuance to Selling Shareholders, in proportion to their ownership of the Shares, TASA Preferred
Stock in such number of shares as will aggregate the amount of One Million Dollars ($1,000,000) priced at $4.50 per share. Each Selling Shareholder shall be issued the maximum number of whole shares of TASA Preferred Stock that does not exceed his or her proportionate interest in the aggregate number of shares issued thereunder, and any fractional shares shall be paid in cash.
The TASA Preferred Stock to be issued pursuant to Section
2.2.1.3 shall have such rights as are set forth in that certain statement of rights and preferences to be filed with the Secretary of State of the State of Delaware in substantially the form of Exhibit D annexed hereto and made a part hereof (the "TASA Preferred Stock Statement of Rights and Preferences").

           2.2.2 Purchaser shall pay to Selling Shareholders in accordance with Section 2.2.3.5 below, the Earnout Payment as hereinafter set forth. On or before January 31, 2010, Cumulative Earnout Revenue shall be calculated and:

                2.2.2.1 if Cumulative Earnout Revenue equals at least Sixty-Three Million Dollars ($63,000,000) but less than Sixty-Six Million Dollars ($66,000,000), Purchaser shall pay to Selling Shareholders an aggregate Earnout Payment of one-sixth of Ten Million Dollars ($10,000,000), or

                2.2.2.2 if Cumulative Earnout Revenue equals at least Sixty-Six Million Dollars ($66,000,000) but less than Sixty-Nine Million Dollars ($69,000,000), Purchaser shall pay to
Selling Shareholders an aggregate Earnout Payment of one-third of Ten Million Dollars ($10,000,000), or

                2.2.2.3 if Cumulative Earnout Revenue equals at least Sixty-Nine Million Dollars ($69,000,000), Purchaser shall pay to Selling Shareholders an aggregate Earnout Payment of Ten
Million Dollars ($10,000,000), and

                2.2.2.4 if Cumulative Earnout Revenue equals at least Eighty Million Dollars ($80,000,000), Purchaser shall pay to Selling Shareholders an additional aggregate Earnout Payment of Two Million Five Hundred Thousand Dollars, ($2,500,000).

                2.2.2.5     Payments by Purchaser to Selling
Shareholders pursuant to Section 2.2.3.1, 2.2.3.2 and 2.2.3.3, if any, shall be paid fifty percent (50%) in cash and fifty percent (50%) in TASA Preferred Stock. At the Closing, the Selling Shareholders and TASA shall enter into an escrow agreement in the form of Exhibit E hereto, pursuant to which TASA shall deliver to the Escrow Agent One Million One Hundred Eleven Thousand One Hundred and Eleven shares of TASA Preferred Stock priced at $4.50 per share, representing fifty percent (50%) of the potential Ten Million Dollar aggregate Earnout Payment under sections 2.2.3.1, 2.2.3.2 and 2.2.3.3 (the "Escrow Agreement"). Fractional shares shall be paid in cash. Payments by Purchaser to Selling Shareholders pursuant to Section 2.2.3.4, if any, shall be paid in such combination of cash and TASA Preferred Stock as Purchaser shall determine. The number of shares of TASA Preferred Stock issued in accordance with
Section 2.2.3.4 shall be based upon Fair Market Value Per Share as of December 31, 2009. If the TASA Preferred Stock becomes subject to mandatory conversion prior to distribution to Selling Shareholders pursuant to the Escrow Agreement, or if any Selling Shareholder shall elect to convert the TASA Preferred Stock upon distribution pursuant to the Escrow Agreement, the TASA Common Stock into which the TASA Preferred Stock is converted shall be substituted for the TASA Preferred Stock held under or distributed pursuant to the Escrow Agreement.

           2.2.3 If an Earnout Payment is made in accordance with Section 2.2.3.3, there shall be no additional Earnout
Payment made in accordance with either Section 2.2.3.1 or

                2.2.3.2.    If an Earnout Payment is made in accordance with
section 2.2.3.2, there shall be no additional Earnout Payment made in accordance with Section 2.2.3.1.

           2.2.4     All cash payments to be made under this Section
2.2 shall be made by wire transfer of immediately available funds to such account as Selling Shareholders shall direct.

      2.3       WORKING CAPITAL OF QES.
                ----------------------

           2.3.1 Selling Parties agree that the amount of the Working Capital of QES on the Closing Date (after giving effect to Section 2.4) (the "Closing Date Working Capital") shall be
One Million Five Hundred Thousand Dollars ($1,500,000) (the
"Base Working Capital"), and shall include cash on hand of at least One Million Five Hundred Thousand Dollars ($1,500,000), less any amount owed to QES by Purchaser for certain costs and expenses as provided in Section 5.1 (the "Base Cash Balance").

                2.3.1.1 If the amount of cash on hand as of the Closing Date is less than the Base Cash Balance, then Selling Parties shall on such Closing Date pay to QES the amount of such difference, or shall reduce the amount of any distribution from QES by the amount of such difference, and such amount shall be repaid to Selling Shareholders by QES upon collection of accounts receivable included in the Closing Date Working
Capital.

           2.3.2 Not later than July 15, 2006, TASA shall cause QES to prepare and shall deliver to Selling Shareholders and Purchaser a balance sheet of QES as of the Closing Date (the "Closing Date Balance Sheet") which Closing Date Balance Sheet shall be accompanied by a reasonably detailed calculation by McGladrey of the amount of the Closing Date Working Capital.
The Closing Date Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the October 31, 2005 QES Fiscal Year Statements. Following the
Closing Date, QES and Purchaser shall provide to McGladrey full access to the books and records of QES to the extent reasonably related to the preparation of the Closing Date Balance Sheet.

                2.3.2.1 If the Closing Date Working Capital exceeds Base Working Capital, then on August 1, 2006 (if neither party provides a notice of disagreement pursuant to section
2.3.3 on or before such date) or within five (5) days after the Determination Date (if a notice of disagreement is timely given by either party), the Purchaser shall pay to the Selling Shareholders the amount of such excess in cash by wire transfer to an account designated by Selling Shareholders.

                2.3.2.2 If the Closing Date Working Capital is less than Base Working Capital, then on August 1, 2006 (if neither party provides a notice of disagreement pursuant to section 2.3.3 on or before such date) or within five (5) days after the Determination Date (if a notice of disagreement is timely given by either party), the Selling Shareholders shall pay to the Purchaser the amount of such difference in cash by wire transfer to an account designated by Purchaser.

                2.3.2.3 The "Working Capital Adjustment Amount" shall mean, as applicable (i) the amount payable by the Purchaser to the Selling Shareholders pursuant to Section
2.3.2.1, or (ii) the amount payable by the Selling Shareholders to the Purchaser pursuant to Section 2.3.2.2.

           2.3.3     DISPUTES. At the time of delivery of the
                     --------
Closing Date Balance Sheet, Selling Shareholders shall deliver to Purchaser a schedule that reflects the activity in the intercompany, or similar due to/due from accounts of Questar Data Systems, Inc. ("QDS") and QES and any other Affiliate of either and all cash receipts and disbursements of QES in each case for the period from January 31, 2006 to the Closing Date. If either Purchaser or Selling Shareholders shall disagree with the calculation of the Closing Date Working Capital or any element of the Closing Date Balance Sheet relevant thereto, such party shall notify the other party of such disagreement in writing on or before August 1, 2006, which notice shall set forth in detail the particulars of such disagreement. In the event that neither Purchaser nor Selling Shareholders provide such a notice of disagreement on or before such date, each shall be deemed to have accepted the Closing Date Balance Sheet and the calculation of the Closing Date Working Capital, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by either Purchaser or Selling Shareholders, the Purchaser and the Selling Shareholders shall use their commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Closing Date Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then such independent accounting firm of recognized national or regional standing as may be mutually selected by the Purchaser and the Selling Shareholders (the "Accounting Arbitrator") shall resolve any remaining disagreements. The Accounting Arbitrator shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Accounting Arbitrator, based solely on written submissions forwarded by the Purchaser and the Selling Shareholders to the Accounting Arbitrator within ten (10) days following the Accounting Arbitrator's selection, whether or not the calculation of the Closing Date Working Capital was prepared in accordance with the standards set forth in Section 2.3.2 and (only with respect to the remaining disagreements submitted to the Accounting Arbitrator) whether and to what extent (if any) either determination requires adjustment. The Accounting Arbitrator shall allocate its costs and expenses between the Purchaser and the Selling Shareholders based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. In acting hereunder, the Accounting Arbitrator shall be entitled to the privileges and immunities of arbitrators. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the parties. The date on which the Closing Date Working Capital is finally determined in accordance with this
Section 2.3.3 is referred to as the "Determination Date."

      2.4       DISCHARGE OF DEBT AND OTHER OBLIGATIONS.
                ---------------------------------------

           On or before the Closing Date, Selling Parties shall:

           2.4.1 cause to be paid, discharged in full or otherwise satisfied and released, and shall deliver satisfactory releases, and terminations of any security interest held in respect of, or other evidence thereof reasonably satisfactory to Purchaser all Indebtedness of QES. All documents evidencing obligations under this subsection are listed on Schedule 2.4.1 attached hereto;

           2.4.2 cause each Affiliate of any Selling Party to cause to be paid, discharged in full, contributed or otherwise satisfied and released, and shall deliver evidence thereof reasonably satisfactory to Purchaser, all inter-company debt or liabilities owed by any of such Affiliates to QES or by QES to any of such Affiliates other than Approved Intercompany Obligations set forth on Schedule 2.4.2 hereto;

           2.4.3 cause each Related Party to cause to be paid, discharged in full, contributed or otherwise satisfied and released, and shall deliver evidence thereof reasonably satisfactory to Purchaser, all debt or liabilities owed by any such Related Party to QES or by QES to any such Related Party other than Approved Intercompany Obligations set forth on
Schedule 2.4.2; and

           2.4.4 cause QES to make any distributions to Selling Shareholders with respect to periods ending on or before the Closing Date, including but not limited to distributions of Working Capital in excess of the Base Working Capital amount, distributions relating to Taxes payable by Selling Shareholders with respect to the Transaction or the operations of QES through the Closing Date, and any other distributions not inconsistent with this Agreement.

      2.5       COOPERATION.
                -----------

           Purchaser and Selling Parties shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, and Purchaser and Selling Parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

      2.6       CONSENTS AND APPROVALS.
                ----------------------

           2.6.1     Subject to the next to last sentence of this
Section 2.6.1, Selling Parties agree to use good faith, commercially reasonable efforts and to take any and all actions reasonably necessary to obtain the written waiver, consent and approval of all Persons whose waiver, consent or approval is required (i) in order to consummate the transactions contemplated by this Agreement, or (ii) by any agreement, lease, instrument, arrangement, judgment, writ, decree, order or license to which QES, or any Related Party, Affiliate or Selling Shareholder, is a party or subject on the Closing Date and which would prohibit, or require the waiver, consent or approval of any Person to such transactions or under which, without such waiver, consent or approval, the consummation of such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or result in the creation or imposition of any Encumbrance upon the Shares or Business or any property or asset of QES or give rise to a right of any party thereto to terminate its obligations thereunder. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be required to accept or honor (nor shall QES be permitted to accept or honor except with Purchaser's prior written consent) any conditions, changes, modifications or additions to, or in connection with, any contracts, agreements, licenses, permits or other authorizations of QES that may be imposed or required by the party from whom consent or approval is sought under this Agreement or in connection with the transactions contemplated hereby, other than those of an immaterial or ministerial nature.
Schedule 2.6 contains a list of all consents and waivers to be obtained by any Selling Party under this Section 2.6.

      2.7       NON-COMPETITION AGREEMENTS AND EMPLOYEE PROPRIETARY
                ---------------------------------------------------
RIGHTS AGREEMENTS OF SELLING SHAREHOLDERS.
-----------------------------------------

            Each Selling Shareholder, individually, shall enter into a Non-Competition Agreement at Closing substantially in the form of Exhibit G. Each of John W. Adams, Terry Appleman, Mark Budde, MaJeana Hallstrom, Greg Lindstrom and Susan Trent shall enter into an Employee Proprietary Rights Agreement in the form of Exhibit H.

      2.8       RESIGNATIONS AND EMPLOYMENT.
                ---------------------------

           Schedule 2.8 is a list of all current and former officers and directors of QES. At Closing, Selling Shareholders shall cause to be delivered to Purchaser the resignation of
(i) each of the then serving directors of QES and (ii) each of the then serving officers of QES whose resignation is requested by Purchaser, which resignations shall be effective immediately subsequent to Closing. At Closing, each of John W. Adams, Terry Appleman, Mark Budde, MaJeana Hallstrom, Greg Lindstrom and Susan Trent shall enter into an Employee Employment Agreement substantially in the form of Exhibit I (collectively, the "Employment Agreements").

      2.9       TAX MATTERS.
                -----------

           2.9.1 Taxes of QES with respect to the period ending on (and including) the Closing Date shall be the responsibility of Selling Shareholders. Taxes of QES with respect to the period after the Closing Date shall be the responsibility of Purchaser.

                2.9.1.1 Selling Shareholders agree to pay and, notwithstanding any disclosure of potential tax liabilities made by Selling Shareholders or QES, to indemnify, reimburse and hold harmless Purchaser and QES and their respective successors, and their respective officers, directors, employees, agents and representatives, from and against any and all Taxes of QES payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) (herein referred to as "Indemnifiable Tax Damages"), arising out of or in any manner incident, relating or attributable to Taxes of QES payable with respect to, or Tax Returns required to be filed by QES under
Section 2.9 with respect to, (i) any taxable year (or other applicable reporting period) (a "Reporting Period") of QES ending on or before the Closing Date, (ii) any Reporting Period of QES that begins before the Closing Date and that ends after the Closing Date (a "Straddle Period"), but only for that portion of such period ending on or before the Closing Date and
(iii) the Transaction regardless as to whether the imposition of such Taxes occurs before on or after the Closing Date, provided, however, that Taxes payable by QES with respect to the Transaction and Indemnifiable Tax Damages with respect to the Transaction shall only include Taxes based upon gross or net income (including capital gains and recapture of depreciation or amortization). Selling Shareholders shall be entitled to any credits or refunds of Taxes of QES payable in accordance with the preceding sentence. Purchaser shall cause the amount of any credits or refunds of Taxes to which Selling Shareholders are entitled under this Section 2.9, but which are received by or credited to QES after the Closing Date, to be paid to Selling Shareholders within ten (10) business days following such receipt or crediting; provided that Selling Shareholders shall reimburse QES and Purchaser shall have a right of setoff against any obligation to Selling Shareholders to the extent of any required subsequent repayment of, or reduction in, the amount of such credits or refunds of Taxes so received or credited.

                2.9.1.2     Purchaser agrees to pay and to
indemnify, reimburse and hold harmless Selling Shareholders and their heirs, successors, and representatives, from and against any and all Taxes of QES payable with respect to, and any and all Indemnifiable Tax Damages, arising out of or in any manner incident, relating or attributable to Taxes of QES payable with respect to, or Tax Returns required to be filed by QES with respect to, (A) any Reporting Period of QES beginning after the Closing Date and (B) any Straddle Period, but only for that portion of such period commencing the day after the Closing Date except for Taxes relating to or arising out of the Transaction that are based upon gross or net income (including capital gains and recapture of depreciation or amortization), regardless as to whether the imposition of such Taxes occurs before, on or after the Closing Date, whether such Taxes are imposed directly on QES or as a result of including QES in consolidated returns.

           2.9.2 Any tax sharing practice or other similar arrangement between QES and QDS, or QES and Selling Shareholders shall be terminated as of the Closing Date.

          2.9.3 The Tax liabilities for each Straddle Period for QES shall be determined by closing the books and records of QES as of the Closing Date, by treating each such Straddle
Period as if it were a separate Reporting Period and by employing accounting methods which are consistent with those employed in preparing the Tax Returns for QES in prior Reporting Periods and which do not have the effect of distorting income or expenses (taking into account the transactions contemplated by this Agreement, specifically including, but not limited to
Section 2.9.5), except that Taxes based on items other than income or sales shall be computed for the Reporting Period beginning on the first day of the applicable Straddle Period and prorated on a time basis between the Straddle Period and the period beginning on the first day after the Closing Date and ending on the last day of the Reporting Period which includes the Closing Date; provided that with respect to any Tax which is not in effect during the entire Straddle Period, the proration of such Tax shall be based on the period during the Straddle Period that such Tax was in effect.

           2.9.4 Selling Shareholders shall be responsible for preparing and filing on behalf of QES all Tax Returns for Reporting Periods of QES ending on or before the Closing Date, including Tax Returns of QES for such periods which are due after the Closing Date, and Selling Shareholders shall be responsible for the contents of such returns; provided, however, that Selling Shareholders shall furnish Purchaser and QES with copies of such returns of QES, not less than ten (10) days prior to the due date thereof for approval thereof by Purchaser and QES prior to filing. Purchaser shall be responsible for preparing and filing on behalf of QES all Tax Returns for Reporting Periods of QES ending after the Closing Date
(including for Reporting Periods beginning before and ending after the Closing Date).

           2.9.5     SECTION 338(H)(10) ELECTION.
                     ---------------------------

                2.9.5.1 QES shall make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws with respect to QES (the "Section 338(h)(10) Elections"), and Selling Shareholders shall join with Purchaser in making Section 338(h)(10) Elections. Selling Shareholders and Purchaser shall report the transactions contemplated by this Agreement consistent with such Section 338(h)(10) Elections and shall take no position contrary thereto, unless otherwise required by a determination within the meaning of Section 1313 of the Code (or similar provision of state or local law). Selling Shareholders shall pay to the applicable taxing authority any Tax attributable to the Section 338(h)(10) Elections, whether imposed before, on or after the Closing Date, to the extent such Taxes are based upon gross or net income (including capital gains and recapture of depreciation or amortization).

                2.9.5.2 Selling Shareholders and Purchaser agree to allocate the modified "Aggregate Deemed Sale Price" (as defined under applicable laws, rules and regulations of the United States Treasury) among the assets of QES in accordance with the agreement of Selling Shareholders and Purchaser reached within 100 days following the Closing (the "Agreement Period"). Neither Selling Shareholders nor Purchaser shall take a position before any Taxing Authority or otherwise (including in any Tax Return) inconsistent with such allocation or the appraisal of any QES assets used in connection with financing this transaction, unless otherwise required by a determination within the meaning of Section 1313 of the Code (or similar provision of state or local law).

           2.9.6     COOPERATION ON TAX MATTERS.
                     --------------------------

                2.9.6.1 Selling Shareholders and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 2.9, termination of the S status of QES with each Governmental Authority as of the Closing Date, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Selling Shareholders and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to QES relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Selling Shareholders or Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Selling Shareholders or Purchaser, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

                2.9.6.2 Selling Shareholders and Purchaser further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                2.9.6.3     Each of Purchaser and Selling
Shareholders shall promptly deliver to the other any notice from any Taxing Authority received by it relating to Taxes for which the other is or may be liable pursuant to this Agreement.

      2.10      EMPLOYEE PLANS AND COMPENSATION ARRANGEMENTS.
                --------------------------------------------

           2.10.1 With respect to all of its group health plans, and compliance with the continuation coverage requirements with respect to all qualifying events as described in the Consolidated Omnibus Budget Reconciliation Act ("COBRA") health benefit provisions of 1986, affecting any current or former employees of QES and any qualifying beneficiary of such employees or former employees that occurred on or prior to the Closing Date, Selling Shareholders shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to continuation coverage and arise as a result of any action or omission by any Selling Party, Affiliate or Related Party.

           2.10.2 Except as described on Schedule 3.18, prior to the Closing Date, Selling Shareholders shall cause QES and its Affiliates to terminate QES' participation in any Employee Plans described on Schedule 3.18 that provide medical or death benefit coverage to employees or former employees of QES (the "Retiree Medical Plans"), except to the extent required by Section 4980B of the Code, in a manner that precludes the imposition of any future liability on QES under such Retiree Medical Plans.
Selling Shareholders shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including QES, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to the Retiree Medical Plans. Notwithstanding the foregoing, Selling Shareholders shall assume the liability for benefits under the Retiree Medical Plans with respect to employees of QES through and including the Closing Date. On or prior to the Closing Date, QES shall establish a medical benefits plan approved by Purchaser with reasonably comparable benefits and at reasonably comparable cost as has been paid by QES in the ordinary course of business to provide health insurance to employees of QES from and after the Closing Date.

           2.10.3 With respect to any Employee Plan and compliance with laws, rules and regulations applicable to each Employee Plan, Selling Shareholders agree to pay, and notwithstanding any disclosure of potential liabilities made by Selling Shareholders or QES, shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including QES, harmless, from and fully indemnify them against any and all liabilities of QES payable with respect to, and any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, court costs and reasonable professional fees incurred in the investigation, defense or settlement of any claims covered by this indemnity) (herein referred to as "Indemnifiable Plan Damages"), arising out of or in any manner incident, relating or attributable to liabilities of QES payable with respect to, each Employee Plan (including, but not limited to self-funded Employee Plans), or filings and returns required to be filed by QES with respect to, (i) any plan year (or other applicable reporting period) (a "Plan Reporting Period") of QES ending on or before the Closing Date, and (ii) any Reporting Period of QES that begins before the Closing Date and that ends after the Closing Date (a "Plan Straddle Period"), but only for that portion of such period ending on or before the Closing Date (the "Plan Liabilities"). The Plan Liabilities for each Plan Straddle Period for QES shall be determined by treating each such Plan Straddle Period as if it were a separate Plan Reporting Period and by employing accounting methods which are consistent with those employed in preparing the Employee Plan filings for QES. Selling Shareholders shall be responsible for preparing and filing on behalf of QES, or for causing an Affiliate of QES to prepare and file, all Employee Plan filings for Plan Reporting Periods of QES ending on or before the Closing Date, including Employee Plan filings of QES for such periods which are due after the Closing Date, and Selling Shareholders shall be responsible for the contents of such returns; provided, however, that Selling Shareholders shall furnish Purchaser and QES with copies of such returns of QES not less than fifteen days prior to filing and such returns shall be subject to approval of Purchaser (which approval shall not be unreasonably withheld or delayed) and copies of same shall be delivered to Purchaser within 30 days following the filing date. Purchaser shall be responsible for preparing and filing on behalf of QES all Employee Plan Returns for Plan Reporting Periods of QES ending after the Closing Date (including for Reporting Periods beginning before and ending after the Closing Date). Any claims for Indemnifiable Plan Damages shall be subject to the provisions and process of Paragraph 8 hereof.

           2.10.4 Prior to the Closing Date, Selling Shareholders shall cause QES to terminate effective concurrently with the Closing, any existing bonus and other incentive plans or programs, including deferred bonus plans or bonus programs, that provide similar benefits to employees or former employees of QES. Selling Shareholders shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including QES, harmless from and fully indemnify them against any costs, expenses, losses, damages and liabilities incurred or suffered by them directly or indirectly, including, but not limited to, reasonable attorneys' fees and expenses, which relate to such Employee Plans.

           2.10.5 Selling Shareholders shall cause QDS and NBS to take such action, and pay such fees and costs (including but not limited to reasonable attorneys fees and expenses, contributions, penalties and voluntary compliance program fees) as shall be required: (i) prior to the Closing Date, for QES to spin off from the current plan with QDS and NBS and set up and maintain the current QES 401(K) Plan as a separate, stand alone plan in compliance with applicable laws, rules and regulations
(the "QES Spin-Off Plan"); and (ii) within thirty (30) days of the Closing Date, for QES and QDS/NBS to prepare and file in a joint submission with the Internal Revenue Service such documents and instruments as may be reasonably requested by Purchaser with respect to the QES 401(K) Plan and applicable laws, rules and regulations. The documents and instruments necessary to set up and maintain the QES Spin-Off Plan and documents provided at the request of Purchaser thereafter, shall be subject to review and approval by Purchaser. Selling Shareholders agree to pay, and notwithstanding any disclosure of potential liabilities made by Selling Shareholders or QES, shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or
(o) of the Code), including QES, harmless, from and fully indemnify them against any and all Indemnifiable Plan Damages arising out of or in any manner incident, relating or attributable to liabilities of QES, QDS or NBS or any beneficiaries of the 401(K) Plan with respect to such 401(K)
Plan arising out of or in any manner incident, relating or attributable to any Plan Reporting Period of QES ending on or before the Closing Date, and (ii) the Plan Straddle Period but only for Plan Liabilities.

           2.10.6 Selling Shareholders shall cause QDS and NBS to take such action, and pay such fees and costs (including but not limited to reasonable attorneys fees and expenses, contributions, fees and penalties) as shall be required: (i) as of the Closing Date, for QES to QES to spin off from the current
Section 125 Flexible Benefits Plan in which it participates as a participating employer with QDS and NBS and set up and maintain a QES Section 125 Flexible Benefits Plan as a separate, stand alone mirror plan in compliance with applicable laws, rules and regulations (the "QES 125 Plan). The documents and instruments necessary to set up and maintain the QES 125 Plan, including the transfers of all employee deposits shall be subject to review and approval by Purchaser. Selling Shareholders agree to pay, and notwithstanding any disclosure of potential liabilities made by Selling Shareholders or QES, shall hold Purchaser and any entity required to be combined with Purchaser (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), including QES, harmless, from and fully indemnify them against any and all Indemnifiable Plan Damages arising out of or in any manner incident, relating or attributable to liabilities of QES, QDS or NBS or any beneficiaries of the Section 125 Plan with respect to such Section 125 Plan arising out of or in any manner incident, relating or attributable to any Plan Reporting Period of QES ending on or before the Closing Date, and (ii) the Plan Straddle Period but only for Plan Liabilities. QDS and NBS shall be responsible for providing COBRA continuation coverage
(for the applicable period of time as required by law) to QES employees and their eligible dependents who become eligible for such coverage on or prior to the Closing Date. After the Closing Date, QES shall be responsible for providing COBRA. QDS and NBS shall also remain responsible for all benefit claims arising for periods through and including the Closing Date (including but not limited to processing of such claims and payment therefore under the terms of the 125 Plan) except and only to the extent that an individual employee deposit to his or her flexible spending account for same is transferred to the QES
125 Plan.

           2.10.7 Except as otherwise specifically provided in this Section 2.10, Purchaser, at its option, shall cause QES to provide benefit coverage under the Employee Plans and Compensation Arrangements listed in Schedule 3.18 for such period of time as Purchaser shall determine, or may terminate such Employee Plans and Compensation Arrangements in lieu of the current benefit plans and compensation arrangements offered to other employees of Purchaser except to the extent such coverage violates applicable laws, rules or regulations.

      2.11      AFFIRMATIVE COVENANTS.
                ---------------------

           At Closing Selling Shareholders shall deliver to
Purchaser the NBS Services Agreement, executed and delivered by NBS in substantially the form of Exhibit J annexed hereto and made a part hereof.

      2.12      BROKERS.
                -------
           Purchaser shall pay Signal Hill Capital Group LLC and agrees to indemnify and hold harmless QES and Selling Shareholders against any fee, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by Purchaser, and Selling Shareholders shall pay Berkery Noyes & Co., LLC and agree to indemnify and hold harmless Purchaser against any fee, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by Selling Shareholders or QES or any of its Affiliates.

      2.13      PUBLICITY.
                ---------

           Except as otherwise required by law, rule or regulation and specifically including but not limited to regulations pursuant to the Securities and Exchange Commission and required disclosures thereunder, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of Purchaser and Selling Shareholders to the contents and the manner of presentation and publication thereof. The parties agree to cooperate with respect to any disclosures required by law. In the case of disclosures required by law, rule or regulation, Purchaser shall use commercially reasonable efforts to provide Selling Shareholders Party with a draft of such disclosure for review at least one (1) business day in advance of making such disclosure, and shall consider the feedback of Selling Shareholders with respect to such disclosure.

      2.14      ACCESS TO BOOKS AND RECORDS.
                ---------------------------

           2.14.1 After the Closing Date, Purchaser shall, upon request of any of the Selling Shareholders, and with reasonable notice to Purchaser, in connection with the preparation by Selling Shareholders of financial statements and tax returns and for such other purposes as Selling Shareholders shall reasonably request (but only with respect to operations of QES prior to Closing and the calculation of Cumulative Earnout Revenue) (i) provide to Selling Shareholders reasonable access, during normal business hours, to files, books, records, documents and other information of QES (and, at Selling Shareholders' expense, copies thereof), (ii) cause its officers and personnel and QES to furnish to Selling Shareholders any and all financial and operating data and other information pertaining to QES, and
(iii) make available, for consultation with Selling
Shareholders, personnel of Purchaser and of QES having access to such information and documents. In exercising its rights under this Section 2.14, Selling Shareholders and their representatives shall not interfere with QES' normal operations. Purchaser shall retain the files, books, records and documents of QES, and comply with the aforesaid provisions, for at least three years after the Closing Date. Selling Shareholders acknowledge and agree that any and all information to which each is granted access pursuant hereto shall be the subject of the confidentiality provisions set forth and contained in the Non-Competition Agreements or applicable Employment Agreements with respect to Selling Shareholders who have executed and delivered such Employment Agreements and the Employee Proprietary Rights Agreements with such same employees.

           2.14.2 After the Closing Date, Selling Shareholders shall cause QDS or NBS, as the case may be, upon request of Purchaser, and with reasonable notice to Selling Shareholders, in connection with the preparation by Purchaser of financial statements and tax returns and for such other purposes as Purchaser shall reasonably request (but only with respect to operations of QES prior to Closing and during the term of the Transitional Services Agreement), (i) provide to Purchaser reasonable access during normal business hours to (and, at Purchaser's expense, copies of) files, books, records, documents and other information of QES that are commingled with QDS or NBS records and, thus, retained by QDS or NBS on the Closing Date ("Commingled Records"), (ii) cause QDS or NBS and their respective officers and personnel to furnish to Purchaser any and all financial and operating data and other information pertaining to QES in the manner described in the Transitional Services Agreement, and (iii) make available, for consultation with Purchaser, personnel of QDS or NBS having access to such information and documents. In exercising its rights under this
Section 2.14, Purchaser and its representatives shall not interfere with QDS' nor NBS' normal operations. QDS shall retain copies of all Commingled Records and comply with the aforesaid provisions for at least seven years after the Closing Date.

      2.15      NON-COMPETITION BY QDS.
                ----------------------

            Selling Shareholders shall cause QDS to operate its business so that QDS will not and it will not permit its officers or directors to, for a period beginning on the date hereof and continuing until October 31, 2009, without the prior written consent of TASA or QES, anywhere in the United States directly or indirectly own, manage, control, operate, participate in, consult with, render services to (as an officer, director, employee, partner, consultant or in any similar role) or have any other interest as a stockholder, lender or other financial or beneficial interest in any Competitor; provided, however, that ownership of not more than two percent (2 %) of any class of securities traded actively, over-the-counter or through a stock exchange shall not violate this Section 2.15.

      2.16      CERTAIN POST-CLOSING ENVIRONMENTAL PROCEDURES.
                ---------------------------------------------

           2.16.1 From and after Closing, with respect to environmental liabilities or breaches of representations set forth in Section 3.14, Purchaser shall provide written notice to Selling Shareholders, specifying the nature of and basis for such environmental liability or breach, and Selling Shareholders shall have the option to control the resolution of any remedial action relating thereto, including, without limitation, the performance of any tests, reports, investigations or any other activities relating to such remedial action and contacting Governmental Authorities, making any reports to such Governmental Authorities, submitting any remedial action plans to such Governmental Authorities and negotiating with such Governmental Authorities; provided that, in addition to the provisions set forth in Section 2.16.3 below, Selling Shareholders agree (i) to provide Purchaser, in advance, with a reasonably detailed description of any such proposed remedial action and a reasonable period of time, given the specific circumstances, to permit Purchaser to comment on proposed activity, and Selling Shareholders agree to consider in good faith any such comments, (ii) to perform any such remedial action in a reasonably prudent manner to avoid any harm to the environment or to human health and safety, to comply with all laws, including Environmental Laws, to obtain and maintain all necessary permits, financial assurances and insurance and to obtain their own EPA Identification Number (if practicable), arrange for disposal and be identified on manifests as the "generator" (if practicable), of all Hazardous Materials generated from or otherwise arising out of any such remedial action, (iii) to perform all actions reasonably necessary to remove or remediate the Hazardous Materials, contamination or environmental degradation arising out of or relating to the indemnification claim and to bring the facility or property into compliance with all Environmental Laws with respect to such Hazardous Materials, contamination or degradation and agree to obtain written governmental approval confirming that no further actions are required with respect to such Hazardous Materials, contamination or degradation, and (iv) not to perform any remedial action in a manner which is reasonably likely to reduce the value of or materially alter the use of the Real Property. Purchaser and Selling Shareholders agree that the use of the Real Property as of the Closing Date shall be the appropriate property classification to be used in determining which actions are reasonably necessary pursuant to clause (iii) above with respect to such Real Property. Notwithstanding the foregoing, Selling Shareholders must provide Purchaser with written notice within ten days of their receipt of Purchaser's notice pursuant to this Section 2.16.1 whether or not they desire to control the resolution of such remedial action, and, if no such written notice is received by Purchaser within such ten-day period, Purchaser shall have the option to control the resolution of such remedial action.

           2.16.2 Purchaser and Selling Shareholders each agree to maintain in strict confidence all information concerning any environmental matters of QES. If any Environmental Law requires Selling Shareholders to disclose any such information, Selling Shareholders agree to promptly notify Purchaser of such requirement and to give Purchaser the opportunity to review and comment in advance upon the content and timing of any disclosures that Selling Shareholders propose to make.

           2.16.3 Purchaser and Selling Shareholders agree that each shall, in connection with any activities they each undertake in connection with this Section 2.16 or otherwise, (i) provide the other parties with reasonable access to all Related Parties with relevant facts about such activities, (ii) provide copies of any material documents to the other parties and a reasonable opportunity to comment on such documents, (iii) keep the other parties reasonably informed relating to the progress of such activities, (iv) where applicable, select counsel, contractors and consultants of recognized standing and competence after consultation with the other parties, (v) take all steps necessary in the defense of any claims which are the subject of such activities, (vi) at all times diligently and promptly pursue the resolution of any claims which are the subject of such activities, (vii) allow the other parties to participate in any communications or proceedings involving any Governmental Authority or any other Person and consult with the other parties hereto as to the manner of managing or resolving such communications or proceedings, in each case, except to the extent necessary to protect attorney-client privilege or attorney work product and (viii) use reasonable efforts to avoid unreasonable interference with the other parties' normal business operations.

      2.17      BANKING AND LOCKBOX ARRANGEMENTS.
                --------------------------------

            As of Closing, Selling Shareholders shall cause QES and QDS to take such steps and deliver such documents and instruments as shall be required or reasonably required by Purchaser to (i) cease all sweeps of the cash account maintained for deposit of funds of QES; (ii) transfer and deposit to such bank account of Purchaser as Purchaser shall direct, all monies and funds of QES held directly or indirectly, or through a cash management account, by QDS or any Affiliate; and (iii) to the extent any such funds are received by QDS or any Affiliate thereafter, to cause such funds to be held by QDS or such Affiliate, in trust, and immediately transferred and deposited to such account of Purchaser, in each cash Purchaser shall receive copies of any transmittals received with such funds.

3.	REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS.

      Each Selling Shareholder, jointly and severally, represents and warrants to Purchaser, as of the date hereof, as follows:

      3.1       ORGANIZATION, STANDING AND FOREIGN QUALIFICATION.
                ------------------------------------------------

            QES is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. QES has no Subsidiaries. QES has all corporate power and authority to carry on its business as now conducted. QES has the full power and authority to own and lease its assets, and is qualified to transact business and in good standing in each jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse
Effect. Schedule 3.1 sets forth a listing of each jurisdiction in which QES is qualified to do business. Complete and correct copies of QES' certified articles of incorporation and bylaws, and certified qualifications as a foreign corporation in each jurisdiction listed on Schedule 3.1, and other applicable governing instruments, all as amended to date, and of the stock ledger of QES have been delivered to Purchaser.

      3.2       AUTHORITY AND STATUS; NO VIOLATION.
                ----------------------------------

           3.2.1     SELLING SHAREHOLDERS AUTHORITY.  Each of the
                     ------------------------------
Selling Shareholders has the full power and authority to execute and deliver this Agreement and all other agreements, instruments and certificates contemplated hereby and thereby (the "Selling Shareholders Related Agreements", and together with the QES Related Agreements, the "Related Agreements") to be executed and delivered by them, to carry out and perform their obligations under the terms of this Agreement and the Related Agreements to be executed and delivered by them and to consummate the transactions contemplated hereby and thereby, without the necessity of any act, approval or consent of any other Person whomsoever. This Agreement and the Related Agreements to be executed and delivered by Selling Shareholders constitute or will, when executed and delivered by Selling Shareholders, constitute the valid and legally binding obligations of Selling Shareholders, enforceable against Selling Shareholders in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and except as enforcement of remedies may be limited by general equitable principles.

           3.2.2     QES AUTHORITY.  QES has the full corporate
                     -------------
power and authority to execute and deliver this Agreement and all other agreements, instruments and certificates contemplated hereby and thereby (the "QES Related Agreements") to be executed and delivered by QES, to carry out and perform their obligations under the terms of this Agreement and the Related Agreements to be executed and delivered by QES and to consummate the transactions contemplated hereby and thereby, without the necessity of any act, approval or consent of any other Person whomsoever. All corporate action on the part of QES and its directors and shareholders necessary for the authorization, execution, delivery and performance by QES of this Agreement and the Related Agreements to be executed and delivered by QES has been taken. This Agreement and the Related Agreements to be executed and delivered by QES constitute or will, when executed and delivered by QES, constitute the valid and legally binding obligations of QES, enforceable against QES in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and except as enforcement of remedies may be limited by general equitable principles.

           3.2.3     VIOLATIONS; CONSENTS OF THIRD PARTIES.  The
                     -------------------------------------
execution, delivery and performance of this Agreement and each of the Related Agreements by the Selling Parties (i) will not conflict with the articles of incorporation or by-laws of any of the Selling Parties, (ii) will not conflict with, or result in a breach or termination of, or constitute a default or cause or permit the acceleration under, any agreement, commitment, obligation, instrument, or any order, judgment or decree, to which any Selling Party is a party or by which it is bound;
(iii) will not constitute a violation by any Selling Party of any law, rule or regulation applicable to it; or (iv) will not result in the creation of any Encumbrance upon any of the Shares or assets or properties of QES, except in each case for such conflicts, breaches, terminations, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect. Except as listed on Schedule 2.6, no consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Authority or any other person or entity (each a "Consent") is required in connection with the execution, delivery and performance of this Agreement by each Selling Party.

      3.3       CAPITALIZATION.
                --------------

           3.3.1 Schedule 3.3.1 sets forth the authorized, issued and outstanding capital stock of QES, and no shares are held in the treasury of QES. All of the issued and outstanding shares of capital stock of QES are owned beneficially and of record by Selling Shareholders, free and clear of all Encumbrances and preemptive or other rights or options of any nature whatsoever, and the authorization of no other Person is required in order to consummate the transactions contemplated by this Agreement by virtue of any such Person having an equitable or beneficial interest in QES. All of the Shares comprise one hundred percent (100%) of the issued and outstanding capital stock of QES, and are duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement or as contemplated by this Agreement, there are no outstanding subscriptions, options, warrants, calls, demands, commitments, plans or agreements to issue any additional shares of QES capital stock or to pay any dividends on such shares, or to purchase, redeem or retire any outstanding shares of its capital stock, or outstanding securities or obligations which are convertible into or exchangeable for any shares of capital stock
of QES.   All Affiliates of QES, David P. Ihle, and Theodore
Naegeli, as well as any Affiliate of Any Selling Shareholder (other than David P. Ihle, and Theodore Naegeli) which is now or at any time in the past was a party to any material transaction with QES are set forth on Schedule 3.3.1. The payment or performance of any such material transaction shall not constitute a breach or a threatened breach of any obligation of any Selling Shareholder under the terms and conditions of such Selling Shareholder's Noncompetition Agreement executed and delivered in connection with this Agreement.

           3.3.2 All issuances, transfers or purchases of the capital stock of QES have been effected in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all Taxes thereon, if any, have been paid. No former or present holder of any of the Shares or any other capital stock of QES has any legally cognizable claim against Selling Shareholders or QES based on any issuance, sale, purchase, redemption or involvement in any transfer of any Shares or any such other capital stock by QES.

           3.3.3 Upon consummation of the transactions contemplated hereby, Purchaser will own all of the issued and outstanding capital stock of QES free and clear of all Encumbrances. Selling Shareholders have full and unrestricted power to sell, assign, transfer and deliver the Shares to Purchaser upon the terms and subject to the conditions of this Agreement free and clear of Encumbrances. There are no shares of capital stock of QES issued or outstanding other than the Shares. There is no outstanding contract or other agreement of any Selling Party to purchase, redeem or otherwise acquire any outstanding shares of capital stock or any other equity security of QES.

      3.4       ABSENCE OF EQUITY INVESTMENTS.
                -----------------------------
            QES does not own or have the right or obligation to acquire voting securities or other ownership interests in any other Person.

      3.5       LIABILITIES AND OBLIGATIONS OF QES.
                ----------------------------------

            3.5.1 Selling Shareholders have previously delivered to Purchaser true and correct copies of audited financial statements for QES as of and for the years ended December 31, 2002, 2003 and 2004 (the "QES Calendar Year Financial
Statements") and for the years ended October 31, 2004 and 2005
(the "QES Fiscal Year Financial Statements"), and interim unaudited financial statements for QES as of and for the quarterly period ended January 31, 2006 and if Closing occurs after April 30, 2006, Selling Shareholders shall deliver such interim unaudited financial statements as of and for the quarterly period ended April 30, 2006 (the "Interim Financial Statements"). Each of the balance sheets included in the QES
Fiscal Year Financial Statements fairly presents in all material respects the financial position of QES as of its date and each of the statements of operations and cash flow statements included in the QES Fiscal Year Financial Statements fairly presents in all material respects the results of operations and cash flows of QES for the period therein set forth, in each case in accordance with GAAP applied on a consistent basis (except as may be disclosed in the notes thereto). The Interim Financial Statements were prepared in a manner consistent with that employed in the QES Fiscal Year Financial Statements. The
Interim Financial Statements do not contain footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise fairly present in all material respects the financial position and results of operations of QES for the periods and as of the dates therein set forth.

            3.5.2 The books of account and other financial records of QES: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with business, accounting and actuarial practices, as applicable reasonable and customary for a business of the type conducted by QES; (ii) are in all material respects complete and correct, and (iii) have been maintained in accordance with business, accounting and actuarial practices, as applicable, reasonable and customary for a business of the type conducted by QES. Since October 31, 2005, QES has not changed the manner or timing of the payment of accounts payable or other liabilities outside the ordinary course of business or changed the manner or timing of collection of accounts receivable outside the ordinary course of business or changed any other material aspect of its cash management process.

            3.5.3 QES is not in default in any material respect with respect to any liabilities or obligations which are related to the properties, assets, Business or operations of QES.

      3.6       TAX MATTERS.
                -----------

            3.6.1 QES has filed or has caused to be filed in a timely manner all required Tax Returns with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed by QES (except Tax Returns for which the filing date has not expired or has been extended and such extension period has not expired), and all Taxes shown on such Tax Returns have been properly accrued or paid to the extent such Taxes have become due and payable.

            3.6.2 Schedule 3.6.2 lists all jurisdictions where Tax Returns are required to be filed with respect to QES.

            3.6.3 The QES Fiscal Year Financial Statements reflect an adequate reserve in accordance with GAAP (without regard to any amounts reserved for deferred taxes) for all unpaid Taxes payable by QES for all Tax periods and portions thereof through the date of such QES Fiscal Year Financial Statements. Selling Shareholders have not, and QES has not, executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. None of the federal, state or local income Tax Returns filed by or on behalf of QES are currently being audited by any taxing authority, and there are no other examinations, requests for information or other administrative or judicial proceedings pending with respect to Taxes of QES. Neither the Internal Revenue Service nor any other taxing authority has asserted any deficiency or claim for additional Taxes against, or any adjustment of Taxes relating to, QES and there are no proposed reassessments of any property owned by QES that would affect the Taxes of QES. There are no Tax liens on any assets of QES, other than liens for current Taxes not yet due and payable without penalty.

            3.6.4 QES has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

            3.6.5 No power of attorney has been granted by or with respect to QES with respect to any matter relating to Taxes.

            3.6.6 QES has not been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

            3.6.7 As of the Closing, there will be no tax sharing agreements or similar arrangements with respect to or involving
QES.

      3.7       TITLE TO ASSETS.
                ---------------

            QES has good and marketable title to, or valid and subsisting leasehold interests in (and no Affiliate of QES has any right, title or interest therein), all real and personal property and other assets on its books and reflected on its balance sheet at October 31, 2005 and January 31, 2006 included as part of the QES Fiscal Year Financial Statements and the Interim Financial Statements, respectively, or acquired in the ordinary course of business consistent with past practice since October 31, 2005 or January 31, 2006, as appropriate, which would have been required to be reflected on such balance sheet if acquired on or prior to such date, other than assets which have been disposed of in the ordinary course of business and those assets the failure of which to have good title to, or valid and subsisting leasehold interest in, would not, individually or in the aggregate, have a Material Adverse Effect. QES owns all tangible personal property located and used within the Leased Real Property. None of such property and other assets is subject to any Encumbrance, except for Encumbrances set forth on Schedule 3.7 or reflected in the QES
Fiscal Year Financial Statements as of October 31, 2005.   QES
has the right to quiet enjoyment of all property leased by it for the full term of each such lease or sublease or similar agreement (or any renewal option) relating thereto and such leased property is not subject to any failure to have the right to quiet enjoyment. Except pursuant to this Agreement, neither Selling Shareholders nor QES is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties, Business or operations of QES.

      3.8       BANK ACCOUNTS.
                -------------
            Set forth and described on Schedule 3.8 hereto is a complete list of all bank accounts and safe deposit boxes of QES, all powers of attorney in connection with such accounts and the names of all persons authorized to draw thereon or to have access thereto.

      3.9       UNDISCLOSED LIABILITIES.
                -----------------------

            QES has no actual or potential liability or obligation related to its assets, Business, operations or financial condition (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with GAAP, consistently applied, including, without limitation, any liability that might result from an audit of its Tax Returns by any appropriate Governmental Authority, except for (i) the liabilities and obligations of QES which are disclosed or reserved against in the QES January 31, 2006 Interim Financial Statements or disclosed in the Compliance Certificate, to the extent and in the amounts so disclosed or reserved against, and (ii) liabilities incurred or accrued in the ordinary course of business since the date of the most recent QES Fiscal Year Financial Statement, and which do not, either individually or in the aggregate, have (and would not reasonably be expected to have) a Material Adverse Effect, except as disclosed in the Compliance Certificate. With respect to any employee medical plans providing coverage for QES employees, the only liability of QES with respect to such plans and the benefits and coverage thereunder is a payment at a fixed monthly rate per participant made to QDS by QES which payment rate has not changed since the QES Fiscal Year Financial Statements as of October 31, 2005.
QDS is obligated for all liabilities in excess of those monthly payments under all such employee medical plans.

      3.10      ABSENCE OF CHANGES.
                ------------------

            Except as reflected on the QES Fiscal Year Financial Statements and the January 31, 2006 Interim Financial Statements or as set forth in the Compliance Certificate hereto, since October 31, 2005, QES has conducted its business in the ordinary course of business consistent with past practice and has not:

            3.10.1 made any change in its fiscal year, reserving, financial or accounting practices or policies, except as required by law, GAAP or statutory accounting practices of its state of incorporation or as would not, individually or in the aggregate, have a Material Adverse Effect;

            3.10.2 issued, sold, pledged, encumbered or disposed of, any of its capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

            3.10.3 split, combined or reclassified any shares of capital stock or redeemed, repurchased or otherwise acquired any of its capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of its capital stock;

            3.10.4 merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired, in one transaction or a series of transactions, a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets or securities with an aggregate value in excess of $50,000 other than in the ordinary course of QES' business consistent with past practice;

            3.10.5 made any capital expenditure or commitment for any capital expenditure including, without limitation, capital lease obligations, in excess of $50,000 in the aggregate;

            3.10.6 incurred indebtedness for money borrowed in excess of $50,000 in the aggregate;

            3.10.7 made any loan to, guaranteed any indebtedness for money borrowed of, or otherwise incurred such indebtedness on behalf of, any Person in excess of $50,000 in the aggregate other than investments made in the ordinary course of business;
            3.10.8	(i) granted any increase, or announced any
increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of employee, or any director, including without limitation, any increase or change pursuant to any Employee Plan or Compensation Agreement or (ii) established or promised to establish any plan or benefit program or increased or promised to increase any benefits under any Employee Plan or Compensation Agreement (including any severance arrangement or employee retention arrangement);

            3.10.9    amended or restated its articles of
incorporation or bylaws (or other organizational documents);

            3.10.10 paid, discharged, settled or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) for an amount of $50,000 or less, (ii) an insurance claim in the ordinary course of business consistent with past practice, or
(iii) ordinary course repayment of indebtedness or payment of contractual obligations when due;

            3.10.11 transferred, assigned, conveyed or liquidated any of the assets of QES or entered into any transaction or incurred any liability or obligation that individually or in the aggregate could have a Material Adverse Effect on the Business, operations or financial condition of QES other than in the ordinary course of its business;

            3.10.12 became aware of any event or state of facts that may reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

            3.10.13 suffered any physical destruction, damage or loss which, individually or in the aggregate, could result in a Material Adverse Effect, whether or not covered by insurance;

            3.10.14 incurred the imposition of any Encumbrance or claim upon any of the material assets of QES, except for any current year lien with respect to personal or real property
Taxes not yet due and payable;

            3.10.15 committed or permitted any default in any liability or obligation which has had or could have, individually or in the aggregate, a Material Adverse Effect;

            3.10.16 declared, promised or made any distribution or other payment from the assets of QES to Selling Shareholders or issued any additional shares or rights, options or calls with respect to any of QES' capital stock, or redeemed, purchased or otherwise acquired any of QES' capital stock, or made any change whatsoever in QES' capital structure;

            3.10.17 except in the ordinary course of business and consistent with past practices, paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any Employee Plan or Compensation Arrangement, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees; or

            3.10.18 incurred any other material liability or obligation or entered into any transaction, in each case other than in the ordinary course of business.

      3.11      LEGAL PROCEEDINGS.
                -----------------
            Except as set forth on Schedule 3.11 hereto, neither QES nor any Selling Shareholder is a party to any, and there are no pending or, to the Knowledge of any Selling Party, threatened, Actions against or otherwise affecting QES or any Selling Shareholder, or any of their respective properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Related Agreements which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon QES or any Selling Shareholder, or any of their respective properties, Business, operations or assets which has had or could have, individually or in the aggregate, a Material Adverse Effect.

      3.12      LICENSES AND PERMITS; COMPLIANCE WITH LAW.
                -----------------------------------------
            3.12.1 QES holds in full force and effect all licenses, franchises, permits and authorizations, other than Environmental Permits (which are addressed solely in Section 3.14) ("Permits"), necessary for the lawful ownership and use of its properties and assets and the conduct of its businesses under and pursuant to Applicable Laws relating to QES, and there has been no violation of any Permit nor has any Selling Party received written notice asserting any such violation. All Permits are listed on Schedule 3.12.1. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in the termination, revocation or suspension of any Permit.

            3.12.2 QES is in compliance with each Applicable Law relating to its Business and any of its assets, properties or operations, except where noncompliance with any such Applicable
Law would not, individually or in the aggregate, have a Material
Adverse Effect.

      3.13      REAL PROPERTY.
                -------------

            3.13.1 Schedule 3.13 lists all Real Property owned or leased by any of QES and used or held for use in the Business, indicating in each case whether the property is owned or leased. Other than the Leased Real Property, there are no other leases to which QES is a party for any Real Property.  The Real
Property disclosed on Schedule 3.13 includes all real property or interests therein necessary to conduct lawfully the Business
as presently conducted.   All of the Real Property (including
the improvements thereon) has full legal and practical access to public roads or streets and is supplied in all material respects with all utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer, necessary for the conduct and operation of the business of QES as now conducted, all of which services are adequate in accordance in all material respects with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property. All improvements, installations, equipment and facilities made by or constructed for QES or utilized in connection with QES' Business were constructed and are maintained, placed and located in compliance in all material respects with all applicable federal, state or other statutes, laws, ordinances, regulations, rules, codes, orders, deeds, easements, restrictions, leases, licenses, permits or other arrangements or requirements (including, but not limited to, any building, zoning or Environmental Laws or codes) affecting such premises and are located entirely on the Real Property, and none of the Real Property is located within any flood plain.

            3.13.2 With respect to each leasehold interest included in the Real Property, neither QES, nor to the Knowledge of the Selling Shareholders the landlord, is in default under any agreement relating thereto (nor, to the Knowledge of Selling Shareholders, is any other party thereto). Each such leasehold interest (i) is valid, subsisting and in full force and effect;
(ii) is free and clear of all Encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber or other rights or interests, except for (a) liens for real estate Taxes not yet due and payable, (b) easements, rights-of-way and restrictions of record, all of which are described in Schedule 3.13, (c) statutory liens in favor of landlords with respect to rent not yet due and payable, (d) any other claims or Encumbrances which are described in Schedule
3.13 and annotated to indicate whether such claims or Encumbrances will be removed prior to or at Closing, and (e) those non-monetary Encumbrances which do not, individually or in the aggregate, materially interfere with the use of such Real Property or materially detract from its value; and (iii) will at Closing include enforceable rights to nondisturbance with respect to all prior Encumbrances and peaceful and quiet enjoyment, so long as QES fulfills its obligations under the lease and/or mortgage therefor.

            3.13.3 All Real Property (including the improvements thereon) (i) is in good condition and repair in accordance with normal and customary industry practices (excepting ordinary wear and tear), (ii) is available for immediate use in the conduct of the Business or operations of QES and (iii) complies in all material respects with all applicable building, safety and zoning codes and the regulations of any Governmental Authority having jurisdiction including, but not limited to, the Americans with Disabilities Act. None of the Real Property or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications. To the Knowledge of Selling Shareholders, there are no condemnation proceedings or eminent domain proceedings, lawsuits or legal proceedings of any kind pending or, to the Knowledge of Selling Shareholders, threatened in connection with any of the Real Property. The Real Property and the present use and condition thereof do not violate in any material respect any applicable deed restrictions or other covenants, restrictions, agreements, existing site plan approvals, or in any material respect, any zoning or subdivision regulations or urban redevelopment plans applicable to the Real Property as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property or their operation.  QES, and to the Knowledge of Selling Shareholders each landlord of the Real Property, has paid, or shall have paid or caused to be paid prior to Closing, all amounts owing by QES or each such landlord to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any of the Real Property. Schedule 3.13 sets forth a true and complete list of all construction, architect, engineering and other agreements, if any, relating to uncompleted construction projects entered into by QES or by landlord in connection with
any of the Real Property.   The rental set forth in each lease
of the Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

      3.14      ENVIRONMENTAL MATTERS.
                ---------------------

            3.14.1 To the Knowledge of the Selling Parties: (i) QES and each landlord of the Leased Real Property has been and is in compliance with all applicable Environmental Laws, and has possessed, posseses, has been and is in compliance with all Environmental Permits required under such laws for the conduct of its business operations and ownership of its Real property,
(ii) there are no past, present or future events (including, without limitation, the sale of any Real Property), conditions or legal requirements that would prevent, or substantially increase the cost to QES of complying with Environmental Laws or of its or each landlord of the Leased Real Property obtaining, renewing or complying with all Environmental Permits required under such laws for the conduct of its business and operations and ownership of its Real Property or that would give rise to any liability arising under any Environmental law, and (iii) there are no liabilities or obligations of QES of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law, (iv) there are and have been no conditions relating to the release or threatened release of Hazardous Materials at any property owned by landlord and operated or otherwise used by QES now or in the past that would give rise to liability of QES under any Environmental Law and
(v) no written notice, notification, demand, request for information, citation, summons, complaint, order, or notice of investigation has been received by or from QES or any landlord of its Leased Real Property, and no action, claim, suit, proceeding or review is pending or threatened by, any Governmental Authority or Person against QES or any such landlord with respect to any Environmental Law.

            3.14.2 None of the operations of QES on the Real Property involves the generation, transportation, treatment, storage or disposal of Hazardous Materials of "Reportable Quantity" (as defined by CERCLA); and except in accordance in all material respects with all legal requirements, QES has not disposed of any Hazardous Material of Reportable Quantity in, on or about the Real Property and, to the Knowledge of Selling Shareholders, neither has any lessee, prior owner or other Person.

            3.14.3 To the Knowledge of Selling Parties, there are no surface impoundments or above ground or underground storage tanks located in, on or about the Real Property.

      3.15      TRANSACTIONS WITH CERTAIN PERSONS.
                ---------------------------------

            Except as set forth on Schedule 3.15 hereto, neither any officer, director or employee of any Selling Shareholder, QES or QDS, nor any member of any such Person's immediate family, nor any Affiliate of any such Person, is now a party to any material transaction with QES, including any contract or other binding arrangement (i) providing for the furnishing of services by such Person (except in such Person's capacity as an officer, director, or employee of QES), (ii) providing for the rental of real or personal property from such Person, or (iii) otherwise requiring payments (whether pursuant to indebtedness or otherwise) to such Person (other than for services as an officer, director or employee of QES).

      3.16      INTELLECTUAL PROPERTY.
                ---------------------

            3.16.1 For purposes of this Section 3.16 the term "Intellectual Property" shall have the following meaning: QES created, developed or owned: (i) patents and patent applications; (ii) copyrights, and registrations thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, including source and object code, data, processes and documentation; (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vi) trademarks, service marks, trade names, brand names, domain names, URLs and applications and registrations therefor; and (vii) other proprietary rights relating to any of the foregoing or used in the conduct of the business of QES.
Schedule 3.16 hereto sets forth a complete and correct list of all (i) patents and patent applications; (ii) registered copyrights, copyright applications and other copyrights material to the business of QES; (iii) mask works and registrations and applications for registration thereof; (iv) computer software programs including those test taking methodologies and processes developed or owned by QES and embodied therein; (v) identification of material customers and suppliers; (vi) trademarks, service marks, trade names, brand names, domain names, URLs and applications and registrations therefor; (vii) other proprietary rights relating to any of the foregoing or used in the conduct of the Business of QES and its properties and assets; and (viii) licenses granted by or to QES with respect to any of the above. Selling Shareholders warrant that all documents, computer records, disks and other materials of any nature or kind containing the Intellectual Property or any portion thereof have been turned over to the Purchaser and that the Selling Shareholders and QDS will not retain the Intellectual Property or any portion thereof, in any form whatsoever after the Closing except as specifically permitted hereunder or under the Transitional Services Agreement to be entered into at Closing by and among Purchaser, QES and QDS.
For the purposes of this Section 3.16, the term "documents" includes all information fixed in any tangible medium of expression in whatever form or format, and copies thereof.

            3.16.2 Except as otherwise provided on Schedule 3.16, QES is the sole owner of all right, title and interest in the Intellectual Property free of any Encumbrance. Except as otherwise provided on Schedule 3.16, QES has the sole right to assign the Intellectual Property and it has not assigned it or any part of it to any Person, nor are there any agreements, transactions or arrangements of any kind that would restrict the assignment of the Intellectual Property. The Intellectual
Property is reasonably fit and suitable to conduct the Business of QES and its assets and properties as each is now being conducted. Except as otherwise provided on Schedule 3.16: (i) the Intellectual Property arises out of, and was developed through the sole, exclusive and original work of, the employees and contractors of QES; (ii) the Intellectual Property is not in the public domain; (iii) the Intellectual Property is not the derivative work of a third party under United States Copyright
Law, except as utilized pursuant to license as disclosed on the schedules hereto; and (iv) QES' right, title and interest in and to the Intellectual Property is valid and enforceable and uncontested and will be owned or available for continued use by QES after the Closing.

            3.16.3 Except as set forth on Schedules 3.11 and 3.16, no claims, notices, oppositions or demands have been asserted by any third party with respect to any of the Intellectual Property or any of the items listed in Schedule 3.16, and to the Knowledge of the Selling Parties no Person has interfered with, infringed upon, misappropriated, acted adversely to or otherwise come into conflict with the Intellectual Property that QES or any of its Affiliates owns or has an exclusive license to use.
To the Knowledge of the Selling Parties, QES has not interfered with, infringed upon, misappropriated, acted adversely to or otherwise come into conflict with any trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person or Persons. There is no claim or action pending or, to the Knowledge of any Selling
Party, threatened with respect thereto.

            3.16.4 Each employee of QES or any of its Affiliates who created any of QES' Intellectual Property and each independent contractor engaged by or on behalf of QES who created any of QES' Intellectual Property has assigned to QES, by written agreement, all of such employee's or contractor's right, title and interest in such Intellectual Property. No current or former employee or independent contractor of QES or QDS, has any rights to any of the Intellectual Property owned, developed or contributed to by QES or its Affiliates.

            3.16.5 Except as set forth on Schedule 3.16, there are no agreements with any Person pursuant to which QES obtains rights to Intellectual Property material to the Business, properties and assets of QES (other than software that is generally commercially available) that is owned by a party other than QES. Other than license fees for software that is generally commercially available, QES is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property, except as set forth on Schedule 3.16.

            3.16.6 QES has taken reasonable and customary precautions (i) to protect its rights in its Intellectual Property; (ii) to maintain the confidentiality of its Intellectual Property, and there have been no acts or omissions by the officers, directors, employees and agents of QES, the result of which would be to materially compromise the value of the Intellectual Property or the rights of QES to apply for or enforce appropriate legal protection of QES' or its Affiliates' Intellectual Property; and (iii) to ensure that all existing registrations and applications to Government Entities with respect to the Intellectual Property are in full force and effect and that all necessary fees required to maintain or continue those registrations and applications, as of the date of the Closing, have been paid.

            3.16.7 QES has all necessary licenses to use all material third-party software used in QES' Business and in connection with its Intellectual Property. QES' use of third-party software does not exceed the scope of those licenses and QES is not in breach of any of the underlying agreements related to those licenses. Schedule 3.16.7 is a list of all third-party software used in QES' Business, other than commonly used and available third-party software which is subject to commercially standard "shrink-wrap" licenses and which can be readily obtained by Purchaser without significant cost or expense.

            3.16.8 QES has not and to the Knowledge of the Selling Shareholders, no Selling Party has, engaged in any infringement of the Intellectual Property or intellectual property rights of others with respect to any Intellectual Property that, if such infringement is determined to be unlawful, is reasonably likely to have, individually or in the aggregate, a Material Adverse
Effect.  The execution and delivery of this Agreement and the
Related Agreements by Selling Parties, and the consummation of the transactions contemplated hereby and thereby, will neither cause QES to be in violation or default under any licenses, sublicenses or other agreements to which QES is a party and pursuant to which QES is authorized to use any Intellectual
Property, nor entitle any other party to any such license,
sublicense or agreement to terminate such license, sublicense or agreement, except where any such violation, default, termination or modification would not, individually or in the aggregate,
have a Material Adverse Effect.   The use of Intellectual
Property in the Business as currently conducted by QES does not breach, violate or infringe any intellectual property rights of any third party or (except for the payment of computer software or other licensing fees) does not require any payment for the use of any patent, trade name, service mark, trade secret, trademark, copyright or other intellectual property right or technology owned by any third party except where such breaches, violations, infringements or payments would not, individually or in the aggregate, have a Material Adverse Effect.

            3.16.9 Schedule 3.16.9 sets forth a complete and correct list, as of the date hereof, of the trademarks that are used in the business as currently conducted by QES and all registrations and applications for registration of any Intellectual Property rights. No Selling Party has any Knowledge of any infringement by any Person of the Intellectual Property.

      3.17      LABOR MATTERS AND EMPLOYEE RELATIONS.
                ------------------------------------

            Schedule 3.17 is a list of all employees of QES (other than seasonal readers), including their titles as of May 26, 2006. Purchaser has been provided with a complete and accurate list of annual wages, salary and bonus information for the employees identified on Schedule 3.17. Except as otherwise set forth on Schedule 3.17 hereto:

            3.17.1 No Selling Party has received notice (or has Knowledge) that any present or former employee, or union or other collective bargaining agents claiming to represent any employee, of QES has advanced a claim in writing or orally against QES (whether under any foreign, federal, state or common law, through any Governmental Authority, under an employment agreement, collective bargaining agreement, personal service or independent contractor agreement or otherwise) that is currently pending or threatened, including without limitation, any claim for (i) overtime pay, other than overtime pay for the current period; (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period);
(iii) vacations, time off (including, without limitation, potential sick leave) or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of QES' current fiscal year; (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work; (v) discrimination against employees on any basis; (vi) unlawful employment or termination practices;
(vii) unfair labor practices or alleged violations of collective bargaining agreements; (viii) any violation of occupational safety and/or health standards; (ix) benefits under any Employee Plan or Compensation Agreement; (x) breach of any employment, personal service or independent contractor agreement; or (xi) the misclassification of employees as independent contractors.

            3.17.2 Since its incorporation, QES has not been the subject of any union organizing activity or labor dispute, nor has there been any strike, slowdown, picketing or work stoppage of any kind called, or, to the Knowledge of Selling
Shareholders, threatened to be called, against QES. QES has not violated in any material respect any applicable federal or state law or regulation relating to labor or labor practices, including, without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll-related Taxes. Except as set forth in Schedule 3.17, QES is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of QES, no union or other collective bargaining agent has been recognized or certified, or claims to be, or has requested recognition as, a representative of any of the employees of QES and, to the Knowledge of Selling Shareholders, no representation campaign or election is now in progress or threatened with respect to any of the employees of QES.

            3.17.3 There is not pending or threatened by written notice to any Selling Party any charge or complaint against QES by or before the National Labor Relations Board, any representative thereof or any comparable foreign or state agency or authority.

            3.17.4 Except as set forth on Schedule 3.17, neither Selling Shareholders nor QES has any written or oral contracts of employment with any current employee of QES, except for oral employment contracts terminable at will without penalty.

      3.18      BENEFIT PLANS.
                -------------

            3.18.1 All of the Employee Plans and Compensation Arrangements (as defined in Section 3.18.15) that provide benefit coverage to employees or former employees of QES are listed and described in Schedule 3.18, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (including any amendments, related trust agreements, IRS favorable determination letters and rulings, and related insurance policies) have been furnished to Purchaser, along with copies of any employee handbooks, summary plan descriptions or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements and prior Employee Plans or Compensation Arrangements also are listed in Schedule 3.18, and, except as set forth on Schedule 3.18, complete descriptions and copies have been furnished to Purchaser. "Prior" Employee Plans or Compensation Arrangements include, but are not limited to, all prior plans and arrangements that were terminated; all prior plans and arrangements that were merged or spun off from any existing plan or arrangement and all prior versions of all existing and prior plans and arrangements. Except as disclosed in Schedule 3.18, neither Selling Shareholders nor any of QES or QDS is a party to and/or has in effect or to become effective after the date of this Agreement any plan arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement) or any amendment to an Employee Plan or Compensation Arrangement. Schedule 3.18 contains a separate list of all Employee Plans or Compensation Arrangements in which seasonal readers participate. No seasonal reader has accrued or is entitled to accrue any PTO under any Employee Plan.

            3.18.2 Except as set forth on Schedule 3.18, Selling Shareholders have caused QES to furnish to Purchaser all the Forms 5500, 5329, 5330, 945, 1096, 1099-R, 990-T and PBGC-1
filed for at least each of the last six Plan Years (or such shorter period that the applicable Employee Plan has been in effect), for each of the existing and prior Employee Plans listed in Schedule 3.18 (including all attachments and schedules) and all actuarial reports, summaries of material modifications, summary annual reports and any other employer notices (including governmental filings and descriptions of material changes to Employee Plans) relating to such Employee Plans. Except as set forth in Schedule 3.18, all forms and notices required to be filed with the Internal Revenue Service, Department of Labor, Employee Benefit Security Administration or Pension Benefit Guaranty Corporation and all notices and disclosures required to be made to Plan participants and beneficiaries have been filed and/or made on a timely basis.

            3.18.3 Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws.

            3.18.4 Neither QES, nor any ERISA Affiliate (or former ERISA Affiliate) thereof, is contributing to, is required to contribute to, or has contributed within the last six years to, any Multiemployer Plan, and none of QES nor any ERISA Affiliate
(or former ERISA Affiliate) thereof has incurred within the last six years, or reasonably expects to incur, any "Withdrawal Liability," as defined under Section 4201 ET SEQ. of ERISA.
Also, except as set forth in Schedule 3.18 neither QES nor any ERISA Affiliate (or former ERISA Affiliate) thereof, is required to contribute to, or has contributed within the last six years to, any defined benefit pension plan with respect to which QES is potentially jointly and severally liable under Section 412(c)(11)(B) of the Code.

            3.18.5 Except as set forth on Schedule 3.18, at all times on or prior to the Closing, each Employee Plan, to the extent such Employee Plan is intended to be tax-qualified, satisfies all minimum coverage, minimum participation, nondiscrimination and other qualification requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA. Except as set forth on Schedule 3.18, no Selling Party is aware of the existence of any facts or circumstances that could adversely affect the qualified status of any Employee Plan or the tax-exempt status of any related
Plan Trust, or that is noncompliant with any law or regulation that could subject QES or the Plan to any income tax, excise tax, penalty or civil liability.

            3.18.6 No Selling Party has Knowledge of the existence of any governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead them to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim
(other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the Knowledge of any Selling Party, threatened against any of such plans or arrangements, and no Selling Party possesses any Knowledge of any facts which could give rise to any such action, suit or claim.

            3.18.7 Except as described in Schedule 3.18, no Selling Party or any ERISA Affiliate thereof sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of QES, except to the extent required by Section 4980B of the Code. Schedule 3.18 lists all active and former employees of QES eligible for a benefit, if any, described in the preceding sentence.

            3.18.8 Except as described in Schedule 3.18, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would adversely affect the qualified status of an Employee Plan or the tax-exempt status of any related Plan Trust; (ii) no condition or event exists or is expected to occur that could subject, directly or indirectly, Selling Shareholders or any ERISA Affiliate thereof or any Employee Plan to any material liability, contingent or otherwise, or the imposition of any lien on the assets of QES or any ERISA Affiliate thereof or any Employee Plan under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Person; (iii) no Employee Plan ever has incurred an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise always has fully met the funding standards required under Title I of ERISA and
Section 412 of the Code; (iv) no "reportable event," as that term is defined in Section 4043(b)(1) through (8) of ERISA and, to the Knowledge of Selling Shareholders and QES, Section 4043(b)(9) of ERISA, ever has occurred with respect to any Employee Plan and no reportable event requires prior notice; (v) there are no unfunded liabilities with respect to any Employee Plan, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Employee Plan, whether or not vested, does not exceed the current value of the assets of such Employee Plan; (vi) no prohibited transaction, within the definition of
Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Selling Shareholders or any ERISA Affiliate thereof to any liability; (vii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Selling Shareholders, on or prior to Closing or, if later, within the time period required by ERISA and the Code; (viii) all contributions were timely deposited into the Plan so as to not subject QES to any late deposit excise tax or penalty or to negatively affect any contribution deduction QES may have taken for the taxable year in which it was taken; and (ix) all income taxes each Employee Plan was required to withhold from each distribution made to any participant or beneficiary was properly withheld and timely deposited.

            3.18.9 With respect to QES, Schedule 3.18 contains a complete and accurate list of all qualified beneficiaries, as defined under Section 4980B(g)(1) of the Code, as of the effective date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. There have been no failures to provide continuation coverage as required by Section 4980B(f) of the Code. Selling Shareholders agree to provide to Purchaser at Closing an updated list of such qualified beneficiaries, as described above, effective as of the Closing Date.

            3.18.10 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance or unemployment compensation) becoming due to any director or employee of QES; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement; or (iii) materially increase any benefits otherwise payable under any Employee Plan; and any such payment or increase in benefits is fully deductible under the Code, including, but not limited to, Sections 162, 280G and 404.

            3.18.11 Except as set forth on Schedule 3.18, all Employee Plans that provide health and welfare benefits coverage to current and/or former employees, directors or independent contractors of QES are fully insured.

            3.18.12 The assets in the Employee Plan out of which the benefits accrued under the Employee Plan are paid consist of an amount sufficient to provide for lump sum payments to those employees and/or former employees of QES entitled to benefits under the Employee Plan either upon termination of the Employee Plan or in the event of a "change of control," as such term is defined in the Employee Plan.

            3.18.13 No current or former employee of QES is entitled to make a claim for long-term disability benefit coverage under any Employee Plan, except for those employees or former employees of QES set forth in Schedule 3.18 who currently are receiving long-term disability benefit coverage under a long-term disability program previously sponsored by QES that is fully insured. QES retains no liability of any nature, including, but not limited to, the payment of insurance premiums, with respect to the provision of long-term disability coverage to the employees or former employees set forth in
Schedule 3.18.

            3.18.14 With respect to any actions of QES, QDS or any of their Affiliates, or agents, directors, officers or employees of such entities, where such entities or parties have acted or could be deemed to have acted as an ERISA fiduciary (within the meaning of Section 3(21)(A) or ERISA) or have performed services as a result of which any such person was a party in interest
(within the meaning of Section 3914) or ERISA) or a disqualified person (within the meaning of Section 4975 (e) (2) of the Code), such actions have been in compliance with ERISA's and the Code's fiduciary and prohibited transaction requirements (to the extent applicable), except for such violations as would not individually or in the aggregate, have a Material Adverse
Effect.

            3.18.15 For purposes of this Agreement, the following terms shall have the meanings indicated: (i) "Employee Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which QES or any ERISA Affiliate thereof contribute or to which QES or any ERISA Affiliate thereof sponsor, maintain or otherwise are bound; (ii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee
Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of QES or any ERISA Affiliate thereof any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, and any other employee fringe benefit plan; (iii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder;
(iv) "Multiemployer Plan" means a plan, as defined in ERISA
Section 3(37), to which QES or any ERISA Affiliate thereof has contributed, is contributing or is required to contribute; and
(v) "ERISA Affiliate" shall mean any trade or business related to QES (or formerly related to QES within the past six years) under the terms of Sections 414(b), (c), (m) or (o) of the Code.

      3.19      NON-COMPETITION BY QDS.
                ----------------------

		Immediately following the Closing, QDS will lack the capabilities and personnel skills to engage in a Competitive
Business.

      3.20      ACCOUNTS RECEIVABLE.
                -------------------
            All of the accounts receivable of QES reflect actual transactions which arose in the ordinary course of business and are not subject to offset or deduction and are collectible in the ordinary course.

      3.21      INSURANCE.
                ---------

            Schedule 3.21 contains a true and correct list, as of the date hereof, of all policies of insurance maintained relating to the assets, properties, Business, operations, employees, officers or directors of QES. Complete and accurate copies of all such policies have been provided to Purchaser. Since the formation of QES, there has been no lapse or coverage with respect to any such policy. QES maintains or causes to be maintained, insurance relating to such assets, properties, Business, operations, employees, officers and directors which is reasonable for a company of its size engaged in the Business.

      3.22      GUARANTEES.
                ----------

            QES is not, directly or indirectly, (i) liable, by guaranty or otherwise, upon or with respect to, (ii) obligated by discount or repurchase agreement or in any other way to provide funds in respect of or (iii) obligated to guarantee or assume any debt, dividend or other obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

      3.23      CONTRACTS.
                ---------

            3.23.1 Schedule 3.23 hereto contains a true, complete and accurate list and description, as of the date hereof, of the following:

      (a) all commitments and agreements for the purchase of materials or supplies or the receipt of services that involve an expenditure by QES of more than $25,000 for any one commitment or two or more related commitments; (b) all consulting, sales agency, distribution, commission, sales representation and other agreements with independent contractors that provide for compensation in excess of $25,000 a year; (c) all agreements for the sale, lease, license or rental by or to QES of any Intellectual Property rights that require, individually or in the aggregate, the payment by or to QES or any Affiliate in excess of $25,000; (d) all agreements requiring the payment by or to QES of any royalty or similar payment; (e) all other agreements, commitments and understandings (written or oral) that individually or in the aggregate require payment by or to QES of more than $25,000, or which are outside the ordinary course of business consistent with past practices; (f) all guarantees, loan agreements, mortgages, pledges, conditional sale or title retention agreements, security agreements or lease purchase agreements as to items of property; (g) all leases for Real Property, (h) all other agreements, commitments and understandings (written or oral) that are, individually or in the aggregate, otherwise material to any of the business, properties or assets of QES; (i) all items of machinery, equipment, vehicles, and other tangible personal property owned, leased or used by or for any of QES, or in connection with the Business, properties or assets of QES, except for items having a value of less than $10,000 which do not, in the aggregate, have a total value of more than $50,000, setting forth with respect to all such listed items all leases relating thereto; (j) all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, patents and patent applications, copyrights, copyright registrations, and applications therefor, domain names, names of websites owned, used or managed by or for QES, wholly or partially owned, held or used by QES for or in connection with any of the business, properties or assets of QES; (k) as of a date not more than thirty (30) days prior to date hereof, a listing of all Inventory, segregated by type, quantity and location; (l) as of a date not more than ten (10) days prior to the date hereof, a listing of all outstanding accounts receivable, and accounts payable and accrued expenses, including the aging thereof, and segregated by customer or vendor, as the case may be; and (m) all contracts and agreements that limit or purport to limit QES to compete in any line of business or with any Person or in any geographic area ("a" through "m" and all amendments thereto, collectively, the "Contracts"). The unwritten contracts listed as Items (c), (d), (e) and (f) therein shall be terminated without liability to QES as of Closing, and simultaneously therewith, QES shall enter into the NBS Services Agreement and the Transitional Services Agreement.

            3.23.2 No Selling Party has received notice or has Knowledge of a cancellation of or an intent to cancel any Contract the cancellation of which would have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.23, no Selling Party has received notice or has Knowledge that any Contract would not be extended or renewed or notice of an intent not to extend or renew any Contract, the failure to extend or renew of which would have, individually or in the aggregate, a Material Adverse Effect.

            3.23.3 Schedule 3.23.3 is a true, complete and accurate list and description of all Contracts with individual states or Persons pursuant to which QES currently has projected revenue through 2010 including the revenue projected for each such Contract as set forth in such Contract.

            3.23.4 Each Contract is valid, binding and enforceable against QES and, to the Knowledge of Selling Shareholders, is valid, binding and enforceable against the other parties thereto.

            3.23.5 QES is not in breach of, or default under, any Contract and, to the Knowledge of each Selling Party, no other party to any Contract is in breach thereof or default thereunder.

      3.24      POST-CLOSING COOPERATION.
                ------------------------

            Each Selling Party agrees to use good faith, best efforts and to take any and all actions reasonably necessary to maintain and retain the current relationships of QES with each of the parties to its Contracts, including, but not limited to those contracts currently or anticipated to produce revenue for QES (i) in which a Selling Shareholder is listed by name as performing services thereunder, or (ii) derived from personal relationships of a Selling Shareholder with those persons within the various state agencies and departments with whom such Selling Shareholder has been involved in the negotiation and proposal made to such states resulting in such contracts.

      3.25      FULL DISCLOSURE.
                ---------------

            To the Knowledge of each Selling Party, no statement contained herein or in any certificate, Schedule, Exhibit, list or other instrument furnished to Purchaser pursuant to the provisions hereof contains, or will contain, any untrue statement of any material fact or omits, or will omit, to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

      3.26      RESTRICTED STOCK.
                ----------------

            3.26.1 Each of the Selling Shareholders has been advised and understands that (a) the TASA Preferred Stock and the TASA Common Stock have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and accordingly, such shares are restricted securities and may not be transferred except pursuant to an effective registration under the Securities Act and applicable state securities laws, or an exemption therefrom; (b) each Selling Shareholder is acquiring the TASA Preferred Stock and the TASA Common Stock for his or her own account and not with a view to the distribution thereof, and (c) the certificates evidencing the TASA Preferred Stock and the TASA Common Stock will bear a legend restricting the transfer thereof accordingly.

            3.26.2    Each Selling Shareholder has received
information regarding the Purchaser and its Subsidiaries to enable it to make a meaningful investment decision with respect to the acquisition of the TASA Common Stock and the TASA
Preferred Stock.

4.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.
        -------------------------------------------

      Purchaser represents and warrants to the Selling
Shareholders as follows:

      4.1       PURCHASER'S ORGANIZATION AND AUTHORITY.
                --------------------------------------

            Purchaser is a corporation duly organized and validly existing under the law of the state of Delaware and has the full power and authority to enter into and perform this Agreement in accordance with its terms.

      4.2       AUTHORIZATION OF AGREEMENT.
                --------------------------

            The execution, delivery and performance of this Agreement and each other agreement, document and instrument to be executed or delivered by Purchaser in connection with this Agreement (the "Purchaser Related Agreements") have been duly authorized by all requisite actions and proceedings of Purchaser. This Agreement and each other Purchaser Document to which Purchaser is or shall be a party thereto has been duly executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Purchaser, and is enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.3       CONSENTS OF THIRD PARTIES.
                -------------------------

            The execution, delivery and performance of this Agreement and each of the Purchaser Related Agreements by Purchaser will not (a) conflict with Purchaser's organizational documents and, except for the consent of Purchaser's lenders obtained in connection with the Closing will not conflict with or result in the breach or termination of, or constitute a default or cause or permit the acceleration under, any agreement, commitment, obligation, instrument, or any order, judgment or decree to which Purchaser is a party or by which Purchaser is bound, or (b) constitute a violation by Purchaser of any law, rule or regulation applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement.

      4.4       FINANCIAL CAPACITY AND DEBT RESTRICTIONS.
                ----------------------------------------

            4.4.1 Purchaser has at the date of this Agreement, and will have at each subsequent date at which payments are to be made to Selling Shareholders, the financial capacity to perform its financial obligations under this Agreement.
Purchaser covenants and agrees with Selling Shareholders that it shall not prepay the TASA Debt during the three year Earnout Period, other than in the ordinary course of business in accordance with the loan documentation related thereto, unless and until any and all Earnout Payments due to Selling
Shareholders have been made or otherwise provided for.

            4.4.2 Purchaser further covenants and agrees with Selling Shareholders that the term debt included in TASA Debt to which the Subordinated Note is subordinated shall not, except as otherwise provided in this Section 4.4.2, at Closing exceed the aggregate amount of $11,000,000. The parties agree that as such term debt portion of the TASA Debt is amortized, Purchaser shall be permitted to reborrow term debt and even increase the term debt portion of the TASA Debt up to and including an aggregate of $12,500,000; provided, however, that as such term debt is reborrowed or increased from $11,000,000 to the $12,500,000 limit, for each dollar of term debt reborrowed or increased, the outstanding principal balance of the Subordinated Note shall be repaid 33 1/3 cents for each dollar reborrowed or increased up to the $12,500,000 limit. For all term debt borrowings by Purchaser which exceed the $12,500,000 limit, the outstanding principal balance of the Subordinated Note shall be paid down dollar for dollar to the extent such term debt reborrowings or increases exceed the $12,500,000 limit. To the extent Purchaser reasonably determines an increase in the revolving line of credit is needed to finance the growth of the business, Purchaser shall be permitted to increase the limit of such revolving debt; provided, however that Purchaser covenants and agrees with Selling Shareholders that Purchaser shall not, without the prior written consent of a majority in interest of the Selling Shareholders, utilize borrowings under the revolving loan portion of the TASA Debt to acquire the business, stock or assets of another Person.

      4.5       CAPITALIZATION.
                --------------

            As of March 15, 2006, the authorized capital stock of Purchaser consisted of (a) 15,000,000 shares of TASA Common
Stock with a par value of $.0001, of which there were 2,909,738 shares issued and outstanding and no shares held in Purchaser's treasury, and (b) 5,000,000 shares of TASA Preferred Stock with a par value of $.0001 per share, of which there were no shares issued and outstanding. The shares of TASA Preferred Stock and/or TASA Common Stock to be issued and delivered to Selling Shareholders pursuant to this Agreement shall be, at the time of issuance and delivery, validly issued, fully paid, non-assessable, and free of preemptive rights

      4.6       SEC REPORTS.
                -----------

            4.6.1 Purchaser has filed all forms, reports, and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") since November 1, 2004 (such forms, reports and other documents, together with any amendments thereto, are referred to as the "Purchaser SEC Filings"). As of their respective dates, the Purchaser SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            4.6.2 The audited financial statements included in the Purchaser SEC Filings, including but not limited to Purchaser's audited financial statements at and for the year ended October 31, 2005 (the "Purchaser October 31, 2005 Financials"), and the unaudited interim financial statements at and for periods commencing on or after November 1, 2005 included in the forms, reports, registration statements and other documents filed by Purchaser with the SEC (i) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q filed with the SEC) applied on a consistent basis during the periods involved
(except as may be indicated therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in stockholders' equity of Purchaser and its consolidated subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments. The statements of operations included in the audited or unaudited interim financial statements in the Purchaser SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

      4.7       ABSENCE OF UNDISCLOSED LIABILITIES.
                ----------------------------------

            To the best of Purchaser's Knowledge, neither Purchaser nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with GAAP except: (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance of Purchaser as of October 31, 2005 contained in the Purchaser SEC Filings or in the unaudited consolidated balance sheet of Purchaser as of January 31, 2006 contained in Purchaser's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 2006 or referred to in the notes thereto, (b) liabilities incurred in the ordinary course of business since January 31, 2006, (c) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect on Purchaser; and (d) liabilities incurred in connection with this transaction and the financing related thereto.

      4.8       ABSENCE OF MATERIAL ADVERSE CHANGES.
                -----------------------------------

            Between October 31, 2005 and the date of this
Agreement:

            4.8.1 other than the Closing of this transaction and the obligations of Purchaser assumed in connection herewith and in connection with the financing associated herewith, there has been no event, effect or change (including the incurrence of any liabilities or obligations of any nature whether or not accrued, contingent or otherwise) having a Material Adverse Effect on Purchaser;

            4.8.2 there has been no damage, destruction or loss, not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on Purchaser;

            4.8.3 there has been no material change by Purchaser or any of its subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or GAAP and concurred with by Purchaser's independent public accountants; and

            4.8.4 there has been no agreement, whether in writing or otherwise, to take any action described or referenced in this
Section 4.8.

      4.9       LEGAL PROCEEDINGS.
                -----------------

            Purchaser is not a party to any, and there are no pending or, to the Knowledge of Purchaser, threatened, Actions against or otherwise affecting Purchaser, or any of its properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Related Agreements which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Purchaser, or any of its properties or assets which has had or could have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

5.	FURTHER AGREEMENTS OF THE PARTIES.
        ---------------------------------

      5.1       EXPENSES.
                --------

            Except as otherwise specifically provided in this Agreement, each of Purchaser and the Selling Parties shall bear their own expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by it under this Agreement. Purchaser shall reimburse QES for certain costs and expenses incurred by QES in connection with its retention of McGladrey as evidenced by a letter agreement between Selling Shareholders and Purchaser dated the date hereof and executed and delivered at Closing (the "Questar Letter Agreement").

      5.2       SALES TAXES.
                -----------

            Each party obligated by Applicable Law shall pay, in accordance with such Applicable Law, such state or local sales or transfer taxes payable in connection with the transaction contemplated by this Agreement. Purchaser and each Selling Party will cooperate to prepare and file with the proper public officials, as and to the extent reasonably necessary, all appropriate sales tax exemption certificates or similar instruments as may be necessary to avoid the imposition of sales, transfer and similar taxes on the transaction contemplated by this Agreement.

      5.3       FURTHER ASSURANCES.
                ------------------

            At any time and from time to time after the Closing Date each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the purposes and intents of this Agreement.

      5.4       BULK TRANSFER LAW.
                -----------------

            Each Selling Shareholder and QES represents that no bulk transfer or fraudulent conveyance statutes are applicable to the transactions contemplated by this Agreement, and accordingly Purchaser waives compliance by the Selling Party with the requirements of such statutes, and Selling Parties, jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all claims that may be made against Purchaser by any creditor(s) of or claimant(s) against any Selling Party as a result of a failure to comply with any of such statutes.

      5.5       FINAL FINANCIAL STATEMENTS.
                --------------------------

            The Selling Parties shall cause to be prepared and shall deliver copies thereof to Purchaser, the QES Fiscal Year Financial Statements for QES, and quarterly review-quality financial statements prepared in accordance with GAAP for QES for the periods ending January 31, 2005, April 30, 2005, July 31, 2005, January 31, 2006 and April 30, 2006 (the "Quarterly Interim Financial Statements", together with the QES Fiscal Year Financial Statements, the "Final Financial Statements").

      5.6       NAME PROTECTION.
                ---------------

            At the Closing, QES shall cause QDS to execute and deliver to Purchaser (i) an assignment of trademark for the trademark "Questar Educational Systems", Registration Number 2908243, registered with the United States Patent and Trademark Office December 7, 2004, sufficient to transfer ownership of such trademark and all rights thereto to QES; (ii) such other documents and instruments as will be necessary to transfer all domain names, URL's, web sites and other intellectual property related to the Business, properties and assets of QES, in each case in form and substance acceptable to counsel for Purchaser; and (iii) the Intellectual Property Assignment and Usage Agreement in the form of Exhibit P annexed hereto and made a part hereof.

6.      CONDITIONS TO CLOSING.
        ---------------------

      6.1       CONDITIONS TO OBLIGATIONS OF PURCHASER.
                --------------------------------------
            Purchaser's obligation to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in writing by Purchaser):

                  (a)	each of the representations and warranties
of the Selling Parties to Purchaser shall be true and correct in all material respects as of the date hereof;

                  (b)	the Selling Parties shall have performed and
complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Selling Parties prior to or at the Closing;

                  (c)	the Selling Parties shall have received,
without any material conditions adverse to Purchaser or QES or the business, properties and assets of QES, all consents and approvals listed on Schedule 2.6 hereto;

                  (d)	There shall not be in effect or have been
threatened any action, suit, proceeding or investigation, injunction or restraining order before or issued by any court or governmental body or agency against, or seeking damages in connection with, the consummation of the transactions contemplated by this Agreement;

                  (e)	Each of the following individuals shall have
accepted employment with Purchaser on terms acceptable to Purchaser and shall have executed and delivered an Employment
Agreement, and the Employee Proprietary Rights Agreement.

                        (i)	John W. Adams;

                        (ii)	Terry Appleman;

                        (iii)   Mark Budde;

                        (iv)	MaJeana Hallstrom;

                        (v)	Greg Lindstrom; and

                        (vi)	Susan Trent.

                  (f)	Purchaser shall have been furnished with a
certificate of an officer of QES, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying to the fulfillment of the conditions specified in sections 6.1(a) and 6.1(b); and

                  (g)	Purchaser shall have been furnished with an
opinion of counsel to QES and each Selling Shareholder, in the form of Exhibit K.

      6.2       CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLING
                -------------------------------------------------
PARTIES.
-------

            The Selling Parties' obligations to consummate the sale under this Agreement are subject to the fulfillment, prior to or at the closing, of each of the following conditions (any or all of which may be waived by the Selling Parties):

                  (a)	each of the representations and warranties
of Purchaser shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the time of the Closing;

                  (b)	Purchaser shall have performed and complied
in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

                  (c)	There shall not be in effect, or have been
threatened, any action, suit, proceeding or investigation, injunction or restraining order before or issued by any court or governmental body or agency against, or seeking damages in connection with, the consummation of the transactions contemplated by this Agreement;

                  (d)	The Selling Parties shall have been
furnished with a certificate of an officer of Purchaser dated the Closing Date, in form and substance reasonably satisfactory to the Selling Parties, certifying to the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b); and

                  (e)	The Selling Parties shall have been
furnished with an opinion of Rider, Weiner & Frankel, P.C., counsel to Purchaser, in the form of Exhibit L.

7.      DOCUMENTS TO BE DELIVERED AT CLOSING
        ------------------------------------

      7.1       DOCUMENTS TO BE DELIVERED BY THE SELLING PARTIES.
                ------------------------------------------------

            At the Closing, the Selling Parties shall deliver to Purchaser the following:

                  (a)   Base Working Capital;

                  (b)	Non-Competition Agreements;

                  (c)	Employment Agreements;

                  (d)	Stock certificates or stock powers
transferring the Shares to Purchaser in form acceptable to counsel for Purchaser;

                  (e)	copies of resolutions of the Selling
Parties' board of directors and stockholders authorizing the execution, delivery and performance of this Agreement by each of them, and a certificate of its secretary or assistant secretary of each Selling Party, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (f)	the certificate referred to in Section
6.1(f);

                  (g)	the opinion(s) referred to in Section
6.1(g);

                  (h)	the originals or true copies of all
Contracts;

                  (i)	certificate of good standing of QES, issued
as of a recent date by the Minnesota Secretary of State and the Secretary of State of each jurisdiction where QES is required to be qualified as set forth on Schedule 3.1 hereto;

                  (j)	minute book, corporate seal, stock ledger
for QES, including certified copies of the articles of incorporation, filing receipt and bylaws, and all amendments thereto;

                  (k)	leases for the premises located at 5550
Upper 147th Street West, Apple Valley, Minnesota and 14720
Energy Way, Apple Valley, Minnesota, in the forms of Exhibit M and Exhibit N;

                  (l)	NBS Services Agreement;

                  (m)	Escrow Agreement;

                  (n)	Proprietary Rights Agreements;

                  (o)	Intellectual Property Assignment and Usage
Agreement substantially in the form of Exhibit O;

                  (p)	Transitional Services Agreement
substantially in the form of Exhibit P;

                  (q)	Original Trademark Assignment referred to in
the Intellectual Property Assignment and usage Agreement for filing with the Patent and Trademark Office or evidence of filing;

                  (r)	the Compliance Certificate referred to in
Sections 3.9 and 3.10 of this Agreement; and

                  (s)	all other documents required by the terms of
this Agreement in such form as counsel for Purchaser shall accept.

      7.2       DOCUMENTS TO BE DELIVERED BY PURCHASER.
                --------------------------------------

            At the Closing, Purchaser shall deliver to the Selling Parties the following:

                  (a)	the wire transfer of funds referred to in
Section 2.2.1.1;

                  (b)	a copy of resolutions of Purchaser
authorizing the execution, delivery and performance of this Agreement by it, and a certificate of its secretary or assistant secretary of Purchaser, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (c)	the certificate referred to in Section
6.2(d);

                  (d)	a certificate of good standing of Purchaser
from the Secretary of State of the State of Delaware;

                  (e)	the opinion referred to in Section 6.2(e);

                  (f)	Escrow Agreement;

                  (g)	Subordinated Note;

                  (h)	Transitional Services Agreement; and

                  (i)	all other documents required by the terms of
this Agreement in such form as counsel for Selling Shareholders shall accept.

8.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
        -----------------------------------------------------------

      8.1       SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLING
                -----------------------------------------------------
PARTIES.
-------

            All representations, warranties, agreements, covenants and obligations made or undertaken by Selling Parties in this Agreement or in any Related Agreements are material, have been relied upon by Purchaser and shall survive the Closing hereunder, subject to the limitations set forth in Section 8.4 to the extent applicable, and shall not merge in the performance of any obligation by any party hereto. Subject to the limitations set forth in this Article 8, each Selling
Shareholder agrees from and after Closing to jointly and severally, indemnify and hold Purchaser or any of Purchaser's Affiliates, including QES, and their respective officers, directors, employees, agents, successors and assigns (collectively, with Purchaser, "Purchaser Indemnitees"), harmless from and against all liability, loss, damages or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any Action related thereto) (collectively, "Damages") suffered or incurred by any Purchaser Indemnitee arising from, resulting from or relating to:

            8.1.1 any misrepresentation by, or breach of any covenant, agreement or warranty, of such Selling Party contained in this Agreement or the Related Agreements or any certificate, schedule, document or instrument furnished by such Selling Party pursuant thereto; or

            8.1.2 (i) the Business, assets, properties or operations of QES on or prior to the Closing Date whether or not disclosed on the Schedules hereto; or (ii) liabilities or obligations of QES attributable to acts or omissions, or the Business, assets, properties or operations, of any Selling Party (other than QES), QDS and NBS; and in the case of either clause
(i) or (ii) irrespective of when any claim, suit, action, proceeding or investigation in respect of such matters is asserted or made. It is understood and agreed by Selling Shareholders that since QES will be owned by Purchaser following the Closing, any recovery by Purchaser hereunder after Closing will be against Selling Shareholders, jointly and severally, who will have no right of reimbursement or contribution against QES. Any examination, inspection or audit of the assets or Business of QES conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Purchaser, its successors or assigns to rely upon the representations, warranties, covenants and obligations of Selling Parties set forth herein.

      8.2       SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF
                ---------------------------------------------
PURCHASER.
---------

            All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any Related Agreement or document or instrument executed and delivered pursuant hereto are material, have been relied upon by Selling Shareholders and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto. Subject to the limitations set forth in this Article 8, Purchaser agrees from and after Closing to indemnify and hold each Selling Shareholder harmless from and against all Damages, suffered or incurred by such Selling Shareholder, his or her heirs and legal representatives, successors or assigns (collectively, with Selling Shareholders, the "Selling Shareholder Indemnitees") arising from, resulting from or relating to:

            8.2.1 any misrepresentation by, or breach of any covenant or warranty of, Purchaser contained in this Agreement, the Related Agreements or any certificate, document or instrument furnished by Purchaser pursuant thereto; or

            8.2.2 the Business or operations of QES after the Closing Date.

      8.3       ASSERTION OF INDEMNIFICATION CLAIMS.
                -----------------------------------

            All claims for indemnification under Section 8.1 or
8.2 shall be asserted and resolved as follows:

            8.3.1     DEFENSE OF CLAIMS.  (a) If any action or
                      -----------------
proceeding is commenced by a third party against a party entitled to indemnification under Sections 8.1 or 8.2 (an "Indemnitee") in respect of which the Indemnitee proposes to hold any party or parties obligated to provide such indemnification with respect thereto (the "Indemnitor(s)") liable under the provisions of Section 8.1 (a "Covered Proceeding"), the Indemnitee shall give the Indemnitor(s) prompt written notice of such Covered Proceeding and copies of all pleadings filed relating thereto within twenty (20) days after the Indemnitee's receipt thereof.

            8.3.2 If the Indemnitor(s) shall, at its (their) option, elect by prompt written notice to each Indemnitee to contest or defend any such Covered Proceeding, the Indemnitor(s) shall, subject to the provisions of this Section 8.3, be entitled, at its or their sole cost and expense, to contest or defend the same with counsel of its or their own choosing, but reasonably satisfactory to the Indemnitee, and in such event the Indemnitee shall not settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor(s) (which consent shall, however, not be unreasonably withheld or delayed), so long as the Indemnitor(s) is (are) actively contesting and defending the same in good faith.

            8.3.3 Notwithstanding the foregoing provisions of this Section 8.3, if the Covered Proceeding does not seek only monetary damages, but seeks any injunction or other equitable relief or specific performance against any Indemnitee, then the Indemnitee shall be entitled to elect not to contest, and shall be entitled to settle and discharge, any claim to the extent that such claim seeks such injunctive or other equitable relief or specific performance.

            8.3.4 Notwithstanding anything to the contrary contained in this Section 8.3:

                  8.3.4.1 If the Indemnitee fails to give the Indemnitor(s) timely notice of a Covered Proceeding or otherwise defaults in its obligations under this Section 8.3, included among but not in limitation of, the remedies of Indemnitor(s) for such default shall be the right to set off against the indemnification liability otherwise payable by the Indemnitor(s) to the Indemnitee the Damages of the Indemnitor(s) as a result of such default, or in the event the Subordinated Note has not been paid in full or the Earnout Payment has not been made, to recover such Damages by setoff of the Damages against the payments due under the Subordinated Note or Earnout Payment.

                  8.3.4.2 In the event the Indemnitor(s) elect(s) (and is (are) entitled as provided herein) to defend a Covered Proceeding, the Indemnitee shall be entitled to participate in the defense thereof with its own separate counsel and receive copies of all pleadings and other papers in connection therewith. In such event, the fees and expenses of such Indemnitee's counsel shall, except as otherwise provided in this
Section 8.3, be borne by the Indemnitee, unless the Indemnitee on advice of counsel reasonably determines that it may have one or more defenses available to it which are different from or in additional to those available to the Indemnitor or the Covered Proceeding also involves or could reasonably be expected to have an adverse effect upon material matters beyond the scope of the indemnification obligations set forth in this Agreement. In such event, the Indemnitor shall not have the right to direct the defense thereof, but may still participate in such defense with its own separate counsel and receive copies of all pleadings and other papers in connection therewith.

                  8.3.4.3     If the Indemnitor(s) do(es) not (or is
(are) not entitled to) elect to contest or defend a Covered Proceeding, or after so electing do(es) not actively contest and defend the same in good faith, and in conformity with the requirements of this Section 8.3, the Indemnitee shall be entitled to contest, defend and/or settle such Covered
Proceeding on such terms and with such counsel as the Indemnitee reasonably deems appropriate, and at the sole cost and expense of the Indemnitor(s).

                  8.3.4.4 If the Indemnitor(s) is (are) otherwise entitled to control the settlement of a Covered Proceeding
(subject to the requirements and limitations of this Section
8.3), the Indemnitor(s) will be entitled to control such settlement only if (A) the terms of such settlement require no more than the payment of money (i.e., such settlement does not require the Indemnitee to admit any wrongdoing or take or refrain from taking any action), (B) the full amount of such monetary settlement is paid by the Indemnitor(s), and (C) the Indemnitee receives as part of such settlement a legally binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to the Indemnitee, providing that the Covered Proceeding and any claimed liability or obligation of the Indemnitee with respect thereto is being fully satisfied by reason of such settlement and that the Indemnitee is being released from any and all obligations or liabilities it may have with respect thereto.

                  8.3.4.5 No Indemnitor shall have any right to defend any Covered Proceeding (except with respect to any Covered Proceeding in which such Indemnitor is a named party and then, only as to such Indemnitor's individual defense) unless each Indemnitor unconditionally acknowledges in writing, within a reasonable period of time after any Indemnitee gives notice of such Covered Proceeding, that each Indemnitor is obligated to indemnify each Indemnitee in full with respect to such Covered Proceeding as provided in Section 8.1, Section 8.2 and and this
Section 8.3.

      8.4       CERTAIN LIMITATIONS ON OBLIGATION TO INDEMNIFY.
                ----------------------------------------------

            Notwithstanding anything contained in this Article 8 to the contrary, no party shall have any obligation to indemnify any other party or hold it harmless pursuant to this Article 8:

            8.4.1 with regard to any claim for breach or alleged breach of any representation or warranty of such party, unless such claim is asserted by notice to Selling Shareholders or Purchaser, as the case may be, on or prior to December 31, 2007; provided, however that (i) any claim for violation of the representations and warranties regarding title to the Shares and the assets of QES contained in this Agreement or in any Related Agreements delivered pursuant hereto shall survive indefinitely,
(ii) any claim for violation of the covenants, representations or warranties set forth in Sections 2.4, 2.9, 2.10, 2.15, 2.16,
3.2, 3.3, 3.6, 3.9, 3.11, 3.14, 3.16, 3.17, 3.18, 3.19 or
3.26.1, shall survive until the expiration of the applicable statute of limitations applicable to any claim or right of action related thereto, and (iii) the covenants and agreements contained in this Agreement to be performed at Closing or during the period following Closing will survive until fully performed in accordance with their terms;

            8.4.2 until the aggregate amount of such other party's Damages exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"), in which case Selling Shareholders or Purchaser, as the case may be, shall then be liable for such Threshold Amount and any amounts in excess of the Threshold Amount; provided, however, that the limitations on Selling Shareholders' indemnification obligations set forth in this
Section 8.4.2 (i.e. the Threshold Amount) shall not apply to (i) any claim under Section 2.4, 2.9, 2.10, 2.15, 2.16, 3.2, 3.3,
3.6, 3.9, 3.11, 3.14, 3.16, 3.17, 3.18, 3.19 or 3.26.1 (the
"Carved Out Covenants and Representations") (ii) any claim for a violation of the representations and warranties regarding title to the Shares and the assets of QES contained in this Agreement or in any Related Agreement; and

            8.4.3 The maximum amount of the Selling Shareholders' indemnification obligations set forth in this Article 8 with respect to indemnification obligations other than those relating to the Carved Out Covenants and Representations (for which the Selling Shareholders' indemnification obligations shall be unlimited) shall not exceed 25% of the Purchase Price.

      8.5       SETOFF.
                ------

            Purchaser shall have the right to set off against any obligations to any Selling Shareholder, including but not limited to obligations to make payments under the Subordinated Note and the Earnout Payment, the amount of any Damages for which Purchaser is entitled to indemnification by any such Selling Shareholder under Article 8 hereof, but only after a final determination of Damages has been made. In the event a claim for indemnification under Section 8.1 has been made, but not yet determined as of the date the Earnout Payment or principal payment under the Subordinated Note is due, Purchaser shall have the right to place in escrow such Earnout Payment or principal payment, or portion thereof as reasonably represents the claim for Damages, until final determination of Damages is made and the right of setoff shall continue to apply to such escrowed funds until such determination is made and such amount of Damages is released from escrow and paid to Purchaser.

9.      MISCELLANEOUS.
        -------------

      9.1       ENTIRE AGREEMENT; AMENDMENT.
                ---------------------------

            This Agreement, and the Schedules, Exhibits and Related Agreements constitutes the entire agreement among the parties hereto and, except as specifically set forth in this Agreement, supersedes and cancels any prior agreements, representations, warranties or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be modified, changed, waived, discharged or terminated orally, other than by an agreement in writing signed by the party against whom or which the enforcement of such modification, change, waiver, discharge or termination is sought.

      9.2       GOVERNING LAW.
                -------------

            This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York, without giving effect to any choice or conflict of law provision or rule.

      9.3       HEADINGS.
                --------

            The section headings of this Agreement are for reference purposes only and are not to be given any effect in the construction or interpretation of this Agreement.

      9.4       NOTICES.
                -------

            All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, or if mailed by registered mail, return receipt requested, three (3) business days after such mailing, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

      If to QES or Theodore Naegeli:

                        Questar Data System, Inc.
                        2905 West Service Road
                        Eagan, MN  55121
                        Attn:  Theodore Naegeli

      and if to other Selling Shareholders:

                        David P. Ihle
                        512 Frances Ave.
                        Hudson, WI  54016

                        John W. Adams
                        21049 France Blvd
                        Lakeville, MN  55044

                        Terry Appleman
                        6042 Clarion Circle
                        Minnetonka, MN  55343

                        Mark Budde
                        11274 72nd Ave N
                        Maple Grove, MN  55369

                        MaJeana Hallstrom
                        8329 151st Street W
                        Savage, MN  55378

                        Gregory Lindstrom
                        3281 Willie Drive
                        Burnsville, MN  55337

                        Susan Trent
                        4801 Elliot Ave S.
                        Minneapolis, MN  55417

      with a copy to:   Robins, Kaplan, Miller & Ciresi L.L.P.
                        2800 LaSalle Plaza
                        800 LaSalle Avenue
                        Minneapolis, MN  55402
                        Attn:  Eric O. Madson, Esq.

      If to Purchaser:  Touchstone Applied Science Associates, Inc.
                        P.O. Box 382
                        4 Hardscrabble Heights
                        Brewster, New York  10509
                        Attn:  Andrew L. Simon, President

      with a copy to:   Rider, Weiner & Frankel, P.C.
                        655 Little Britain Road
                        New Windsor, New York 12553
                        Attn:  Maureen Crush, Esq.

      9.5       SEPARABILITY.
                ------------

            In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

      9.6       WAIVER.
                ------

            Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

      9.7       PUBLICITY.
                ---------

            Except as required by applicable law, rule or regulation neither party shall issue any press release or other public statement regarding the transactions contemplated by this Agreement without the prior written consent of the other party.

      9.8       NO THIRD PARTY BENEFICIARIES.
                ----------------------------

            This Agreement does not create, and shall not be construed as creating, any rights in favor of any person not a party to this Agreement.

      9.9       JURISDICTION.
                ------------

            The courts of the State of New York in Westchester County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 9.4) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

      9.10      ASSIGNMENT.
                ----------

            Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

      9.11      COUNTERPARTS.
                ------------

            This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart. Any counterpart of this Agreement which has attached to it separate signature pages, which taken together contain the signature of all parties hereto, shall for all purposes be deemed a fully executed original and a facsimile transmission shall be deemed to be an original signature.

      9.12      PRONOUNS AND NUMBER.
                -------------------

            All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

      9.13      SCHEDULES AND EXHIBITS INCORPORATED.
                -----------------------------------

            All Schedules and Exhibits attached hereto are incorporated herein by reference, and all blanks in such Schedules and Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

      9.14      WAIVER OF JURY TRIAL.
                --------------------

            Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any suit, action, proceeding, counterclaim or crossclaim seeking to enforce any provision of, or based on any matter arising out of or related to, this Agreement or the transactions contemplated hereby.

            [Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned parties by their duly authorized agents have executed and delivered this Agreement as of the date first above written.

      					QUESTAR EDUCATIONAL SYSTEMS, INC.

                                        By: /s/ THEODORE NAEGELI
                                            ------------------------------
                                              Name:   Theodore Naegeli
                                              Title:  Chief Executive Officer

      					SELLING SHAREHOLDERS:


                                            /s/ THEODORE NAEGELI
                                            ------------------------------
                                                  Theodore Naegeli


                                            /s/ DAVID P. IHLE
                                            ------------------------------
                                                  David P. Ihle


                                            /s/ JOHN W. ADAMS
                                            ------------------------------
                                                  John W. Adams, Ph.D.


                                            /s/ TERRY APPLEMAN
                                            ------------------------------
                                                  Terry Appleman

                                            /s/ MARK BUDDE
                                            ------------------------------
                                                  Mark Budde


                                             /s/ MAJEANA HALLSTROM
                                             -----------------------------
                                                  MaJeana Hallstrom


                                            /s/  GREG LINDSTROM
                                            ------------------------------
                                                  Greg Lindstrom


                                            /s/  SUSAN TRENT
                                            ------------------------------
                                                  Susan Trent

      					TOUCHSTONE APPLIED SCIENCE
      					ASSOCIATES, INC.

                                        By: /s/ ANDREW L. SIMON
                                            ------------------------------
                                             Name:   Andrew L. Simon
                                             Title:  President

                SELLING PARTIES' DISCLOSURE SCHEDULE

                                TO

                     STOCK PURCHASE AGREEMENT

                           BY AND AMONG

              TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.,

                           AS PURCHASER,

                               AND

                          JOHN W. ADAMS
                          DAVID P. IHLE
                         THEODORE NAEGELI
                          TERRY APPLEMAN
                            MARK BUDDE
                        MAJEANA HALLSTROM
                          GREG LINDSTROM
                               AND
                           SUSAN TRENT

                    AS THE SHAREHOLDERS OF
                QUESTAR EDUCATIONAL SYSTEMS, INC.

                               AND

                QUESTAR EDUCATIONAL SYSTEMS, INC.

                               AND


                    DATED AS OF MAY 31, 2006

                         Disclosure Schedule

      This Disclosure Schedule modifies, supplements and forms a part of the covenants, representations and warranties of the Selling Parties contained in Sections 2 and 3 of the Stock Purchase Agreement (the "Agreement") dated as of June 1, 2006. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Agreement. The section numbers below correspond to the section numbers in the Agreement; provided, however, that any information presented herein under any section number or in any section to the Agreement shall be deemed disclosed and incorporated into any other sections of the Agreement where such disclosure would be appropriate, whether or not repeated in such other section. Notwithstanding any Materiality qualifications in any of the Selling Parties' representations or warranties in the Agreement, for administrative ease, certain items have been included herein that are not considered by the Selling Parties to be Material. The inclusion of any item hereunder shall not be deemed to be an admission by the Selling Parties that such item is Material, or an admission of any obligation or liability to any third party.

                          LIST OF SCHEDULES
                          -----------------


Schedule 2.4.1	Discharge of Debts and Other Obligations
Schedule 2.4.2	Discharge of Debts and Other Obligations
Schedule 2.6	Consents and Approvals
Schedule 2.8	Resignations and Employment
Schedule 3.1	Organization, Standing and Foreign Qualification
Schedule 3.3.1	Capitalization
Schedule 3.6.2	Tax Matters
Schedule 3.7	Encumbrances
Schedule 3.8	Bank Accounts
Schedule 3.11	Legal Proceedings
Schedule 3.12.1	Licenses & Permits; Compliance with Law
Schedule 3.13	Real Property
Schedule 3.15	Transactions with Certain Persons
Schedule 3.16	Intellectual Property
Schedule 3.16.7	Intellectual Property
Schedule 3.16.9	Intellectual Property
Schedule 3.17	Labor Matters and Employee Relations
Schedule 3.18	Benefit Plans
Schedule 3.21	Insurance
Schedule 3.23	Contracts
Schedule 3.23.3	Contracts

                          SCHEDULE 2.4.1
                          --------------

              DISCHARGE OF DEBT AND OTHER OBLIGATIONS


None.

                          SCHEDULE 2.4.2
                          --------------

             DISCHARGE OF DEBT AND OTHER OBLIGATIONS


None.

                          SCHEDULE 2.6
                          ------------

                    CONSENTS AND APPROVALS


The transactions contemplated by the Agreement require the following consents, approvals or waivers:

        Consents of "Shareholders" pursuant to that certain Stock
        Purchase and Redemption Agreement made effective January 2, 2003 by and between QES and David Ihle, Theodore Naegeli,
        John Adams, MaJeana Hallstrom, Susan Trent, Gregory
        Lindstrom, and Terry Appleman, and Mark Budde.

                            SCHEDULE 2.8
                            ------------

                    RESIGNATIONS AND EMPLOYMENT


        Directors:
        ---------

        David P. Ihle
        Theodore Naegeli
        John Adams


        Officers:
        --------

        Theodore Naegeli          Chief Executive Officer
        John Adams                President
        MaJeana Hallstrom         Executive Vice President
        Susan Trent               Vice President
        Joe Ryan                  Secretary
        Ann Small                 Chief Financial Officer

                            SCHEDULE 3.1
                            ------------

            ORGANIZATION, STANDING AND FOREIGN QUALIFICATION


QES is qualified to do business in each of the following jurisdictions:

a.	Minnesota (state of incorporation)

b.	Arkansas

c.	California

d.	Connecticut

e.	Georgia

f.	Illinois

g.	Louisiana

h.	Ohio

i.	Virginia

                            SCHEDULE 3.3.1
                            --------------

                            CAPITALIZATION


QES is authorized to issue 100,000 shares of common stock, par value $0.01 per share. At the date of the Agreement, 50,000 shares of common stock are issued and outstanding, and no shares are held in the treasury of QES.

The following entities are Affiliates of QES, Ted Naegeli and/or
Dave Ihle:

           Beaver Dam Property, LLC
           Countryside Ford Mercury, Inc.
           Countryside Pontiac GMC Olds, Inc.
           El Monte Development Company
           Columbus Holdings, LLC
           NBS Limited Partnership I
           National Business Systems, Inc.
           Questar Data Systems, Inc.
           Apple Valley Development, LLC
           Midwest Farm Supply, Inc.
           Dock Cafe, Inc.
           Stillwater Project LLC
           Midwest Rental, LLC
           Milaca Data Services, Inc.

                          SCHEDULE 3.6.2
                          --------------

                            TAX MATTERS


Tax Returns are required to be filed in the following jurisdictions with respect to QES:

a.	Minnesota

b.	Louisiana

c.	Florida

d.	Wisconsin

                               SCHEDULE 3.7
                               ------------



None.

                               SCHEDULE 3.8
                               ------------

                               BANK ACCOUNTS


   Bank                Account Number                   Signers
   ----                --------------                   -------
Associated Bank -        xxxxxxxxxx            David Ihle, Theodore Naegeli
Operating Account


Associated Bank -        xxxxxxxxxx            David Ihle, Theodore
Committee Account                              Naegeli, Ann Small,
                                               Susan Trent, Terry
                                               Appleman

                             SCHEDULE 3.11
                             -------------

                           LEGAL PROCEEDINGS


      QES has filed a letter protesting the award of the Arkansas
Augmented NRT to Harcourt; reference is made to Schedule 3.10(e).

                             SCHEDULE 3.12.1
                             ---------------

                LICENSES AND PERMITS; COMPLIANCE WITH LAW


a.	Illinois Department of Human Rights Public Contracts #
        123008-00 (expires 9/9/2010)

b.	Sales tax permit in Minnesota

                             SCHEDULE 3.13
                             -------------

                             REAL PROPERTY


a.	QES does not own any real property.

b.	QES leases the real property located at :

        5550 Upper 147th Street West
        Apple Valley, MN 55124

c.	QES leases the real property located at:

        14720 Energy Way
        Apple Valley, MN 55124

d.	Mortgage on 5550 Upper 147th Street West in Apple Valley in
        favor of Associated Bank; will not be removed prior to Closing.

e.	Mortgage to be placed on 14720 Energy Way, Apple Valley, MN 55124.

f.	See attached surveys, indicating easements, rights-of-way,
        and restrictions of record, for the properties at 5550
        Upper 147th Street West, Apple Valley, MN 55124 and 14720
        Energy Way, Apple Valley, MN 55124.

g.	Agreement between Apple Valley Development, LLC and R.J.
        Ryan Construction, Inc. for the construction of a building at 14720 Energy Way, Apple Valley, MN 55124.

                              SCHEDULE 3.15
                              -------------

                    TRANSACTIONS WITH CERTAIN PERSONS


Transactions pursuant to agreements with QDS, NBS, and Apple
Valley Development LLC identified and described in Schedules
3.23.

Additional reference is made to Schedules 3.18 and 3.21.

                              SCHEDULE 3.16
                              -------------

                          INTELLECTUAL PROPERTY


a.	Registered copyrights:

        Title: "QUESTAR'S COMMITMENT TO QUALITY"
        Copyright No.: Txu1-268-420

b.	Computer software:

        Test Path
        Score Point
        Service Point

c.	Customers / suppliers:

        CUSTOMERS
        ---------
        Arkansas
        Georgia
        Illinois
        Louisiana
        Measurement Inc.
        Pacific Metrics
        Riverside Publishing
        Virginia

        SUPPLIERS
        ---------
        Measurement Inc.
        UPS
        Pro Staff
        Von Hoffmann Graphics, Inc.
        Paragon Forms, Inc.
        Insight
        Apple Valley Development Co.
        Infinity Direct
        NCS Pearson
        Scenario LLC
        National Business Systems, Inc.
        Questar Data Systems, Inc.

d.	Trademark (assigned to QES by QDS):

        "QUESTAR EDUCATIONAL SYSTEMS"
        U.S. Trademark Reg. No. 2,908,243.
        Registration Date: December 7, 2004.

e.	Common law trademarks in "Questar," "Test Path," "Score
        Point," and "Service Point"

f.	Patent License Agreement with NCS Pearson

                           SCHEDULE 3.16.7
                           ---------------

                         INTELLECTUAL PROPERTY


Identification of the following software does not represent an admission that any such software is not "commonly used and available third-party software which is subject to commercially standard 'shrink-wrap' licenses and which can be readily obtained by Purchaser without significant cost or expense," as referenced in Section 3.16.7 of the Agreement:


Acrobat (Full Product)
Adobe Illustrator
Adobe InDesign CS
Adobe PageMaker
Adobe PageMaker Plug In Pack
Adobe Photoshop
Adobe Photoshop
Altris
ArcServe Backup
ArcServe Backup Agent for Open Files
ArcServe Client Agent
ArcServe InoculateIT Virus Software
ArcServe SAN Agent
ArcServe Tape Libraray
AuditWizad
AuthorIT
Cisco VPN Client
Crystal Reports
Data Dynamics Active Reports
EditPad Pro
Embarcadero ER Studio
EnFocus PitStop Pro
GoToMyPC
HP SecurePath
HP Virtual Replicator
IPSwitch What's Up Gold
IPSwitch WS_FTP Pro
ITC Avant Garde Font
LeadTools Raster Imaging Pro
Log Explorer
MathType Font
Microsoft FrontPage
Microsoft SQL Server Standard (2000, 2005)
MileStone
MSDN
Norton Ghost
Office 2000
Office Pro 2003
Office XP Pro
OmniPage Pro
PaintShop Pro
Parscale
PReS
Project 2002
Project 2003
Rational
RequisitePro
Rational RUP
Rational TestManager (TUP)
RedGate Compare
RoboHelp Office Pro
Roxio Toast
SAS
ScanTools
Scitor
Shavlik
SPSS
SQL 2000 Developers Edition
SurfControl
TestTrack
UltraEdit32
UPS Online WorldShip
Visio
VSS
Weiss Font
Windows 2000
Windows 2003 Enterprise (Server OS)
Windows XP Pro
WinSteps and Facets
WinZip

                          SCHEDULE 3.16.9
                          ---------------

                       INTELLECTUAL PROPERTY


Reference is made to Schedule 3.16.

                          SCHEDULE 3.17
                          -------------

                LABOR MATTERS AND EMPLOYEE RELATIONS


Acheson, Todd M.             Project Lead IT
Adams, John W.               President
Andert, Kristina M.          Proofreader/Editor
Appleman, Terry L.           Director Performance Assessment
Asp, Donald F.               Project Lead IT
Baker, Adam A                Publications Assistant
Baumann, Scott L             Business Analyst
Bozicevich, Jason L          General Production
Broderick, Teresa L.         Sr. Project Manager
Budde, Mark E.               Director Operations
Burdick, Pamela K            Sr. Project Manager
Butts, Thomas A.             Sr. SQA Analyst
Callaway, Melissa A          Associate Program Manager
Campbell, Susan E            SQA Analyst
Carlson, Susan R.            Sr. SQA Analyst
Christensen, Angela D.       Event/Meeting Planner
Cooper, Peter A.             General Production
Crawford, Judith K.          Administrative Assistant
Deutsch, Adria               Project Assistant
Dorame, James M              Sr. Database Analyst
Eggen, Kenneth O             Facility Coordinator
Elias, Brenda K              General Production
Engstrom, Ruta B             Project Director
Fogo, Brenda M               Project Coordinator
Fredregill, Laurie J         SQA Manager
Gardner, Anthony D           Programmer Analyst
Gess, Christopher D.         Senior Program Analyst
Gurumoorthy, Subbalaxmi R    SQA Analyst
Hallstrom, Majeana L         Executive Vice President
Harris Jr., George N.        Production Supervisor
Hemingson, Teresa A.         Administrative Assistant
Herzog, Matthew J            SQA Analyst
Hesser, David R              Senior Program Analyst
Holland, Kimberly A          General Production
Jolliff, David R             Network Administrator
Jorgensen, Gregory A         Project Manager
Kampa, Robert S.             Project Director
Krishnaraju, Umadevi         Database Analyst
Larson, Marnie E             Administrative Assistant
Lavey, Mark D                Sr. Systems Analyst
Lindstrom, Gregory J.        Director Information Systems
Link, Valerie B              Director Research & Development
Lumley, James M              Clerk
Mack, Jill M                 PC Support
Mackovets, John M            Clerk
Mattson, James K             Clerk
McLain, Addie                Business Analyst
McMann, Hiedi L              Project Assistant
McMann, James N              Project Manager
Meech, Jessica L             SQA Analyst
Morics, Tracy A              Publications Assistant
Neugent, Lesa B              Project Manager
Noland, Michael L            Research Analyst
Oliva, Thomas G              Project Lead
Olson, Lynn M.               Quality Assurance
Paladugu, Aparna             Programmer Analyst
Podominick, Carol J          Manager, IS Applications
Pritchard, Janette M.        General Production
Saxen, Carla J.              Senior SQA Analyst
Schlosser, Tanya R           Project Assistant
Schmitz, Roselyn M           Clerk
Schneider, Melody L          General Production
Schunk, Thomas M             Project Coordinator
Simon, Theresa L.            Associate Program Manager
Smith, Judith A              Sr. Systems Analyst
Sorem, Michelle M.           Associate Program Manager
Spicer, Elizabeth A.         Clerk
Spindler, Matthew T.         General Production
Staples, Lance M.            Programmer Analyst
Stevens, Kelly A             Associate Program Manager
Taylor, Anthony              General Production
Trent, Susan D               VP Performance Assessment
Walker, Brian D.             Sr. Database Architect
Walters, Kevin L             SQA Analyst

Employment Agreements with the following employees:

Donald Asp
Thomas Butts
Susan Campbell
James Dorame
Laurie Fredregill
Anthony Gardner
Chris Gess
Mark Lavey
Thomas Oliva
Carol (Jean) Podominick
Judy Smith

Employment Agreement with Umadevi Krishnaraju.

                             SCHEDULE 3.18
                             -------------

                             BENEFIT PLANS


3.18.1

       Medical Plan*
       Dental Plan*
       Flex Plan*
       Group Term Life and AD&D Insurance**
       Long Term Disability**
       Short Term Disability**
       Voluntary Supplemental Life**
       401(k)*
       Personal Time Off (PTO)
       Funeral Leave
       Leaves of Absence
       Jury Duty
       Volunteer Day
       Holidays (in general - 9 holidays and 1 floating holiday;
          in 2006, 8 holidays and 2 floating)
       Educational Reimbursement
       Direct Deposit

       * Offered by QES through QDS' plan. New plan, as discussed between Purchaser and QES, will be in place effective June 1, 2006.
       ** Offered by QES through NBS' plan. New plan, as discussed between Purchaser and QES, will be in place effective June 1, 2006.

       Copies of the materials identified in Section 3.18.1 of the Agreement with respect to "prior" Employee Plans or Compensation Agreements have not been furnished to Purchaser, other than with respect to the 401(k) plan identified above.

       Seasonal readers receive an attendance bonus, paid through their weekly paycheck, as part of their regular compensation package (rather than being accrued and paid at year- end); they do not participate in any of the above plans.

3.18.2

       Selling Shareholders have not caused QES to furnish to Purchaser the forms identified in Section 3.18.2 of the Agreement. Selling Shareholders will cause such forms to be provided within a reasonable time following a request for such forms by Purchaser.

3.18.5

       Reference is made to certain liabilities related to the tax-qualification of QES's 401(k) plan (previously offered through QDS); see also Schedule 3.10(g).

3.18.7

       Peggy Larson, a former Company employee, is currently offered health coverage by QDS through COBRA.

3.18.9

       Peggy Larson, a former Company employee, and Ms. Larson's husband David are currently offered health coverage by QDS through COBRA as a result of the termination of Ms.
       Larson's employment with QES on February 7, 2005.

3.18.11

       During the time in which QES's medical plan was offered through QDS, such plan was self-insured rather than fully insured.

                             SCHEDULE 3.21
                             -------------

                              INSURANCE


QES, together with NBS and QDS holds, the following business insurance policies through The St. Paul Companies:

       Property
       Crime
       General Liability
       Automobile
       Workers Compensation
       Umbrella
       Errors and Omissions Liability

QES employees may receive the benefit of business travel accident insurance offered by QDS through Cigna; any such insurance coverage will cease as of the Closing.

Reference is made to Schedule 3.18.

SCHEDULE 3.23

CONTRACTS


a.	Agreement with Vericenter (originally Agiliti) for internet
        services

b.	Agreement with Jack McNulty for governmental relations
        services

c.	Unwritten agreement with QDS for HR/accounting services

d.	Unwritten agreement with QDS for management services

e.	Unwritten agreement with NBS for printing services

f.	Unwritten agreement with NBS for management services

g.	Agreements with Apple Valley Development LLC for the lease
        of 5550 Upper 147th Street West in Apple Valley, MN and
        14720 Energy Way in Apple Valley, MN.

h.	Product Acquisition, Maintenance and Support Services
        Agreement with Pearson NCS (Company has been unable to locate a copy of this agreement in its files; invoices provided to Purchaser represent the current course of dealing under this agreement; Selling Parties acknowledge that Purchaser is relying on its review of such invoices for its understanding of this agreement.)

i.	Services Agreement with Frontier

j.	Company purchases shipping services from United Parcel
        Service

k.	Company purchases temporary services from ProStaff

l.	Confidentiality Agreements with all employees

m.	Agreements with states:

        *       Arkansas Benchmark
        *       Arkansas End of Course
        *       Georgia Alternate Assessment
        *       Illinois IMAGE
        *       Louisiana TAAP
        *       Virginia Alternate Assessment

        Agreements with Measurement, Inc. as prime contractor:

        *       Connecticut CAPT
        *       Ohio OGT/NGT

        Agreement with Riverside Publishing as prime contractor:

        *       Arkansas NRT

        Agreement with Pacific Metrics, Inc. as prime contractor:

        *       Louisiana PASS

n.	Contracts contemplated pursuant to the Agreement.

o.	Reference is made to Schedules 3.16, 3.17, 3.18 and 3.21.

                            SCHEDULE 3.23.3
                            ---------------

                               CONTRACTS





                                              (in millions)
Contract                     2005-2006    2006-2007    2007-2008    2008-2009    2009-2010
                             -------------------------------------------------------------

Arkansas Benchmark (bid)       11.43        11.40
Arkansas End of Course (bid)    5.14         5.10         5.10         5.10         5.10
Arkansas NRT (bid)              0.53         0.53
Georgia                         0.64         1.10         1.20         1.24
Illinois                        0.80         1.20         1.90
Connecticut                     0.64         2.00         2.00         2.00         0.20
LA
PASS                            0.28         0.30         0.30
LA
TAAP                            0.06         0.06
VAAP                            2.00
Ohio                            7.96         8.50
                             -------------------------------------------------------------

Estimated billing booked       29.48        30.19        10.50         8.34         5.30
                             =============================================================


                                                               Exhibit A
                                                               ---------


                             SHAREHOLDERS OF QES


Name of Shareholder                    No. of Shares            Percent
-------------------                    -------------            -------
David P. Ihle                             24,465                 48.93%
Theodore Naegeli                           9,785                 19.57%
John W. Adams                              5,000                 10.00%
MaJeana Hallstrom                          4,000                  8.00%
Terry Appleman                             2,000                  4.00%
Greg Lindstrom                             2,000                  4.00%
Susan Trent                                2,000                  4.00%
Mark Budde                                   750                  1.50%
                                       ---------                -------
TOTAL                                     50,000                100.00%
                                       =========                =======

                                                               Exhibit B
                                                               ---------

                                DEFINITIONS

DEFINITIONS.  As used in this Agreement, capitalized terms are
-----------
defined as follows:

"Accounting Arbitrator" shall have the meaning set forth in
Section 2.3.3.

"Action" means any legal, administrative, arbitration or other similar proceeding, claim, action or governmental or regulatory investigation of any nature.

"Affiliate" shall mean, with respect to any Person, any other person that directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns, directly or indirectly, more than fifty percent (50%) of the voting power of the controlled Person or possesses, directly or indirectly the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Aggregate Deemed Sales Price" shall have the meaning set forth in Section 2.9.5.2.

"Agreement" shall mean this Stock Purchase Agreement as set forth in the recitals.

"Agreement Period" shall have the meaning set forth in Section
2.9.5.2.

"Applicable Law" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, permit, regulatory agreement with a Governmental Authority, order, writ, injunction, judgment or decree applicable to a Person or any such Person's subsidiaries, properties, assets, officers, directors, employees or agents.

"Approved Intercompany Obligations" shall have the meaning set forth in Section 2.4.2.

"Base Cash Balance" shall have the meaning set forth in Section
2.3.1.

"Base Working Capital" shall have the meaning set forth in
Section 2.3.1.

"Business" shall mean the operation of a scanning and scoring business and assessment company and any related businesses, including, without limitation, internet, software and other technology efforts conducted by QES or otherwise conducted ancillary to the Business, as such operations are currently conducted by QES.

"Capitalized Lease Obligations" means (without duplication) that portion of any obligation of QES as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

"Carved Out Covenants and Representations" shall have the meaning set forth in Section 8.4.2.

"Cash Portion" shall have the meaning set forth in Section
2.2.1.1.

"Closing" shall mean the purchase of the Shares in connection with this Agreement.

"Closing Date" shall mean the date of the execution and delivery of this Agreement by all of the parties hereto.

"Closing Date Balance Sheet" shall have the meaning set forth in
Section 2.3.2.

"Closing Date Working Capital" shall mean the Working Capital of
QES as of the Closing Date.

"Closing Escrow Agreement" shall have the meaning set forth in the definition of Compliance Certificate.

"COBRA" shall have the meaning set forth in Section 2.10.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

"Commingled Records" shall have the meaning set forth in Section
2.14.2.

"Compensation Arrangement" shall have the meaning set forth in
Section 3.18.15.

"Competitive Business" means a business that provides any of the following services, for any of school grades K through 12 or in the post-secondary educational market: (i) research, psychometric and test development services; (ii) development and publication of assessment materials; (iii) assembling, packaging and distributing assessment materials; (iv) assessment scanning and data processing; (v) developing, producing and utilizing databases for analysis and reporting of assessments; (vi) scoring services for standard and alternative assessments; (vii) performance assessment services; or (viii) consultation services for clients on providing project management and professional development services related to the delivery, scanning or scoring of assessments. Competitive Business shall also be deemed to include the licensing, marketing, or distribution of any Competitive Business. The assessments, referred to herein and any documents or materials to be provided through the services performed by any Competitive Business may be in print, film, tape, electronic, internet or other media or forms, anywhere in the world, in any language, whether now known or hereafter developed.

"Competitor" means any person or entity that owns, manages, controls or engages in any Competitive Business; provided, however, that, any person or entity which owns, manages, controls or engages in multiple lines of business shall be deemed a "Competitor" only with respect to any such line of business which is a Competitive Business and not with respect to any such line of business which is not a Competitive Business.

"Compliance Certificate" means that certain written compliance certificate executed and delivered at Closing by Questar and certified by an officer of Questar, representing and warranting that except as set forth in such certificate, the representations and warranties to which it refers are true and correct in all material respects as of the Closing Date. The certificate shall be subject to the prior review by Purchaser and to the extent that Purchaser and Questar mutually agree, Questar may pay to Escrow Agent, to be held in trust pursuant to the terms of a Closing Escrow Agreement in a form mutually agreed by Purchaser and Questar (the "Closing Escrow Agreement"), such agreed obligations listed in connection with such Compliance Certificate which are earned, but not yet due and payable by Questar through the Closing Date.

"Contracts" means all contracts, agreements, options, leases, commitments, undertakings, written and oral, and other similar rights and interests of QES relating to the conduct of the business and operations of QES, plus such contracts entered into between the date hereof and the Closing Date (including amendments or other modifications of existing contracts).

"Covered Proceeding" shall have the meaning set forth in Section
8.3.1.

"Cumulative Earnout Revenue" shall mean QES' fiscal year end October 31, 2007, 2008 and 2009 GAAP Based Revenue, as calculated by McGladrey which shall be engaged by Purchaser to calculate Cumulative Earnout Revenue. The calculation performed by McGladrey shall include the allocable incremental revenue of QES earned in connection with its services provided on projects of TASA and TASA Affiliates. On or before December 31, 2007, 2008 and 2009, McGladrey shall provide to Selling Shareholders such portions of its annual workpapers relating to and evidencing its calculation of earn-out revenue for the immediately preceding QES fiscal year.

"Damages" shall have the meaning set forth in Section 8.1.

"Determination Date" shall have the meaning set forth in Section
2.3.3.

"Earnout Payment" shall have the meaning set forth in Section
2.2.1.

"Employee Plan" shall have the meaning set forth in Section
3.18.15.

"Employee Plan Returns" shall have the meaning set forth in
Section 2.10.3.

"Employee Proprietary Rights Agreement" shall have the meaning set forth in Section 2.7.

"Employment Agreements" shall have the meaning set forth in
Section 2.8.

"Encumbrance" means any lien, pledge, security interest, claim, easement, limitation, restriction or encumbrance of any kind or nature whatsoever, or any agreement to give any of the foregoing; provided, however, that this definition of

"Encumbrance" shall not include: (a) with respect to all property other than the Shares liens for current Taxes and assessments not yet due and payable, including, without limitation, liens for nondelinquent ad valorem Taxes; (b) with respect to the Shares only, (i) any such lien, pledge, security interest, claim, easement, limitation, restriction or encumbrance arising solely as a result of any action taken by Purchaser or any of its Affiliates, and (ii) any limitation or restriction imposed upon the transfer of the Shares by any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition of the Shares.

"Environmental Law" means any Applicable Law pertaining to land use, air, soil, surface water, groundwater (including protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time: (i) Clean Air Act (42 U.S.C. ss. 7401, ET SEQ.), (ii) Clean Water Act (33 U.S.C. ss. 1251 et SEQ.), (iii) Resource Conservation and Recovery Act (42 U.S.C. ss. 6901, ET SEQ.) ("RCRA"), (iv) Comprehensive Environmental Response Compensation Liability Act, as amended (42 U.S.C. ss. 9601, ET SEQ.) ("CERCLA"), (v) Safe Drinking Water Act (42 U.S.C. ss. 300f ET SEQ.), (vi) Toxic Substance Control Act (15 U.S.C. ss. 2601, ET SEQ.), (vii) Rivers and Harbors Act (33 U.S.C. ss. 401, ET SEQ.), (viii) Endangered Species Act (16 U.S.C. ss. 1531, ET SEQ.), and (ix) Occupational Safety and Health Act (29 U.S.C. ss. 651, ET seq.), together with any other applicable federal, state or local laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, ground water, personal property or structures, or otherwise.

"Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.

"ERISA" shall have the meaning set forth in Section 3.18.15.

"ERISA Affiliate" shall have the meaning set forth in Section
3.18.15.

"Escrow Agent" means Rider, Weiner & Frankel, P.C., a professional corporation existing under the laws of the State of New York, having its principal place of business at 655 Little
Britain Road, New Windsor, New York  12553.

"Escrow Agreement" shall have the meaning set forth in Section
2.2.3.5.

"Fair Market Value Per Share" shall mean the average of the closing prices of TASA Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Electronic Bulletin Board or otherwise, in either case for the ten trading days immediately preceding the date of calculation of the Fair Market Value Per Share; provided that if no transactions in the TASA Common Stock are reported for a day during that period, the average of the high and low sale prices or the closing prices, as appropriate, as so reported for the remaining days during such period on which transactions in the TASA Common Stock were effected.

"Final Financial Statements" shall have the meaning set forth in
Section 5.5.

"GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

"Governmental Authority" means (i) the United States of America,
(ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

"Hazardous Materials" shall mean (i) hazardous materials, contaminants, constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations, as amended: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 ET SEQ., RCRA, 42 U.S.C. ss. 6901 ET SEQ., CERCLA, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 9601 ET SEQ., the Clean Water Act, 33 U.S.C. ss. 1251 ET SEQ., and the Toxic Substance Control Act, 15 U.S.C. ss. 2601 ET SEQ., (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing materials, (v) polychlorinated biphenyls (PCBs), or PCB-containing materials or fluids, (vi) any other substances with respect to which any federal, state or local agency or other Governmental Authority may require either an environmental investigation or environmental remediation, and (vii) any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is regulated by any Environmental Laws.

"Indebtedness" means, at any particular time, with respect to QES, (i) all indebtedness of QES for borrowed money or on account of advances to QES or obligations under acquisition agreements, in respect of which QES is liable or evidenced by any bond, debenture, note or similar instrument issued by QES, including all principal, accrued and unpaid interest, prepayment premiums, penalties and other fees or charges related thereto;
(ii) any Capitalized Lease Obligations, swaps, collars, caps, hedges or other agreements relating to the fixing of interest rates of indebtedness; (iii) all trade accounts payable, except to the extent incurred in the ordinary course of business and not accrued for more than forty-five (45) days; (iv) all obligations under agreements, personal property leases, commitments and orders that are in effect as of the Closing, except as they accrue after the Closing Date; (v) unpaid consulting, management or non-competition fees or additional payments due in connection with any acquisitions or other similar obligations of QES, if any; (vi) any long-term obligations (including any guaranties or similar obligations) of QES whether or not directly related to the operations of QES other than obligations under the Contracts or agreements, leases, contracts or other instruments which have been disclosed under this Agreement or which otherwise are not required to be disclosed hereunder; and (vii) all expenses of Closing (including, but not limited to costs of legal representation, accounting and finders fees, if any).

"Indemnifiable Plan Damages" shall have the meaning set forth in
Section 2.10.3.

"Indemnifiable Tax Damages" shall have the meaning set forth in
Section 2.9.1.1.

"Indemnitee" shall have the meaning set forth in Section 8.3.1.

"Indemnitor(s)" shall have the meaning set forth in Section
8.3.1.

"Initial Purchase Price" shall have the meaning set forth in
Section 2.2.1.

"Intellectual Property" shall have the meaning set forth in
Section 3.16.1.

"Intellectual Property Assignment and Usage Agreement" shall have the meaning set forth in Section 5.6 hereof and as presented in the form of Exhibit P hereto.

"Interim Financial Statements" has the meaning set forth in
Section 3.5.1.

"Inventory" shall mean all inventories, including but not limited to work-in-process, including those on consignment, in transit or in warehouses, which are used of held for use in connection with, or which are intended for sale in, the Business.

"Knowledge" shall mean actual knowledge, after diligent inquiry and reasonable investigation and when used in connection with a representation and warranty shall be deemed to include a representation and warranty that such diligent inquiry and reasonable investigation has been made.
"Knowledge of QES" shall mean Knowledge of any Selling
Shareholder.

"Knowledge of Selling Shareholders" shall mean Knowledge of any Selling Shareholder.

"Knowledge of Selling Parties" shall mean Knowledge of each Selling Shareholder and QES.

"Leased Real Property" means the real property leased by QES, as tenant, together with, to the extent leased by QES, all buildings and other structures, facilities or improvements currently located thereon under and pursuant to the leases attached hereto as Exhibit M and Exhibit N.

"MAE Clause" shall have the meaning set forth in Material
Adverse Effect.

"Material Adverse Effect" shall mean a material adverse effect on the financial condition, business, assets, liabilities or results of operations of QES or the Business. Where any representation, warranty, covenant or condition contained in or pursuant to the Agreement refers to one or more events, circumstances, transactions or occurrences involving a Material Adverse Effect (each an "MAE Clause"), the determination of what constitutes a Material Adverse Effect shall be determined by considering together the effect of all events, circumstances, transactions and occurrences with respect to such representation, warranty, covenant or condition, whether or not of a like or related nature or covered by different MAE Clauses.

"McGladrey" shall mean McGladrey & Pullen, LLP, certified public accountants or in the event they are no longer able to be engaged by Purchaser to complete such computation, such successor certified public accountants with similar national standing not to the exclusion of the certified public accountants then engaged to audit TASA financial statements.

"Multiemployer Plan" shall have the meaning set forth in Section
3.18.15.

"NBS" shall mean National Business Systems, which is an Affiliate of QES, QDS, David P. Ihle and Theodore Naegeli providing printing services to QES.

"NBS Services Agreement" shall mean that agreement executed and delivered on or before the Closing substantially in the form of Exhibit J to this Agreement.

"Non-Competition Agreement" shall have the meaning set forth in
Section 2.7.

"Permits" shall have the meaning set forth in Section 3.12.1.

"Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

"Plan Liabilities" shall have the meaning set forth in Section
2.10.3.

"Plan Reporting Period" shall have the meaning set forth in
Section 2.10.3.

"Plan Straddle Period" shall have the meaning set forth in
Section 2.10.3.

"Plan Year" shall mean a fiscal year for which QES is required to file Form 5500, 5329, 5330, 945, 1096, 1099-R, 990-T or PBGC-
1 with respect to any Employee Plan.

"Prior Employee Plans" shall have the meaning set forth in
Section 3.18.1.

"Purchase Price" shall have the meaning set forth in Section
2.2.1.

"Purchaser" shall have the meaning set forth in the recitals.

"Purchaser Related Agreements" shall have the meaning set forth in Section 4.2.

"Purchaser Indemnitee" or "Purchaser Indemnitees" shall have the meaning set forth in Section 8.1.

"Purchaser's Quarterly Report" shall mean the quarterly report filed from time to time with the Securities Exchange Commission.

"Purchaser's SEC Filings" shall have the meaning set forth in
Section 4.6.1.

"QDS" shall mean Questar Data Systems, Inc., a Minnesota corporation, which is an Affiliate of QES, David P. Ihle and Theodore Naegeli.

"QES" shall have the meaning set forth in the recitals.

"QES 125 Plan" shall have the meaning set forth in Section
2.10.6.

"QES Calendar Year Financial Statements" shall have the meaning set forth in Section 3.5.1.

"QES Fiscal Year Financial Statements" shall have the meaning set forth in Section 3.5.1.

"QES Related Agreements" shall have the meaning set forth in
Section 3.2.2.

"QES Spin-Off Plan" shall have the meaning set forth in Section
2.10.5.

"Quarterly Interim Financial Statements" shall have the meaning set forth in Section 5.5.

"Questar Letter Agreement" shall have the meaning set forth in
Section 5.1.

"Real Property" means all of the fee estates and buildings and other improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interest which are used by QES, or owned by QES, as of the date hereof, in the business or operations of QES, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

"Related Agreements" shall have the meaning set forth in Section
3.2.1.

"Related Party" shall mean each current or former shareholder, director and officer of QES or of any Affiliate of QES and each of NBS, Apple Valley and QDS to the extent they are not Affiliates of QES.

"Reporting Period" shall have the meaning set forth in Section
2.9.1.1.

"Reportable Quantity" shall have the meaning set forth in
Section 3.14.2.

"Retiree Medical Plans" shall have the meaning set forth in
Section 2.10.2.

"SEC" shall have the meaning set forth in Section 4.6.1.

"Section 338(h)(10) Elections" shall have the meaning set forth in Section 2.9.5.1.

"Selling Parties" shall have the meaning set forth in the recitals.

"Selling Party" shall have the meaning set forth in the recitals.

"Selling Shareholder(s)" shall have the meaning set forth in the recitals.

"Selling Shareholder Indemnitee" or "Selling Shareholder
Indemnitees" shall have the meaning set forth in Section 8.2.

"Selling Shareholder Related Agreements" shall have the meaning set forth in Section 3.2.1.

"Shares" shall have the meaning set forth in the recitals.

"Straddle Period" shall have the meaning set forth in Section
2.9.1.1.

"Subordinated Note" shall have the meaning set forth in Section
2.2.1.2.

"Subsidiary" shall mean, as to any Person any other Person which, directly or indirectly is controlled by such Person. For purposes of the preceding sentence, "control" shall mean the power to vote or direct the voting of more than 50% of the voting shares, general partnership interests or other voting equity interests of a Person.

"TASA" shall have the meaning set forth in the recitals.

"TASA Common Stock" shall mean the common stock, $.0001 par value of TASA.

"TASA Debt" shall mean that certain debt undertaken with T.D.
Banknorth, NA in connection with the purchase by TASA of the Shares and other secured indebtedness not exceeding $15,000,000 in the aggregate.

"TASA Preferred Stock" shall mean the Series A-2 convertible preferred stock of TASA.

"TASA Preferred Stock Statement of Rights and Preferences" shall have the meaning set forth in Section 2.2.2.

"Tax" or "Taxes" shall mean all taxes, charges, fees and levies based upon gross or net income, gross receipts, franchises, premiums, profits, sales, use, value added, transfer, employment or payroll, including, without limitation, any ad valorem, environmental, excise, license, occupation, property, severance, stamp, withholding, or windfall profit tax, any custom duty or other tax, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by or payable to any Taxing Authority.

"Tax Returns" means all federal, state, local and foreign income and franchise Tax returns and Tax reports (including any attached Schedules) and other Tax statements and other similar filings required to be filed, including any information return (including, without limitation, any information return required to be filed under Section 60501 of the Code), claim for refund, amended return or declaration of estimated Tax.

"Taxing Authority" shall mean any governmental body or authority authorized to assess Taxes.

"Threshold Amount" shall have the meaning set forth in Section
8.4.2.

"Transaction" shall mean the sale of Shares as described in this Agreement.

"Transitional Services Agreement" shall have the meaning set forth in Section 7.1.

"Working Capital" shall mean the excess of current assets over current liabilities as such terms are defined by GAAP.

"Withdrawal Liability" shall have the meaning set forth in
Section 3.18.4.

"Working Capital Adjustment Amount" shall have the meaning set forth in Section 2.3.2.3.

                                                               Exhibit C
                                                               ---------

THE PAYMENT OF THIS NOTE AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBORDINATED TO THE PAYMENT OF SENIOR INDEBTEDNESS AND THE RIGHTS OF THE HOLDERS OF SENIOR INDEBTEDNESS UPON THE TERMS OF SUBORDINATION SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED MAY 31, 2006 BY AND AMONG THE ISSUER OF THIS NOTE AND TD BANKNORTH, N.A., AS AMENDED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME.


U.S. $4,000,000.00                                 May 31, 2006

      FOR VALUE RECEIVED, the undersigned, Touchstone Applied Science Associates, Inc. a Delaware corporation (the "Borrower"), hereby promises to pay to the order of Questar Data Systems, Inc., as paying agent (the "Agent") for the Selling Shareholders (as defined in the Stock Purchase Agreement referenced below), having an address at 2905 West Service Road, Eagan, MN 55121, the principal sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00), which principal sum shall bear interest from the date hereof at the rate of six percent (6.0%) per annum on the unpaid principal balance, calculated on the basis of a 360 day year consisting of twelve 30 day months.

      Interest on the unpaid principal balance of this Note shall be paid commencing July 1, 2006, and continuing on the 1st day of each succeeding January 1 and July 1 thereafter (each such date being hereinafter referred to as an "Interest Payment Date"), to and including January 1, 2011. Subject to the provisions for prepayment described below, the interest payment to be made on July 1, 2006 shall be equal to TWENTY THOUSAND SIX HUNDRED SIXTY-SIX and 67/100 DOLLARS ($20,666,67), and each subsequent interest payment through and including the January 1, 2011 payment shall be equal to ONE HUNDRED TWENTY THOUSAND AND 00/100 DOLLARS ($120,000.00). The entire outstanding principal balance and accrued interest thereon shall in any event be due and payable in full on May 30, 2011 (the "Maturity Date").

      If any principal or accrued interest is not paid when due (whether at the Maturity Date, by acceleration or otherwise), the Borrower hereby promises to pay, on demand, interest on such overdue amount from and including the due date to, but excluding the date such amount is paid in full, at a fluctuating rate equal to six percent (6.0%) per annum in excess of LIBOR (the "Default Interest Rate"). The interest rate applicable to any such overdue amounts shall change on the first day of each calendar month based upon LIBOR as published in the Wall Street Journal on the last Business Day of such month. "LIBOR" means the rate published each business day in the Wall Street Journal for notes maturing one (1) month after issuance under the caption "Money Rates, London Interbank Offered Rates (Libor)". In the event that no LIBOR shall be published, the Agent may substitute another rate approximating the LIBOR (which substitute rate may be reasonably adjusted by Agent) to the effect that such substitute rate will provide for an interest rate equivalent to the Default Interest Rate which would have been effective if the LIBOR were quoted, as determined by the Agent.

      This Note is being delivered pursuant to that certain Stock Purchase Agreement, dated May 31, 2006 among the Borrower, the Selling Shareholders and Questar Educational Systems, Inc., a Minnesota corporation (the "Stock Purchase Agreement"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

      1.	Subordination.

      The Agent's right to payment pursuant to the terms of this Note shall be subordinated to the extent and on the terms and conditions set forth in the Subordination Agreement, dated May 31, 2006, by and among the Borrower, TD BankNorth, N.A. (the "Senior Lender"), Agent and the Selling Shareholders (the "Subordination Agreement"), and the terms and provisions of the Subordination Agreement are incorporated herein by reference.

      2.	Payment.

      Payment of the Principal Sum on the Maturity Date and Interest on each Interest Payment Date shall be made by wire transfer to the Agent in accordance with the instructions set forth in Section 6 hereof (or in such other manner or at such other place as the Agent hereof shall notify the Borrower in writing) in lawful money of the United States of America. The Borrower may prepay this Note at any time, without premium or penalty, in whole or in part, with accrued interest to the date of such payment on the amount prepaid. If the Maturity Date or any Interest Payment Date occurs on a date that is not a Business Day then the Principal Sum or Interest then due shall be paid on the next succeeding Business Day. "Business Day" shall mean any day other than Saturday, Sunday or any day upon which banks in the city of New York, New York are authorized or required to be closed.

      3.	Default and Remedies.

      (a)	If any of the following events or conditions (each an
"Event of Default") shall occur and be continuing:

			(i)	the Borrower shall fail to pay an installment
of principal or interest within 10 days of when and as the same shall become due and payable, whether at the Maturity Date, by acceleration or otherwise;

			(ii)	the Borrower shall fail to comply with the
provisions of Section 4.4.2 of the Stock Purchase Agreement;

			(ii)	an involuntary proceeding shall be commenced
or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any successor to or replacement of such statute, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial part of the properties or assets of the Borrower or (C) the winding-up, liquidation or dissolution of the Borrower; and such proceeding or petition shall continue un-dismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

			(iii)	the Borrower (A) voluntarily commences
any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any successor to or replacement of such statute, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) consents to, or fails to contest in a timely and appropriate manner, the commencement against of any proceeding or the filing of any petition described in clause (v) above, (C) applies for or consents to the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial part of the properties or assets of the Borrower, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors, (F) becomes unable, admits in writing its inability or fails generally to pay its debts as they become due or (G) takes any action for the purpose of effecting any of the foregoing; or

			(iv)	The occurrence of any uncured default or
event of default under any agreement with the Senior Lender or under any other agreement, note, debenture, deed of trust, mortgage or other instrument to which Borrower is a party or by which it is bound relating to the borrowing of money;

then, in the case of an Event of Default, the Agent may, at any time during the continuance of such Event of Default, by written notice to the Borrower, declare the entire outstanding principal sum, together with all accrued and unpaid interest, to be immediately due and payable.

      (b)	In the case of an Event of Default, the Borrower will
pay to the Agent such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

      (c)	The Borrower shall promptly furnish the Agent notice
of any Event of Default or event which, with notice, lapse of time or both, would become an Event of Default under this
Section 3.

      4.	Notices.

      All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either
(i) by certified mail, return receipt requested, postage prepaid or (ii) via a reputable nationwide overnight courier, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt of confirmation of delivery after it is sent by certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent via a reputable nationwide overnight courier service.

        If to the Borrower to:       Touchstone Applied Science
                                     Associates, Inc.
                                     4 Hardscrabble Heights
                                     P.O. Box 382
                                     Brewster, NY  10509
                                     Att:  President


        With a copy to:              Rider, Weiner & Frankel, P.C.
                                     655 Little Britain Road
                                     New Windsor, NY  12553
                                     Att:  Maureen Crush, Esq.

        If to the Agent to:          Questar Data Systems, Inc.
                                     2905 West Service Road,
                                     Eagan, MN 55121
                                     Att:  Theodore Naegeli

        With a copy to:              Robins, Kaplan, Miller & Ciresi L.L.P.
                                     2800 LaSalle Plaza
                                     800 LaSalle Avenue
                                     Minneapolis, MN  55402-2015
                                     Att:  Eric O. Madson, Esq.

	Wire transfer instructions
        for payments:                Bank: Associated Bank
                                     ABA Number: xxxxxxxxx
                                     Account Name: Transaction Account
                                     Account Number: xxxxxxxxxx

Either party may give any notice, instruction or communication in connection with this Note using any other means (including personal delivery or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is received by the party to whom it was sent. Either party may change the address to which notices, instructions or communications are to be delivered by giving the other party to this Note notice thereof in the manner set forth in this Section 4.

      5.	Miscellaneous.

      (a)	This Note shall be governed, construed and enforced in
accordance with the laws of the State of New York, without regard to its conflicts of laws rules. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default and enforcement of this Note. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York of the United States District Court for the
Southern District of New York, and any appellate court of such courts, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court (or, to the extent permitted by law, in such federal court). The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Agent may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.

      (b)	THE AGENT AND THE BORROWER AGREE THAT NEITHER OF THEM
NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED
UPON, OR ARISING OUT OF, THIS NOTE, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG
ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN
WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY
DISCUSSED BY THE AGENT AND THE BORROWER, AND THESE PROVISIONS
SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE AGENT NOR THE
BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

      (c)	If any provision of this Note shall be held invalid or
unenforceable by any court of competent jurisdiction, that holding shall not invalidate or render unenforceable any other provision hereof.

      (d)	This Note may not be changed, amended or modified
except by agreement in writing signed by the Borrower and the Agent.

      (e)	The Agent has provided as Attachment "A" hereto the
employer identification numbers(s) to be used by Borrower when issuing any Forms 1099 in connection with interest payments made pursuant hereto.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed on its behalf, in its corporate name, by its duly authorized officer, as of the day and year first above written.

                                        TOUCHSTONE APPLIED SCIENCE
                                        ASSOCIATES, INC.


					By:_____________________________
                                              Name:   Andrew L. Simon
                                              Title:  President

                                ATTACHMENT A
                                     to
                        Subordinated Promissory Note
                                   Dated
                               May 31, 2006


Employer Identification Number(s):

       John W. Adams           xxx-xx-xxxx
       MaJeana Hallstrom       xxx-xx-xxxx
       Terry Appleman          xxx-xx-xxxx
       Susan Trent             xxx-xx-xxxx
       Greg Lindstrom          xxx-xx-xxxx
       Mark Budde              xxx-xx-xxxx
       David P. Ihle           xxx-xx-xxxx
       Theodore Naegeli        xxx-xx-xxxx

                                                               Exhibit D
                                                               ---------


                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                     AMENDED CERTIFICATE OF DESIGNATIONS
                                    OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

                      _________________________________

                      Pursuant to Section 151(g) of the
                      Delaware General Corporation Law

                      _________________________________

      TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on May 25, 2006, at which a quorum was present and acting throughout:

      RESOLVED, that the Corporation had heretofore authorized and issued 1,500 shares of Series A Preferred Stock with a non-cumulative dividend of $.01 per share and a liquidation preference of $0.01 per share and the holders thereof have surrendered such shares to the Corporation for cancellation and no authorized shares are outstanding and none will be issued with respect to the Certificate of Designations filed March 24, 1995; and further

      RESOLVED, that, pursuant to authority conferred upon the Board of Directors of the Corporation pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, a series of Preferred Stock of the Corporation to be designated collectively as Series A Convertible Preferred Stock, par value $.0001 per share, be, and it hereby is, created, to consist of 5,000,000 shares of Preferred Stock which the Corporation has authority to issue, and that the designations, powers, preferences and relative, participating, optional and other special rights and relative qualifications, limitations or restrictions of the shares of such series hereby are fixed as follows:

      1.        DESIGNATION. The number of shares of Series A
                -----------
Convertible Preferred Stock (the "Series A Preferred Stock") which the Corporation has authority to issue is 5,000,000 shares. The Series A Preferred Stock may be issued in sub-series, designated as "Series A-1 Convertible Preferred Stock" and "Series A-2 Convertible Preferred Stock". The Series A Preferred Stock shall consist of the Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock, collectively. Except as specifically set forth in this Certificate of Designations or in an agreement between the Corporation and the Holder(s) of the respective sub-series, the Series A-1 Convertible Preferred Stock (hereinafter, "Series A-1 Preferred") and the Series A-2 Convertible Preferred Stock (hereinafter, "Series A-2 Preferred") shall have identical rights and benefits as set forth in this Certificate of Designations. The Board of Directors shall, by resolution duly adopted, designate the number of shares of Series A Preferred Stock comprising Series A-1 Preferred and the number of shares of Series A Preferred Stock comprising Series A-2 Preferred, to be issued as the Board of Directors shall approve. The holders of the shares of the Series A Preferred Stock (and all securities or other rights issued with respect to, upon conversion of or in exchange for such shares) are referred to in this Certificate of Designations as the "Holders".

      2.        RANK.  The Series A Preferred Stock shall be senior in
                ----
right to any other equity securities of the Corporation with respect to dividend payments and the distribution of assets upon Liquidation (as defined in paragraph 3 hereof).

      3.        LIQUIDATION RIGHTS.
                ------------------

      (a)       LIQUIDATION.  In the event of the voluntary or
                -----------
involuntary liquidation, dissolution or winding up ("Liquidation") of the Corporation, the Holders of the Series A Preferred Stock shall be entitled to have paid to them out of the assets of the Corporation, before any distribution is made to or set apart for the holders of any other series of preferred stock or any other class or series of stock ranking junior to the Series A Preferred Stock in respect of distribution of assets upon Liquidation, an amount per share in cash equal to the Liquidation Value (as defined below) for each share of Series A Preferred Stock held (including any shares of Preferred Stock accrued but not yet issued as dividends pursuant to Paragraph 4(a) hereof up to and including the date of final distribution to the Holders of the Series A Preferred Stock pursuant to this Paragraph 3 (the "Liquidation Date")).

      For the purposes of this Certificate, the "Liquidation Value" of each share of Series A Preferred Stock means the greater of (a) $4.50 per share of Series A Preferred Stock plus accrued but unpaid dividends with respect to such share, or (b) the amount per share of Common Stock the Holder would have been entitled to receive had such Holder converted such share of Series A Preferred Stock immediately prior to the Liquidation. For purposes of this Paragraph 3, each of the following shall be considered a "Liquidation": (i) the adoption by Corporation of any plan of liquidation providing for the distribution of all or substantially all of its assets; (ii) the sale or disposition of all or substantially all of the assets or business of the Corporation pursuant to a merger, consolidation or other transaction (unless the stockholders of the Corporation immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, 80% or more of the combined voting power of the entity or entities, if any, that succeed to the business of the Corporation, in substantially the same proportion as they owned the combined voting power of the Corporation); (iii) the combination of the Corporation with another company pursuant to which the Corporation is the surviving corporation if, immediately after the combination, the stockholders of the Corporation immediately prior to the combination hold, directly or indirectly, less than 50% of the combined voting power of the combined company; or
(iv) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any person who was a beneficial owner of more than 15% of the then outstanding Common Stock of the Corporation, par value $.0001 per share (the "Common Stock"), on a fully-diluted basis, on or before the date hereof becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing more than 50% of the combined voting power of the Corporation.

      (b)       INSUFFICIENT LIQUIDATION PROCEEDS.  If, upon any
                ---------------------------------
Liquidation of the Corporation, the assets of the Corporation or proceeds thereof distributable among the Holders shall be insufficient to pay in full the preferential amounts payable to such Holders, then such assets or the proceeds thereof shall be distributed among such Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were not paid in full.

      4.        DIVIDENDS.
                ---------

      (a)       SERIES A DIVIDENDS.  For a period of three (3) years
                ------------------
following the date of issuance of the shares of Series A
Preferred Stock, the Holders of outstanding shares of Series A Preferred Stock shall not be entitled to receive any dividends, and no dividends shall accrue with respect to shares of Series A Preferred Stock, during such period. Commencing on the first day of the fourth (4th) year following the date of issuance of the shares of Series A Preferred Stock, the Holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive dividends at the rate of eight percent (8.0%) per annum of the Face Value (as defined below). Such dividends shall be cumulative and shall accrue on a quarterly basis, whether or not declared, from and including the most recent date to which dividends have been paid, or if no dividends have been paid, from the date of original issue thereof. The right to dividends shall accrue regardless of whether there are profits, surplus or other funds legally available for payment of dividends. Whether the dividends on the Preferred Stock are to be paid in cash or in-kind shall be at the sole election of the Corporation at the end of each fiscal quarter of the Corporation, but such election shall be applicable to all Holders at the time of such election. If the Corporation elects to pay the dividends in-kind by issuing additional shares of Preferred Stock, it shall so notify the Holders in writing, and such additional shares shall be issued or deemed issued only immediately prior to (i) the occurrence of a Liquidation, (ii) the redemption of the Series A Preferred Stock, or (iii) the conversion of a Holder's shares of Series A Preferred Stock into shares of Common Stock of the Corporation, par value $.0001 per share (the "Common Stock") pursuant to Paragraph 5. Shares of Series A Preferred Stock accrued as dividends pursuant to this Paragraph 4(a) shall not be deemed outstanding for the purposes of this Paragraph 4 or Paragraph 6, and no dividends shall accrue with respect thereto, provided that such shares of Series
A Preferred Stock accrued as dividends pursuant to this Paragraph 4(a) shall be deemed outstanding for the purposes of Paragraph 5. In the event that a dividend payment is made partly in cash and partly in-kind, each Holder will be entitled to receive the same relative proportions of cash and in-kind stock. Each dividend will be payable to Holders of record at the close of business on the date (a "Record Date") which is the last day of the fiscal quarter of the Corporation. To the extent that the Corporation elects to pay a dividend in cash, such cash payment will be made to the Holders no later than fifteen (15) days following the Record Date for such dividend.
"Face Value" shall mean $4.50 per share of Series A Preferred
Stock, subject to proportionate adjustment upon the occurrence of any of the events specified in Section 5(d)(iv) or (v) of this Certificate.

      (b)       OTHER DIVIDENDS.  So long as any shares of Series A
                ---------------
Preferred Stock are outstanding, no dividend, other than a dividend payable in Junior Stock (as defined below), shall be declared or set aside for payment or other distribution declared or made upon Junior Stock, nor shall the Junior Stock be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A
Preferred Stock as to dividends or upon Liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or declared and set apart. For the purposes of this Paragraph
4(b), "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereinafter authorized which shall rank under the Series A Preferred Stock as to all dividend payments or the distribution of assets upon Liquidation.

      5.        CONVERSION.  The Holders of the Series A Preferred
                ----------
Stock shall have conversion rights as follows (the "Conversion
Rights"):

      (a)       RIGHT TO CONVERT.  Each Holder of any share or shares
                ----------------
of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred
Stock into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by dividing (i) the product of the number of shares of Series A Preferred Stock to be converted multiplied by the Face Value, by (ii) the Conversion Price (as hereinafter defined) per share. For purposes of this Certificate of Designations, the "Conversion
Price" shall equal the Face Value, as adjusted pursuant to Paragraph 5(d).

      (b)       MECHANICS OF CONVERSION.  Each Holder desiring to
                -----------------------
convert its shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, and shall give written notice to the Corporation at such office specifying the number of shares of Series A
Preferred Stock to be converted. Whether or not specified in such notice, the notice of conversion shall be deemed to include the shares of Series A Preferred Stock issued as in-kind dividends pursuant to Paragraph 4 hereof with respect to Holder's shares of Series A Preferred Stock being converted. No later than the fifth business day (in New York, New York) following the Corporation's receipt of such notice of conversion accompanied by the certificate(s) evidencing the shares to be converted, the Corporation shall deliver to the Holder the following:

      (i)	a certificate or certificates for the number of
shares of Common Stock to which such Holder is entitled upon such conversion;

      (ii)	a cash payment in lieu of any fraction of a share
based upon the Liquidation Value of a whole share of Series
A Preferred Stock; and

      (iii)	a certificate or certificates evidencing the
number of shares of Series A Preferred Stock which had been evidenced by the original certificate delivered to the Corporation but have not been converted.

      Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the Holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

      (c)       AUTOMATIC CONVERSION.  At any time after the
                --------------------
occurrence of a Qualifying Event, the Corporation shall have the right to cause each share of Series A Preferred Stock (and all accrued in-kind dividends with respect thereto) to be converted into shares of Common Stock as provided in Paragraph 5(a). In order to effectuate such conversion, the Corporation shall be required to provide written notice to each Holder of Series A Preferred Stock being converted at least five (5) business days prior to such conversion. For purposes of this Certificate of Designations, a "Qualifying Event" shall have occurred if (i) the rolling twenty (20)-trading day volume-weighted average trading price of shares of the Corporation's Common Stock exceeds 150% of the then applicable Series A Conversion Price,
(ii) the average trading volume of the shares of the Corporation's Common Stock for the prior 45 calendar days exceeds 30,000 shares per day, and (iii) there shall be an effective registration statement under the Securities Act of 1933, as amended (the "Act") covering all of the shares of the Corporation's Common Stock which would be issuable upon conversion of all of the outstanding shares of Series A Preferred Stock (including shares of Series A Preferred Stock deemed issued as payment-in-kind of accrued dividends).

      (d)       ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON
                ------------------------------------------------------
STOCK. Except as provided in Paragraph 5(e) hereof, if and
-----
whenever the Corporation shall issue or sell (or is deemed to have issued or sold, in accordance with clauses (i) through
(viii) below) any shares of its Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale (any such issuance or sale herein referred to as a "Dilutive Issuance"), then, forthwith upon such Dilutive
Issuance the Conversion Price shall be reduced as follows: the Conversion Price shall be reduced to the price determined by dividing:

      (A) an amount equal to the sum of (1) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock and shares of Series A Preferred Stock accrued as in-kind dividends) multiplied by the existing Conversion Price in effect immediately prior to such issuance or sale; plus (2) the consideration, if any, received by the Corporation upon such issuance or sale of additional securities, by

      (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale
(including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred
Stock and shares of Series A Preferred Stock deemed issued as in-kind dividends).

      No adjustment of the Conversion Price however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

      For purposes of this subparagraph (d), the following clauses (i) through (vii) shall also be applicable, subject to subparagraph (e):

      (i)       ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation
                -----------------------------
shall in any manner grant (whether directly, by assumption in a merger or otherwise) any options or rights to subscribe for or to purchase Common Stock or any stock or securities convertible into or exchangeable for Common
Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible
Securities and upon the conversion or exchange thereof, by
(ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in clause
(iii) below, no adjustment of such Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

      (ii)      ISSUANCE OF CONVERTIBLE SECURITIES. If the
                ----------------------------------
Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert the same are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing
(i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by
(ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion
Price in effect immediately prior to the time of such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in clause (iii) below, no adjustment of such Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities. If any such issuance or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of such Conversion Price have been or are to be made pursuant to other provisions of this paragraph
(d), no further adjustment of such Conversion Price shall be made by reason of such issuance or sale.

      (iii)     CHANGE IN OPTION PRICE OR CONVERSION RATE.
                -----------------------------------------
If (1) the purchase price provided for in any Option referred to in clause (i) above; (2) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in clauses (i) or (ii) above; or (3) the rate at which any Convertible Securities referred to in clauses (i) or (ii) above are convertible into or exchangeable for Common
Stock, shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in clause (i) or the rate at which any Convertible Securities referred to in clauses (i) or (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible
Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment such Conversion Price then in effect hereunder is thereby reduced.

      (iv)      STOCK DIVIDENDS. If the Corporation shall declare
                ---------------
a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or
Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration (except that in the case of a distribution in respect of the Corporation's Common Stock that is payable in Common Stock, the Conversion Price shall be reduced, concurrently with the effectiveness of such event, as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in clause (v) hereof); provided, however, that in the case of a dividend payable in shares of Common Stock, no such adjustment shall be made if the Holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock (or shares of Series A Preferred
Stock that are convertible, on the date of such event, into shares of Common Stock) in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

      (v)       SUBDIVISION OR COMBINATION OF STOCK.  If the
                -----------------------------------
Corporation shall split or subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such event, be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

      (vi)      CONSIDERATION FOR STOCK. In case any shares of
                -----------------------
Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

      (vii)     OTHER TRANSACTIONS.  If any event shall
                ------------------
occur as to which the other provisions of this subparagraph
(d) are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles hereof then, in each such case, the Holders of the Series A
Preferred Stock may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Corporation, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the conversion rights represented herein. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to all registered Holders of the Series A Preferred Stock and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Corporation.

      (e)       EXCEPTIONS.  Notwithstanding any other provision
                ----------
hereof, no adjustment to the Conversion Price will be made:

      (i)	upon the issuance of any share of Series A-2
Preferred in connection with the Corporation's acquisition of Questar Educational Systems, Inc.; or

      (ii)	upon the issuance of any shares of Series A
Preferred Stock as in-kind dividends pursuant to Paragraph
4 of this Certificate of Designations; or

      (iii)	in the event of any subdivision,
combination, stock split, stock dividend, recapitalization, reorganization or other analogous event; or

      (iv)	upon the issuance of Common Stock, Options or
Convertible Securities with the consent of the Holders of a majority of the outstanding shares of the Series A
Preferred Stock; or

      (v)	upon the conversion of any shares of Series A
Preferred Stock; or

      (vi)	upon the issuance or exercise of options or
rights issued to employees, directors or consultants of the Corporation, as approved by the Board of Directors, or a committee thereof, of the Corporation; or

      (vii)	upon the exercise of options, warrants or
other rights outstanding on the date of issuance of the Series A Preferred Stock; or

      (viii)	upon the issuance of any shares of Common
Stock pursuant to a firm underwritten public offering.

      (f)       FRACTIONAL SHARES.  No fractional shares or scrip
                -----------------
representing fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share or scrip to which the Holder would otherwise be entitled, the Corporation shall (after aggregation of all holdings) pay a cash adjustment in respect of such fractional interest in an amount equal to fair value thereof on the conversion date, as determined in good faith by the Board of Directors.

      (g)       RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION.
                ----------------------------------------------------
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred
Stock (including shares of Series A Preferred Stock which have been issued or deemed issued as dividends upon outstanding shares of Series A Preferred Stock). The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Common Stock if at any time the number of such reserved shares shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

      (h)       PAYMENT OF TAXES.  The Corporation shall pay all taxes
                ----------------
(other than taxes based upon income or transfer) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock.

      (i)       CLOSING OF BOOKS.  The Corporation shall at no time
                ----------------
close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which could reasonably interfere with the timely conversion of such Series A Preferred Stock.

      6.        VOTING.  Each Holder shall be entitled to one vote for
                ------
each share of Common Stock into which such Holder's shares of Series A Preferred Stock may be converted, voting together as one class with the Common Stock; provided, however, that shares of Series A-2 Preferred held in escrow shall not be entitled to any voting rights until such shares are released from escrow.
Neither the Certificate of Incorporation nor this Certificate may be amended to alter or change the powers, preferences or special rights of the Series A Preferred Stock without the consent of the Holders of at least a majority of the number of outstanding shares of the Series A Preferred Stock outstanding at the time, given by such Holders together as one class, and given by vote in person, by proxy at a meeting or by consent as permitted under law.

      7.        IDENTICAL RIGHTS.  Each share of the Series A
                ----------------
Preferred Stock, whether issued as Series A-1 Preferred or Series A-2 Preferred, shall have the same relative rights and preferences as set forth in this Certificate of Designations, and shall be identical in all respects with, all respects with, and all other shares of the Series A Preferred Stock, except as otherwise set forth in this Certificate of Designations or as may otherwise be agreed between a Holder and the Corporation.

      8.        CERTIFICATES.  So long as any shares of the Series A
                ------------
Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each stockholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

      9.        MISCELLANEOUS.
                -------------

      (a)       COMMUNICATIONS.  All notices and other communications
                --------------
required or permitted to be given to Holders pursuant to this Certificate shall be in writing and shall be deemed to have been duly given (i) when delivered by hand or by recognized overnight courier to, (ii) upon receipt, if sent by facsimile confirmed promptly in writing sent by United States mail, postage prepaid, or (iii) otherwise, upon receipt or upon the Holder's having actual knowledge of the contents thereof, addressed to the persons shown on the books of the Corporation as the Holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or a date determined in accordance with the Corporation's Certificate of Incorporation or By-laws, this Certificate and applicable law.

      (b)       DESIGNATIONS AND PREFERENCES.  Except as may otherwise
                ----------------------------
be required by law, shares of Series A Preferred Stock will not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Certificate or in the Corporation's Certificate of Incorporation.

      (c)       HEADINGS.  Headings used in this Certificate are for
                --------
convenience only and shall not be used in the interpretation of this Certificate. References to paragraphs are to the paragraphs of this certificate.

      (d)       WAIVER; AMENDMENT.  The preferences, special rights or
                -----------------
powers of the Series A Preferred Stock may be waived, and any of the provisions of the Series A Preferred Stock may be amended, by the affirmative vote at a meeting or the written consent of Holders of record of at least a majority of the outstanding shares of Series A Preferred Stock.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and its corporate seal hereunto affixed by Andrew L. Simon, its President, and to be attested by Linda
G. Straley, its Secretary on this 25th day of May, 2006.


                                        TOUCHSTONE APPLIED SCIENCE
                                        ASSOCIATES, INC.

                                        By _____________________________

                                           Andrew L. Simon
                                           President
Attest:


_____________________________
Linda G. Straley
Secretary

                                                               Exhibit E
                                                               ---------

                          ESCROW AGREEMENT


This ESCROW AGREEMENT ("Agreement") is entered into as of the 31st day of May, 2006, by and among TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation, (the "Company"), with its principal place of business located at 4 Hardscrabble Heights, Brewster, NY 10509, and JOHN W. ADAMS, DAVID P. IHLE, THEODORE NAEGELI, TERRY APPLEMAN, MARK BUDDE, MAJEANA HALLSTROM, GREG LINDSTROM, and SUSAN TRENT (each a "Selling Shareholder" and collectively, the "Selling Shareholders"), and RIDER, WEINER & FRANKEL, P.C., a New York professional services corporation, with its principal place of business at 655 Little Britain Road, New Windsor, New York 12553 (the "Escrow Agent"). For purposes of this Agreement, the Company, each of the Selling Shareholders and Escrow Agent is referred to, severally, as a "Party" and, collectively, as the "Parties." Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in that certain Stock Purchase Agreement dated as of the date hereof, by and among the Company, Selling Shareholders and Questar Educational Systems, Inc., a Minnesota corporation ("QES") (the "Stock Purchase Agreement").

      This Agreement is based on the following facts and conditions:

      A.	The Company has a contingent obligation to pay Selling
Shareholders the stock portion of the Earnout Payment based upon the computation of Cumulative Earnout Revenue on or before January 31, 2010, under the terms and conditions of Section
2.2.2 of the Stock Purchase Agreement;

      B.	The Company has, in connection with the Closing,
registered in the name of the Escrow Agent One Million One Hundred Eleven Thousand One Hundred Eleven (1,111,111) Shares of TASA Preferred Stock, representing the Stock Portion of the Earnout Payment (the "Escrowed Preferred Stock") which represents the number of shares necessary to fully pay the stock portion of the Earnout Amount (other than any Earnout Amount that may be payable pursuant to Section 2.2.2.4 of the Stock Purchase Agreement) if it is earned;

      C.	Each Selling Shareholder is the contingent beneficial
owner of a portion of the Escrowed Preferred Stock, in such number of shares as is listed opposite his or her name on Exhibit A to this Agreement;

      D.	As a condition to Closing on the transaction described
in the Stock Purchase Agreement, the Selling Shareholders and the Company have agreed to deposit the Escrowed Preferred Stock with the Escrow Agent to be held in escrow in accordance with the terms and conditions of this Agreement;

      E.	The Escrow Agent has agreed to hold the Escrowed
Preferred Stock, in escrow, in accordance with such same terms and conditions; and

      F.	The Parties have agreed to be bound by the terms of
this Agreement.

	NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the Parties agree as follows:

      1.	DEPOSIT OF PREFERRED STOCK.  Shares representing the
Escrowed Preferred Stock have been registered in the name of Rider, Weiner & Frankel, P.C., as Escrow Agent, (collectively, the "Escrow Documents") and have been deposited into an escrow account ("Escrow") with the Escrow Agent, and the Escrow Agent acknowledges receipt of the Escrow Documents as of the date of this Agreement.

      2.	EXERCISE OR CONVERSION OF PREFERRED STOCK INTO COMMON
STOCK.

      (a)	If the Escrowed Preferred Stock has exercise rights or
conversion rights allowing it to be converted into TASA Common
Stock of the Company, the Escrow Agent will, upon receipt of a written notice of conversion jointly executed by a Selling
Shareholder exercising his or her conversion right and the Company, provide the certificates and documents that evidence and/or which are necessary to execute the exercise rights or conversion rights. The converted Common Stock (the "Escrowed
Common Stock" and, together with the Escrowed Preferred Stock, the "Escrowed Stock") will remain in Escrow subject to the terms of this Agreement.

      (b)	If the Escrowed Preferred Stock becomes subject to
mandatory conversion prior to distribution to Selling
Shareholders pursuant to this Agreement (a "Conversion"), the TASA Common Stock into which the Escrowed Preferred Stock is converted shall be substituted for the Escrowed Preferred Stock held under or distributed pursuant to the Escrow Agreement. The Escrow Agent will provide the documents and instruments that evidence or are necessary to convert such stock. Any and all certificates representing stock dividends and shares resulting from a Conversion that are granted to or received by Selling Shareholders while their Escrowed Preferred Stock is held in Escrow shall be deposited with and held by the Escrow Agent subject to the terms of this Agreement.

      3.	DIVIDENDS.  Selling Shareholders shall be entitled to
any dividends that are declared with respect to the Escrowed
Stock after the date on which Selling Shareholders are determined to be entitled to receive an Earnout Payment (the
"Vesting Date"). Selling Shareholders shall not be entitled to any dividends declared prior to the Vesting Date. Any dividends declared after the Vesting Date shall be promptly deposited with and held by the Escrow Agent subject to the terms of this Agreement, in the event that the Escrowed Stock is held in escrow. If such dividends are in the form of cash, the Escrow
Agent will deposit any such dividends in an interest-bearing account bearing the taxpayer identification number(s) provided by the Selling Shareholders (the "Escrowed Cash"). Such cash dividends and any interest earned on the cash dividends will be disbursed by the Escrow Agent in accordance with paragraph 5 hereof in proportion to the number of shares released from the Escrow as provided in Exhibit A hereto.

      4.	TERM.  This Agreement and the Escrow begin on the date
this Agreement was entered into as indicated above.  The Escrow
Agent will hold the Escrowed Stock until the release conditions of paragraph 5 below are satisfied.

      5.	RELEASE OF ESCROWED STOCK.  Subject to the
documentation requirements in paragraph 6, the Escrow Agent will release to the Selling Shareholders the vested portion of the Escrowed Stock and Escrowed Cash, if any, when it receives a Release Instruction on or after January 1, 2010. Escrow Agent shall take all necessary steps and cooperate with the Company to effectuate the transfer and retitling in the names of the Selling Shareholders such Escrowed Stock and Escrowed Cash.

      6.	DOCUMENTATION REGARDING THE RELEASE OF TASA PREFERRED
STOCK.

      (a)	Following the computation of Cumulative Earnout
Revenue and the Earnout Payment, a written instruction directing the release of the Escrowed Stock (the "Release Instruction"), in the form of Exhibit B and executed by each of the Selling Shareholders and the Company, shall be forwarded to the Escrow Agent, accompanied by a written certificate of the Company's then-current auditors as to the computation of Cumulative Earned Revenue and the Earnout Payment.

      (b)	Within three (3) business days of its receipt of the
Release Instruction described in subparagraph 6(a), the Escrow
Agent will release some or all of the Escrowed Stock from Escrow as described in the Release Instruction, at which time this Agreement will terminate.

      (c)	Any of the Escrowed Stock or Escrowed Cash that is not
released pursuant to the Release Instruction is forfeited by the Selling Shareholders and shall be returned by the Escrow Agent to the Company within three (3) business days of the Escrow
Agent's receipt of the Release Instruction.

      (d)	The Escrow Agent will maintain all records relating to
the Agreement for a period of three (3) years following the termination of the Agreement. The Escrow Agent will forward copies of all records retained by it to any Party promptly upon written request.

      7.	RESTRICTIONS ON THE TRANSFER, SALE OR DISPOSAL OF
ESCROWED STOCK. While this Agreement is in effect, no Escrowed Stock, any interest therein or any right or title thereto, may be sold, transferred, hypothecated, pledged or otherwise disposed of ("transfer" or "transferred"), and the Escrow Agent will not recognize any transfer that violates the terms of this Agreement; provided, however, that transfers by operation of law occasioned by the death or incapacity of a Selling Shareholder shall be recorded upon presentation to the Company by the personal representative or guardian of a deceased or incapacitated Selling Shareholder of appropriate documents regarding the necessity for transfer and of which transfer the Company has notified the Escrow Agent and the representative of such Selling Shareholder (the "Representative").

      During the Escrow Period all Selling Shareholders and owners of the Escrowed Stock, certificates for which have been deposited to the Escrow Account, shall remain subject to the restrictions imposed hereby, including those persons, if any, who become holders, by any means provided herein, of the Escrowed Stock during the Escrow Period.

      8.	VOTING RIGHTS.  On and after the Vesting Date, the
Selling Shareholders will have the same voting rights as holders of non-escrowed TASA Stock. Prior to the Vesting Date, the Escrowed Preferred Stock shall not be entitled to any voting rights. In the event that the Escrow Agent is in possession of TASA Common Stock prior to the Vesting Date as a result of a mandatory conversion described in paragraph 3(a) hereof, the Escrow Agent shall vote such shares as directed by the Company.

9.	ESCROW AGENT PROVISIONS.

      (a)	Escrow Agent acts hereunder as depositary only and is
not a party to or bound by any agreement or undertaking which may be evidenced by or arise out of any Escrow Documents deposited with it hereunder, is not responsible or liable in any manner for the sufficiency, correctness, genuineness, or validity of any of the Escrow Documents and undertakes no responsibility or liability for the form of execution of the Escrow Documents or the identity, authority, title or rights of any person executing or depositing any of the Escrow Documents.

      (b)	The Parties hereto acknowledge that Escrow Agent is
acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be liable to the Parties hereto for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement, or involving its gross negligence.

      (c)	Escrow Agent shall not be liable for any error of
judgment or for any act done or omitted by it in good faith nor for any negligence other than its gross negligence, or for anything which it may in good faith do or refrain from doing in connection herewith. Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than the Escrow Agent's obligations hereunder, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to accept and hold the Escrow Documents. No liability will be incurred by Escrow Agent if, in the event of any dispute or question as to the release of the Escrow Documents, it acts in accordance with the opinion of its legal counsel. Escrow Agent shall have the right to rely upon the genuineness of all certificates and documents delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by the Parties and upon the truth of the contents thereof. Before making delivery in accordance with the provisions hereof or otherwise of any Escrow Documents, Escrow Agent shall have the right but not the obligation to require delivery to it of an executed and acknowledged receipt for the subject matter of the delivery to be made by it.

      (d)	In the event of any disagreement or the presentation
of adverse claims or demands in connection with the Escrow Documents, Escrow Agent shall at its option be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any Escrow Documents affected hereby until such conflict is resolved to its satisfaction and in so doing Escrow Agent shall not become liable to the Parties, or to any other person, due to its failure to comply with any such adverse claim or demand.
Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

      (i)	Until all the rights of the adverse claimants
have been finally adjudicated by a court having jurisdiction of the Parties and the Escrow Documents affected hereby, after which time Escrow Agent shall be entitled to act in conformity with such adjudication; or

      (ii)	Until all differences have been adjusted by
agreement and Escrow Agent shall have been notified thereof and shall have been directed in a writing signed jointly or in counterpart by the Parties and by all persons making adverse claims or demands, at which time Escrow Agent shall be protected in acting in compliance therewith; or

In the event Escrow Agent files a suit in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Agreement.

      (e)	The Parties jointly and severally agree to pay all
costs, damages, judgments and expenses, including reasonable attorneys' fees and disbursements to Escrow Agent and its counsel, suffered or incurred by Escrow Agent in connection with or arising out of this Agreement, including, but without limiting the generality of the foregoing, a suit in interpleader brought by Escrow Agent and the costs and expenses of defending against any claim or liability arising out of or related to this Agreement. Escrow Agent shall have a first lien on all Escrow Documents held by it herewith for its compensation and for any costs, liability, expenses or fees it may incur.

      (f)	Escrow Agent has acknowledged acceptance of these
provisions by signing in the place indicated on the signature page of this Agreement.

      10.	ESCROW AGENT'S INDEMNIFICATION.  The Company and the
Selling Shareholders agree to hold the Escrow Agent harmless from, and shall indemnify the Escrow Agent jointly and severally for, any cost or liability regarding any administrative proceeding, investigation, litigation, interpretation, implementation or interpleading relating to this Agreement, including the release of Escrowed Stock and the disbursement of dividends, interest or proceeds, unless the cost or liability arises from the Escrow Agent's act or omission solely as described in paragraph 9(b).

      11.	ESCROW AGENT REPRESENTATION.  The Selling Shareholders
acknowledge that Escrow Agent has acted as counsel for the Company in connection with the transactions contemplated by the Stock Purchase Agreement and that, in the event of a dispute between the Parties, Escrow Agent shall not be prevented from representing the Company in such dispute by reason of having acted as escrow agent hereunder, provided that Escrow Agent shall at such time deposit the Escrow Documents with a court of competent jurisdiction or as otherwise directed by the Parties.

     12.	SCOPE.  This Agreement will be binding upon the
Selling Shareholders, their heirs and assigns, and upon the Company, Escrow Agent, and their successors and assigns.

      13.	SUBSTITUTE ESCROW AGENT.  The Escrow Agent may, upon
not less than sixty (60) days prior written notice to the Company and the Selling Shareholders, resign as the Escrow
Agent. The Company and the Selling Shareholders will, before the effective date of the Escrow Agent's resignation, enter into a new identical Escrow Agreement with a substitute Escrow Agent.
If the Company and the Selling Shareholders fail to enter into a new Escrow Agreement and appoint a successor Escrow Agent within sixty (60) days after the Escrow Agent has given notice of its resignation, the Escrow Agent then serving under this Agreement will retain the Escrowed Stock in escrow for a reasonable time until either (i) a new, identical Escrow Agreement has been executed and a successor Escrow Agent has been appointed, or
(ii) the proper disposition of those shares has been determined.

      14.	TERMINATION.  Except for the provisions of paragraph
6(c) (which shall survive for three (3) years following termination hereof) and paragraphs 9, 10 and 16 (which shall survive indefinitely), this Agreement will terminate in its entirety when all of the Escrowed Stock has been released, or the Company's capital stock, including the Escrowed Stock, and/or assets has been distributed as provided by paragraph 5.

      15.	NOTICES.  All notices, instructions, requests or other
communications required to be given or which may be given hereunder shall be in writing and shall be deemed to have been duly given when sent by hand delivery, by facsimile (when confirmed by return facsimile) followed by first-class mail, by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service with written receipt of delivery, to the addresses set forth below.

      If to Selling Shareholders:

                    John W. Adams
                    21049 France Blvd
                    Lakeville, MN  55044

                    David P. Ihle
                    512 Frances Ave.
                    Hudson, WI  54016

                    Theodore Naegeli
                    2905 West Service Road
                    Eagan, MN  55121

                    Terry Appleman
                    6042 Clarion Circle
                    Minnetonka, MN  55343

                    Mark Budde
                    11274 72nd Ave N
                    Maple Grove, MN  55369

                    MaJeana Hallstrom
                    8329 151st Street W
                    Savage, MN  55378

                    Gregory Lindstrom
                    3281 Willie Drive
                    Burnsville, MN  55337

                    Susan Trent
                    4801 Elliot Ave S.
                    Minneapolis, MN  55417

      With a copy to:

                    Robins, Kaplan, Miller & Ciresi L.L.P.
                    2800 LaSalle Plaza
                    800 LaSalle Avenue
                    Minneapolis, MN  55402
                    Attn:  Eric O. Madson, Esq.

      If to Company:

                    Touchstone Applied Science Associates, Inc.
                    P.O. Box 382
                    4 Hardscrabble Heights
                    Brewster, New York  10509
                    Attn:  Andrew L. Simon, President

      With a copy to:

                    Rider, Weiner & Frankel, P.C.
                    655 Little Britain Road
                    New Windsor, New York  12553
                    Attention:  Maureen Crush, Esq.

      If to Escrow Agent:

                    Rider, Weiner & Frankel, P.C.
                    655 Little Britain Road
                    New Windsor, New York  12553
                    Attention:  Maureen Crush, Esq.

16.	GENERAL.

      (a)	This Agreement sets forth the entire agreement and
understanding of the Parties in respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

      (b)	All of the terms and conditions of this Agreement
shall be binding upon, and inure to the benefit of and be enforceable by, the Parties hereto.

      (c)	This Agreement may be amended, superseded or canceled,
and any of the terms or conditions hereof may be waived, only by a written instrument executed by each Party hereto or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any Party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No Party may assign any rights, duties or obligations hereunder unless all other Parties have given their prior written consent.

      (d)	If any provision included in this Agreement shall be
determined by a court of competent jurisdiction to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

      (e)	This Agreement shall be construed in accordance with
and governed by the laws of the State of New York and shall be binding on Escrow Agent and the Parties and their respective successors and assigns; provided, however, that any assignment or transfer by either of the Parties of their respective rights and/or obligations under this Agreement shall be void as against Escrow Agent unless (a) a written notice thereof shall be given to Escrow Agent, (b) the assignee or transferee shall agree in writing to be bound by the provisions of this Agreement and (c) Escrow Agent and the Parties shall have consented, in writing, to such assignment or transfer.

      (f)	The Parties have entered into this Agreement, which
may be written in multiple counterparts and each of which will be considered an original, and have signed this Agreement in the capacities and on the dates indicated below.

                 [Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned parties by their duly authorized agents have executed and delivered this Escrow
Agreement as of the date first above written.

      					SELLING SHAREHOLDERS:


                                        _________________________
                                              John W. Adams


                                        _____________________________
                                              David P. Ihle


                                        _________________________
                                              Theodore Naegeli


                                        _________________________
                                              Terry Appleman


                                        _________________________
                                              Mark Budde


                                        _________________________
                                              MaJeana Hallstrom


                                        _________________________
                                              Greg Lindstrom


                                        _________________________
                                              Susan Trent

      					TOUCHSTONE APPLIED SCIENCE
      					ASSOCIATES, INC.

					By:____________________________
                                              Name:   Andrew L. Simon
                                              Title:  President


ESCROW AGENT:
RIDER, WEINER & FRANKEL, P.C.

By: ________________________________

Name: _____________________________

Title: ______________________________

                                EXHIBIT A

                           Selling Shareholders


Selling Shareholder                 Number of Shares         Percentage
-------------------                 ----------------         ----------

JOHN W. ADAMS                            111,111               10.00%
DAVID P. IHLE                            543,667               48.93%
THEODORE NAEGELI                         217,445               19.57%
TERRY APPLEMAN                            44,444                4.00%
MARK BUDDE                                16,667                1.50%
MAJEANA HALLSTROM                         88,889                8.00%
GREG LINDSTROM                            44,444                4.00%
SUSAN TRENT                               44,444                4.00%
                                       ---------              ------
                                       1,111,111              100.00%
                                       =========              ======

                                                               Exhibit G
                                                               ---------

                       NON-COMPETITION AGREEMENT

	THIS NON-COMPETITION AGREEMENT ("Agreement") is made as of this 31st day of May, 2006 (the "Effective Date") by and between TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation ("Purchaser"), QUESTAR EDUCATIONAL SYSTEMS, INC.
(the "Corporation") and _________________, an individual residing at _________ ___________________________ (the "Selling
Shareholder").

                               RECITALS

      WHEREAS, Purchaser, the Selling Shareholder, other individual selling shareholders of the Corporation and the Corporation are parties to that certain Stock Purchase Agreement dated as of May 31, 2006 (the "Stock Purchase Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement. The execution and delivery of this Agreement is an express condition to the fulfillment by the Selling Shareholder of the Selling Shareholder's obligations under the Stock Purchase Agreement; and

      WHEREAS, pursuant to the Stock Purchase Agreement, the Purchase Price to be paid thereunder shall be partially paid with Earnout Payments through October 31, 2009, which term coincides with the term of this Agreement; and

      WHEREAS, Purchaser and the Corporation would suffer substantial damage and Purchaser's investment in developing the strategy underlying the purchase of the Shares of the Corporation would be negatively impacted, if the undersigned Selling Shareholder engaged in activities prohibited by this Agreement.

      NOW THEREFORE, in consideration of the foregoing and the covenants of Selling Shareholder hereinafter contained, Selling
Shareholder agrees with the Corporation and Purchaser as follows:

      1.        RESTRICTIVE COVENANT.  In consideration of the sums
                --------------------
paid to the Selling Shareholder pursuant to the Stock Purchase Agreement, the Selling Shareholder agrees that he will not, for a period beginning on the Effective Date and continuing until October 31, 2009, without the prior written consent of Purchaser or Corporation, anywhere in the United States directly or indirectly:

      (a)	own, manage, control, operate, participate in,
consult with, render services to (as an officer, director, employee, partner, consultant or in any similar role) or have any other interest as a stockholder, lender or other financial or beneficial interest in any Competitor;
provided, however, that ownership of not more than two percent (2%) of any class of securities traded actively, over-the-counter or through a stock exchange shall not violate this subparagraph (a);

      (b)	solicit, induce or persuade any employee or
contractor of Purchaser, Corporation or an Affiliate to leave employment with that entity for any reason;

      (c)	hire or retain or assist others in hiring or
retaining any individuals who are employees or contractors of Purchaser, Corporation or an Affiliate who were employees or contractors at any time during the twelve (12) month period prior to the Effective Date of this Agreement;

      (d)	solicit, call on or take away any Customers of
Purchaser, Corporation or an Affiliate ("Customer" means any person or entity to whom Purchaser, Corporation or an Affiliate has provided goods or services, or to whom Purchaser, Corporation or an Affiliate has submitted a proposal to provide goods or services and who Selling Shareholder has been introduced to by or through Corporation or has become acquainted with by working for Corporation);

      (e)	perform or supply any services or products (as an
employee, contractor or otherwise) to such Customers;

      (f)	induce or persuade or assist others in inducing
or persuading any such Customer to reduce or discontinue doing business with Purchaser, Corporation or an Affiliate or to purchase from another person or entity goods or services supplied or which could be supplied by Purchaser, Corporation or an Affiliate to that Customer; or

      (g)	interfere with any business relationship between
Purchaser, Corporation or an Affiliate and any other person or entity.

      2.        DEFINITIONS.  For purposes of this Agreement, the
                -----------
following terms shall have the following definitions:

      (a)	"Affiliate" means a company (i) 50% or more of
the voting securities of which are owned, directly or indirectly, by any of Purchaser, the Corporation or the Selling Shareholder; (ii) which owns, directly or indirectly, 50% or more of the voting securities of any of Purchaser, the Corporation or the Selling Shareholder; or
(iii) any person or entity, directly or indirectly, controlling, controlled by or under common control with the Purchaser, the Corporation or the Selling Shareholder.

      (b)	"Competitive Business" means a business that
provides any of the following services, for any of school grades K through 12 or in the post-secondary educational market: (i) research, psychometric and test development services; (ii) development and publication of assessment materials; (iii) assembling, packaging and distributing assessment materials; (iv) assessment scanning and processing of assessment data; (v) developing, producing and utilizing databases for analysis and reporting of assessments; (vi) scoring services for standard and alternative assessments; (vii) performance assessment services; or (viii) consultation services for clients on providing project management and professional development services related to the delivery, scanning or scoring of assessments. Competitive Business shall also be deemed to include the licensing, marketing, or distribution of any Competitive Business. The assessments, referred to herein and any documents or materials to be provided through the services performed by any Competitive Business may be in print, film, tape, electronic, internet or other media or forms, anywhere in the world, in any language, whether now known or hereafter developed.

      (c)	"Competitor" means any person or entity that
owns, manages, controls or engages in any Competitive Business; provided, however, that, any person or entity which owns, manages, controls or engages in multiple lines of business shall be deemed a "Competitor" only with respect to any such line of business which is a Competitive Business and not with respect to any such line of business which is not a Competitive Business.

      3.        CONSIDERATION.  This Agreement, and the restrictive
                -------------
covenant contained herein, is made as material enticement for Purchaser and Corporation to enter into the above mentioned
Stock Purchase Agreement and is incident thereto.

      4.        CONFIDENTIAL INFORMATION AND NON-DISCLOSURE.  Selling
                -------------------------------------------
Shareholder understands and acknowledges that as a result of Selling Shareholder's involvement with Corporation, Selling Shareholder may have had access to confidential information of Corporation including, without limitation, Corporation's trade secrets and proprietary information regarding its inventions, patentable technologies, technical information, ideas, computer code, source codes, mask works, software development tools, specifications, schematics, processes, techniques, designs, know-how, marketing plans, business strategy, pricing information, financial data, customer lists, referral and vendor sources and scanning, scoring, reporting and testing methods and materials (collectively "Confidential Information"). Selling Shareholder understands and acknowledges that such Confidential Information, even though it may have been or may be developed or otherwise acquired by Selling Shareholder, is the exclusive property of Corporation and Selling Shareholder shall not at any time, from this date forward, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use or exploit, any of Corporation's
Confidential Information, without the written consent of Purchaser or Corporation, except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than Selling
Shareholder.

      5.        SURRENDER OF CORPORATION'S CONFIDENTIAL INFORMATION.
                ---------------------------------------------------
In connection with the execution of this Agreement, Selling Shareholder shall deliver to Purchaser (a) all Confidential Information and (b) all documents, computer discs, electronic files, computer code, materials, equipment, documents, drawings and other information both in hard copy and in machine readable form that in any way relate to the Confidential Information.
Selling Shareholder shall not make or retain any hard or electronic copies of any such information or materials, make or retain any summaries or descriptions of any such information or materials, and/or erase any hard drives or otherwise delete any such information or materials from any laptop or desktop computers, computer networks or other electronic devices or services of Corporation.

      6.        OWNERSHIP OF CORPORATION'S PROPERTY AND RIGHTS.
                ----------------------------------------------

      (a)       INVENTIONS.  Selling Shareholder understands and
                ----------
acknowledges that as a result of Selling Shareholder's involvement with Corporation, Selling Shareholder may have conceived, developed or produced ideas, inventions, documentation, computer code, tools, procedures, techniques, know-how, improvements and/or other materials, whether or not they were reduced to practice or made or conceived by Selling Shareholder solely or jointly with others that relate to the Corporation's business
(collectively "Inventions"). Selling Shareholder acknowledges and understands that Corporation shall be deemed the sole creator and owner of the Inventions.

      (b)       INTELLECTUAL PROPERTY RIGHTS.  Corporation shall
                ----------------------------
solely own and have exclusive worldwide right, title and interest in and to the Confidential Information and Inventions, and to all modifications, enhancements and derivative works thereof, in all United States and worldwide trademarks, service marks, trade dress, copyrights, patents, trade secrets and all other intellectual property rights related thereto and to the Corporation's business (including all renewals and extensions thereof) (collectively "Intellectual Property Rights"). Selling Shareholder understands and acknowledges that no license or other interest of any kind in the Confidential Information, Inventions or Intellectual
Property Rights has been directly or indirectly granted to Selling Shareholder. Selling Shareholder represents and warrants that Selling Shareholder will not, from this date forward, challenge or otherwise impair Purchaser or Corporation's rights to the Confidential Information, Inventions or the validity or enforceability of the Intellectual Property Rights.

      (c)       ASSIGNMENT OF RIGHTS.  From the moment of
                --------------------
creation, Selling Shareholder irrevocably assigns and transfers to Corporation all right, title and interest worldwide in and to all of the Inventions, to all modifications, enhancements and derivative works thereof, and to all worldwide Intellectual Property Rights related thereto. The above assignment includes without limitation the exclusive right for Corporation to exploit the Inventions by and through all media, platforms, processes, and other means now known or hereafter devised. Selling
Shareholder further irrevocably waives all rights to assert any moral rights in any way regarding the Inventions and/or the Intellectual Property Rights related thereto.

      (d)       NOTICE REQUIRED BY MINNESOTA LAW:  Pursuant to
                --------------------------------
Minnesota Statute Section 181.78(3), Selling Shareholder is hereby notified that Paragraph 5(c) regarding assignment of Inventions does not apply to any invention for which no equipment, supplies, facility or trade secret information of Corporation was used and which was developed entirely on Selling Shareholder's own time, and (1) which does not relate (i) directly to the business of Corporation or (ii) to Corporation's actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Selling Shareholder for Corporation.

      7.        EQUITABLE RELIEF FOR BREACH.  Because the breach or
                ---------------------------
anticipated breach of the restrictions set forth in this Agreement shall result in the immediate and irrevocable harm and injury to Purchaser and/or Corporation, for which Purchaser and/or Corporation will not have an adequate remedy at law, Selling Shareholder agrees that the Purchaser and/or Corporation shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which each may be entitled. If the Purchaser, and/or Corporation prevails in any action at equity or at law brought to enforce this Agreement, Selling Shareholder agrees to pay all costs of litigation including the reasonable attorneys' fees and expenses of the Purchaser and Corporation. In the event the restrictions set forth in this Agreement are considered by a court of competent jurisdiction to be excessive in their duration of scope, they shall be considered modified and valid for such duration and for such business and area as such court may determine to the maximum extent permitted by applicable law.

      8.        GOVERNING LAW.  This Agreement shall, with respect to
                -------------
any and all matters, including, but not limited to, validity, construction or performance, be governed by the laws of the State of Minnesota.

      9.        SEVERABILITY.  All provisions of this Agreement are
                ------------
intended to be severable. Each provision of this Agreement constitutes a separate and distinct covenant. In the event any term, provision, or restriction in this Agreement is held to be illegal, invalid, or unenforceable in any respect, such findings shall in no way affect the legality, viability, or enforceability of all other provisions of this Agreement.
Selling Shareholder, Purchaser and Corporation agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

      10.       NO WAIVER.  Neither any failure or delay on the part
                ---------
of any party in exercising its rights shall operate as a waiver, nor shall a single or partial exercise preclude any further exercise in any right, power, or privilege by any party.

      11.       SUCCESSORS AND ASSIGNS.  This Agreement shall be
                ----------------------
binding upon and inure to the benefit of the Purchaser, Corporation and Selling Shareholder and their respective successors and assigns and legal representatives.

      12.       ENTIRE AGREEMENT.  This Agreement sets forth the
                ----------------
parties' final and entire Agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. No waiver, alteration or modification of any provision of this Agreement will be valid unless made in writing and signed by all of the parties hereto.

      13.       COUNTERPARTS.  This Agreement may be executed in one
                ------------
or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      14.       DEFINED TERMS.  Capitalized terms used and not
                -------------
otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement.

      In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

                                          Purchaser:
                                          ---------
                                          Touchstone Applied Science
                                          Associates, Inc.

                                          By:__________________________
                                                Name:
                                                Title:

                                          Selling Shareholder:
                                          -------------------


                                          _____________________________

                                          Corporation:
                                          -----------

                                          By:
                                          _____________________________
                                               Name:
                                               Title:

                                                               Exhibit H
                                                               ---------

                  EMPLOYEE PROPRIETARY RIGHTS AGREEMENT

      As a condition of my employment by QUESTAR EDUCATIONAL SYSTEMS, INC., a Minnesota corporation, (the "Company") and wholly-owned subsidiary of Touchstone Applied Science Associates, Inc., a Delaware corporation ("TASA") in connection with the acquisition of the Company by TASA, and in consideration of my promise of employment, compensation and enhanced benefits, I, ________________________, agree as follows:

        1.      NOT AN EMPLOYMENT AGREEMENT.  This Proprietary
                ---------------------------
Information Agreement shall not be deemed to be an employment agreement. I understand that nothing in this Proprietary Information Agreement changes, or is intended to change, the basic premise that my employment with the Company is governed by that certain Employment Agreement to which this Agreement is a part thereof. No representative of the Company has the authority to enter into an agreement contrary to this. The Company may in its sole discretion modify, enlarge or eliminate any of the privileges or benefits of my employment at the Company without notice consistent with applicable law.

        2.      CONFIDENTIAL INFORMATION AND INVENTIONS.  I
                ---------------------------------------
acknowledge that I have had and will continue to have access to the Company, TASA and its affiliates' (each a "TASA Entity" and collectively, the "TASA Entities") trade secrets and proprietary information regarding certain test materials, scoring and reporting processes and other technologies. The TASA Entities= trade secrets and proprietary information shall include without limitation ideas, computer code, source codes, mask works, software development tools, specifications, schematics, processes, techniques, designs, know-how, marketing plans, financial data, customer lists, referral and vendor sources, and scanning, scoring, reporting and testing methods (collectively "Confidential Information").

      I may also have access to proprietary information or materials belonging to other parties which the Company is required to keep confidential (collectively "Third Party Information"). During my employment, I may also conceive, develop or produce ideas, inventions, documentation, computer code, tools, procedures, techniques, know-how, improvements and/or other materials, whether or not they are reduced to practice or made or conceived by me solely or jointly with others that relate to the business of any TASA Entity (collectively "Inventions").

        3.      CONFIDENTIALITY.  During and after my employment, I
                ---------------
will not disclose or otherwise distribute the Confidential Information, Inventions or Third Party Information to any third party. I will use the Confidential Information, Inventions and Third Party Information only to perform my duties as an employee of the Company, and for no other purpose. I further agree that after I leave the Company, I will not incorporate, use or exploit any of the Confidential Information, Inventions or Third Party Information (disclosed separately or embodied in the products, procedures or operations of any TASA Entity), or assist any others in doing so.

        4.      PROPERTY RIGHTS.  The TASA Entities shall solely own
                ---------------
and have exclusive worldwide right, title and interest in and to the Confidential Information and Inventions, and to all modifications, enhancements and derivative works thereof, in all United States and worldwide trademarks, service marks, trade dress, copyrights, patents, trade secrets and all other intellectual property rights related thereto (including all renewals and extensions thereof) (collectively "Intellectual Property Rights"). No license or other interest of any kind in the Confidential Information, Inventions or Third Party
Information is directly or indirectly granted to me. During and after my employment with the Company, I will not challenge or otherwise impair any TASA Entity's rights to the Confidential Information, Inventions, its products, and/or the validity or enforceability of its Intellectual Property Rights.

        5.      ASSIGNMENT.  I agree that the Inventions are made
                ----------
within the scope of my employment with the Company, are commissioned at the specific request and control of the Company, and shall be deemed "works made for hire" under the United
States copyright laws, and the Company shall be the sole creator and owner of the Inventions. From the moment of creation, I irrevocably assign and transfer to the Company all right, title and interest worldwide in and to all of the Inventions, to all modifications, enhancements and derivative works thereof, and to all worldwide Intellectual Property Rights related thereto. The above assignment includes without limitation the exclusive right for the Company to exploit the Inventions by and through all media, platforms, processes, and other means now known or hereafter devised. I further irrevocably waive all rights to assert any moral rights in any way regarding the Inventions and/or the Intellectual Property Rights related thereto.

      NOTICE REQUIRED BY MINNESOTA LAW: Pursuant to Minnesota Statute Section 181.78(3), I am hereby notified that this Paragraph 5 regarding assignment of Inventions does not apply to any invention for which no equipment, supplies, facility or trade secret information of a TASA Entity was used and which was developed entirely on my own time, and (1) which does not relate
(a) directly to the business of any TASA Entity; or (b) to any TASA Entity's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for the Company.

        6.      REPRESENTATIONS.  I warrant that in performing my job
                ---------------
at the Company, I have not and will not violate any legal or equitable duties owed to any of my current or previous employers, customers or other business or consulting relationships (collectively "Relationships"), including without limitation duties relating to protecting confidential information or refraining from competitive activities. I further warrant that (a) I have not and will not disclose to anyone at any TASA Entity any confidential or proprietary information or material of a current or previous Relationship
(other than my Relationship with the Company); (b) I will not in any way use, incorporate or refer to any confidential or proprietary information or material of a current or previous Relationship (other than my Relationship with the Company) in performing my work at the Company; and (c) my Inventions shall be new and original, and shall not use or incorporate any materials or intellectual properties of third parties, except for such materials as specifically authorized in advance by the Company for which the Company has or obtains a license to use.

        7.      PRIOR INVENTIONS.  I understand that all inventions,
                ----------------
if any, which I made prior to my employment with the Company are excluded from this Agreement. I warrant that Exhibit "A" represents a complete and accurate list of all of my prior inventions, including numbers of all patent, trademark and copyright applications or registrations and brief descriptions of all unpatented, un-trademarked or un-copyrighted inventions which are not the property of a current or previous
Relationship. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of any TASA
Entity which appears to threaten or conflict with my rights in a prior invention. In the event I fail to give such notice, I agree that I will have no right to make any claim at any time against any TASA Entity regarding the prior invention. To the extent that I incorporate any of my prior inventions into the Company's products or services, I hereby grant to the Company a non-exclusive, irrevocable, royalty free, perpetual and worldwide license, with the right to sublicense, to make, have made, modify, copy, perform, display, make derivative works, distribute, use and/or sell such prior inventions as part of or in connection with such product or service.

        8.      TERMINATION.  In the event my employment is terminated
                -----------
for any reason, I resign or otherwise leave the Company 's employ or at any other time upon the Company 's request, I will immediately deliver to the Company (a) all Confidential
Information, Third Party Information and Inventions, and (b) all documents, computer discs, electronic files, computer code, materials, equipment, documents, drawings and other information both in hard copy and in machine readable form that in any way relate to the Confidential Information, Third Party Information, Inventions or my employment or other work at the Company. I will not make or retain any hard or electronic copies of any such information or materials, make or retain any summaries or descriptions of any such information or materials, and/or erase any hard drives or otherwise delete any such information or materials from any laptop or desktop computers, computer networks or other electronic devices or services of the Company. Immediately upon my termination or other departure, I agree to sign and deliver to the Company the "Termination Certificate" in Exhibit "B." During my employment with the Company and at all times thereafter, I agree that I will not disparage any TASA
Entity to third parties.

        9.      ENFORCEMENT.  I agree that the Company will be
                -----------
irreparably harmed and money damages will be inadequate compensation to the Company in the event I breach any provision of this Agreement. Accordingly, I agree that all the provisions of this Agreement shall be specifically enforceable, and the Company shall be entitled to injunctive relief against me in addition to other available remedies, for my breach of any provision of this Agreement. I further agree that all of the provisions of this Agreement are reasonable and necessary to protect Confidential Information of the TASA Entities, contractual obligations regarding Third Party Information, Inventions, goodwill of its business and its competitive position in the marketplace, and that such provisions are fair and will not prevent me from earning a sufficient livelihood. I also agree that any claim I may have against any TASA Entity shall not constitute a defense to the Company 's enforcement of this Agreement.

        10.     GOVERNING LAW AND VENUE.  This Agreement shall be
                -----------------------
interpreted and enforced according to the substantive laws of the State of Minnesota, without application of its conflicts or choice of law rules. I irrevocably submit to the jurisdiction and venue of the state and/or federal courts located in Minnesota for any action or proceeding regarding this Agreement.

        11.     ASSIGNMENT.  I agree that I have no right to assign or
                ----------
otherwise transfer any of my rights or obligations under this Agreement, in whole or in part. This Agreement shall be binding upon and inure to the benefit of each TASA Entity and each of their successors, assigns and legal representatives.

        12.     WAIVER.  I agree that any TASA Entity's failure to
                ------
enforce any provision of this Agreement shall not be deemed a waiver unless such waiver is in writing and signed by the Company.

        13.     VALIDITY.  If any provision of this Agreement is held
                --------
by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

        14.     ENTIRE AGREEMENT.  This Agreement constitutes the
                ----------------
entire agreement regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings, whether oral or written. This Agreement cannot be modified or amended, except by a writing signed by both The Company and me. Exhibits "A" and "B" are fully incorporated herein.

        15.     SURVIVAL.  I agree that all of the provisions of this
                --------
Agreement shall survive the termination of this Agreement or my employment with the Company except for Paragraph 7.




                                         Dated as of _______________

                                         ____________________
                                         (Name of Employee)

                                   EXHIBIT "A"

                          LIST OF PRIOR INVENTIONS


      ______ No prior inventions

      ______ See below

Title                 Date of Creation         Identifying Number and Brief
-----                 ----------------         ----------------------------
                                               Description
                                               -----------

______________       _________________         ____________________________

______________       _________________         ____________________________

______________       _________________         ____________________________

______________       _________________         ____________________________

                                  EXHIBIT "B"

                          TERMINATION CERTIFICATE

      I hereby certify that:

      (a)	I have delivered and returned to the Company (i) all
Confidential Information, Third Party Information and
Inventions, and (ii) all notes, records, computer discs, electronic files, computer code, materials, equipment, drawings, documents and other information in any way related to my employment or other work for the Company or any other TASA
Entity (collectively "Materials");

      (b)	I have not made or retained any hard or electronic
copies of any of the Materials, and to not have in my possession, at home or otherwise, any of the Materials or copies thereof; and

      (c)	I have fully complied with and will continue to fully
comply with all the provisions of the Employee Proprietary
Information Agreement previously signed by me, including without limitation reporting Inventions and keeping confidential all of the Confidential Information, Third Party Information and
Inventions.


DATED: ______________________           _______________________________
                                               (Name of Employee)

                                                               Exhibit I
                                                               ---------

                       EMPLOYMENT AGREEMENT


	This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of May 31, 2006, by and between QUESTAR EDUCATIONAL SYSTEMS, INC., a Minnesota corporation, with its principal place of business at 5550 Upper 147th Street West, Apple Valley, Minnesota 55124, (the "Company"), TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation and parent entity of the Company, with its principal place of business at 4 Hardscrabble Heights, Brewster, New York 10509 ("TASA"), and _____________________, an individual residing at
______________________________ _______________________
("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                            RECITALS

	A.	Executive has been employed by the Company as an at-
will employee in the position of ______________________; and

	B.	The Company is being acquired by TASA, and the Company
and TASA desire assurance of the association and services of Executive in order to retain the experience, skills, abilities, background and knowledge of Executive and the Company is willing to engage the services of Executive on the terms and conditions set forth in this Agreement.

	C.	Executive desires to enter into this Agreement to
obtain contractual rights to employment and the enhanced benefits offered by the Company and by TASA for employees of the Company, and Executive is willing to continue such employment on the terms and conditions set forth in this Agreement.

                             AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, and TASA, where applicable, intending to be legally bound, agree as follows:

      1.        EMPLOYMENT.
                ----------

            1.1       TERM.  The Company hereby employs
                      ----
Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period commencing May 31, 2006, and ending May
31, 2008. Notwithstanding anything herein to the contrary, Executive's employment under this Agreement may be terminated, subject to the terms and conditions of Section 6 herein.

            1.2       TITLE. Executive shall have the title
                      -----
of _______________________ of the Company and shall serve in such other executive capacity or capacities as the Company may from time to time prescribe.

            1.3       DUTIES.  Executive shall do and perform
                      ------
all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of ______________________, consistent with the Bylaws of the Company and as required by the Company. Further, Executive shall have the following duties:
[Description of Duties]. Executive shall report directly to John Adams, President of the Company, or his successor.

            1.4       LOCATION.  Unless the Parties otherwise
                      --------
agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement in offices located in Minneapolis, Minnesota, or at any other place at which TASA or the Company maintains an office within fifty (50) miles of Minneapolis, Minnesota; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's or TASA's business.

      2.        PROPRIETARY RIGHTS AGREEMENT.
                ----------------------------

            Concurrent with the execution of this Agreement, Executive shall enter into an Employee Proprietary Rights
Agreement, the form of which is attached hereto as Exhibit A and made a part hereof.

      3.        LOYAL AND CONSCIENTIOUS PERFORMANCE
                -----------------------------------

            3.1       EXECUTIVE'S DUTIES TO COMPANY.  During his
                      -----------------------------
employment by the Company, Executive shall devote his full time, best efforts to the performance of his duties under this Agreement. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, obedience and care to act at all times in the best interests of the Company and to do no act which would injure the business, interests, or reputation of the Company or any of its affiliates.

            3.2       CONFLICTS OF INTEREST. It is agreed that any
                      ---------------------
direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its or TASA's affiliates, involves a possible conflict of interest. In keeping with Executive's fiduciary duties to the Company, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company or any of its or TASA's affiliates, or upon discovery thereof, shall disclose to the Company's Board of Directors any facts which might involve such a conflict of interest that has not been approved by the Company's Board of Directors. Executive agrees that the Company's determination as to whether a conflict of interest exists shall be conclusive. The Company reserves the right to take such action, as in its judgment, will end the conflict.

      4.        NON-COMPETITION.
                ---------------

            4.1       NO COMPETITION DURING EMPLOYMENT.
                      --------------------------------
Except with the prior written consent of the Company's Board of Directors, Executive will not, during his employment by the Company, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, with any business, entity or individual who develops, publishes, manages, operates, licenses, markets, distributes or provides scanning and scoring services relating to instructional materials, testing, test development, test preparation and/or assessment in the K through 12 and post-secondary assessment market, in each case whether in print, film, tape, electronic, internet or other media or other forms, whether now know or hereinafter invented. Executive acknowledges that in consideration of the purchase by TASA of his capital stock in the Company, Executive has entered into a Non-competition Agreement with TASA which extends beyond the employment term stated herein.

            4.2       NO INVESTMENTS. Except as permitted
                      --------------
herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section.

      5.        COMPENSATION OF EXECUTIVE.
                -------------------------

            5.1       BASE SALARY.  The Company shall pay
                      -----------
Executive an annual base salary of _________________________ ($____________) Dollars (the "Base Salary"), payable in equal installments in accordance with TASA's standard policy regarding payment of compensation to executives. Such salary shall be prorated for any partial year of employment on the basis of a 365 day fiscal year.

            5.2       ADJUSTMENTS.  Executive's base salary
                      -----------
shall be subject to adjustment from time to time pursuant to the employee compensation policies of TASA in effect for executive employees of the Company from time to time. Executive's adjusted base salary shall be Executive's base salary for purposes of this Agreement until the effective date of any subsequent change.

            5.3       BONUS.  In addition to Base Salary, for
                      -----
fiscal year ended October 31, 2006, and in connection with each twelve month period thereafter during the Employment Term
(November 1 - October 31), Employee shall be eligible to participate in such Senior Level Bonus Program as is established for executive level employees of TASA and approved by the Compensation Committee of TASA.

            5.4       BENEFITS.  In addition to Base Salary,
                      --------
Executive shall be eligible to participate in or benefit from, such medical insurance, life insurance, disability insurance, pension, profit-sharing, stock purchase and any other fringe benefit plans, practices, programs or policies as provided by the Company, or TASA on behalf of the Company employees, in accordance with the terms of such plans, practices, programs and policies, as amended from time to time.

            5.5       KEY MAN INSURANCE.  Executive agrees that,
                      -----------------
subject to approval of the Chief Executive Officer of TASA, the Company or TASA may obtain key man life insurance with respect to Executive, and in connection therewith, Executive agrees to submit to all reasonable and customary examinations requested by the provider of such life insurance.

            5.6       EXPENSES.  Executive shall be entitled
                      --------
to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of his duties hereunder in accordance with the policies, practices and procedures of TASA as amended from time to time.

            5.7       DISABILITY.  Except as hereinafter
                      ----------
provided, the Company shall pay Executive for a period, during the Employment Term in which he is unable fully to perform his duties because of physical or mental disability or incapacity, an amount and for the period of time required under the TASA Personnel Handbook, as it may be amended by TASA from time to time.

            5.8       TAXES.  All of Executive's compensation
                      -----
shall be subject to customary withholding taxes and any other employment taxes as are required to be collected or withheld by the Company.

            5.9       BENEFITS: SIMILAR TREATMENT.  Nothing
                      ---------------------------
in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. The Company shall not by reason of Sections
5.1 through and including 5.7, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any of such benefit plans or programs, so long as such actions are applicable to similarly situated employees generally. Unless specifically provided for in a written plan document adopted by the Board of Directors, or TASA if provided on behalf of Company employees, none of the benefits or arrangements described in this Article shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company.

            5.10      STOCK INCENTIVE PLAN.  As part of the
                      --------------------
consideration to be paid to Executive for his services hereunder, Executive shall be eligible to participate in any stock incentive plan adopted by TASA or the Company (the "Plan") for which an executive level employee may participate.

            5.11      REGISTRATION STATEMENT.  The Company hereby
                      ----------------------
agrees that it shall cause to be filed with the Securities and Exchange Commission a registration statement on Form S-8 (or equivalent form as may be in effect at such time) with respect to all options granted to Executive under the Plan. The Company covenants that it will keep such registration statement current until Executive is no longer employed by the Company. The Company hereby agrees that, for so long as either the Company does not have an effective registration statement on Form S-8 or the Company has an effective registration statement on Form S-8 but Executive is restricted in his ability to resell shares acquired pursuant to the exercise of options because of the provisions of General Instruction C.2(b) to Form S-8, Executive shall have "piggyback" registration rights with respect to the options granted to Executive under the Plan and the shares underlying such options.

            5.12      TERMINATION OF EMPLOYMENT.  In the event that
                      -------------------------
Executive's employment is terminated pursuant to Section 6 hereof, other than those obligations accrued or earned and vested (if applicable) by Executive through the date of termination, Executive's employment hereunder shall terminate without further obligations to Executive.

      6.        TERMINATION.
                -----------

            6.1       DEATH OR DISABILITY.  In the event of
                      -------------------
the Executive's "Disability" (as defined below), Executive's employment with the Company shall terminate effective not less than 30 days after the date of such event. "Disability" means the earlier of (i) a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for a period of three (3) consecutive months, or more than ninety (90) days in any eight (8) month period, in the written opinion of a competent physician specializing in such condition selected by the Company who has personally examined and evaluated Executive's condition; (ii) determination of Disability under any disability income or disability buyout policy on Executive; (iii) determination of Disability under TASA's Personnel Handbook as in effect from time to time. Executive agrees to submit to appropriate medical examination by such physician at the Company's expense and that such physician's determination shall be final. Executive's employment with the Company shall terminate immediately upon the death of Executive.

            6.2       TERMINATION FOR CAUSE. The Company may
                      ---------------------
terminate Executive's employment at any time for "Cause," as defined below. "Cause" shall mean termination by action of the President of the Company or Chief Executive Officer of TASA due to (i) any act or acts of personal dishonesty engaged in by Executive, (ii) failure by Executive to perform Executive's obligations under Section 1 of this Agreement which are not remedied within thirty (30) days after receipt of written notice from the Corporation; (iii) conviction of Executive of a felony or any act of embezzlement or misappropriation of funds, (iv) material breach of any representation or warranty of Executive in this Agreement, or (v) material breach of the provisions of
Section 2, 3 or 4 hereof; (vi) engaging in conduct that Executive knows or should know may be materially injurious to the Company, TASA, or any of its affiliates, (vii) involvement in a conflict of interest as referenced in Section 1.6 for which the Company makes a determination to terminate the employment of Executive and which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such conflict and determination, (viii) breach of any material provision of this Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach, or (ix) acts involving moral turpitude.

            6.3       EFFECT OF TERMINATION.  If this
                      ---------------------
Agreement is terminated by the Company under this Section 6, the Company shall pay Executive or his estate within the next regular payroll period after such termination any unpaid salary and bonus payments, if any, which are payable as of such effective date.
If Executive is terminated under Section 6.2, all then non-exercisable options shall immediately and automatically terminate, and any registration rights theretofore granted which have not been invoked with respect to shares of common stock of TASA either acquired by Executive pursuant to the exercise of stock options or underlying vested options shall immediately and automatically terminate.

            6.4       EXPIRATION OF AGREEMENT: SEVERANCE.  If (i)
                      ----------------------------------
Executive is still employed under this Agreement on the expiration date of the Agreement; and (ii) on or before the expiration of this Agreement, (x) Executive is not offered a new employment agreement for continued employment with the Company, TASA or an affiliate (a "New Agreement"), and (y) the decision not to offer a New Agreement is other than for Cause, subject to the execution and delivery by Executive of the Release as defined in Section 6.5 below, the Company shall pay to Executive at the option of the Company, either in a lump sum within sixty (60) days after the expiration of this Agreement, or over such normal payroll periods of the Company as are necessary to pay out the full amount to Executive of the Severance Payment as defined in the next sentence (the "Severance Payment"). The Severance Payment shall be the aggregate of the following amounts: (i) any unpaid salary and bonus payments, if any, payable as of such expiration date; and (ii) an amount equal to six (6) months of the Executive's Base Salary (on an annualized basis) for the year which includes the expiration date. If Executive is still employed under this Agreement on the expiration date of the Agreement and Executive is offered a New Agreement which Executive does not execute and deliver on or before the expiration of the Term hereof (or such date as the Parties mutually agree in writing), for any reason or for no reason, Executive shall not be entitled to the Severance Payment and the terms of Section 6.3 shall apply to the termination of Executive's employment.

	Executive agrees that prior to payment of the Severance Payment pursuant to this Section 6.4, Executive shall, as a condition thereto, execute a release, based on the Company's standard form (including mutual confidentiality and non-disparagement provisions), of any and all claims he may have against the Company and TASA and each of their respective officers, directors, employees and affiliates, except for his right to enforce any post-employment obligations to him, including but not limited to obligations of the Company under this Agreement and stock option agreements under the Plan (the "Release").

      7.        ASSIGNMENT AND BINDING EFFECT.  This Agreement shall be
                -----------------------------
binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and TASA and each of their successors, assigns and legal representatives.

      8.        NOTICES.  All notices or demands of any kind required or
                -------
permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

            8.1       NOTICE TO COMPANY.  If to the Company:
                      -----------------
Questar Educational Systems, Inc., c/o Touchstone Applied Science
Associates, Inc., 4 Hardscrabble Heights, Brewster, NY  10509,
Att:  Mr. Andrew L. Simon.

            8.2       NOTICE TO EXECUTIVE.  If to Executive:
                      -------------------
_____________________________ ____________________________.

            8.3       RECEIPT OF NOTICE.  Any such written notice
                      -----------------
shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above.

            8.4       CHANGE OF ADDRESS.  Either Party may change
                      -----------------
its address for notices by giving notice to the other Party in the manner specified in this section.

      9.        INTEGRATION.  This Agreement and the Exhibit hereto
                -----------
contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive's employment. This Agreement supersedes and terminates all prior oral and written employment agreements or arrangements between the Parties.

      10.       AMENDMENT.  This Agreement cannot be amended or
                ---------
modified except by a written agreement signed by Executive, the Company and TASA

      11.       WAIVER.  No term, covenant or condition of this
                ------
Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

      12.       SEVERABILITY.  The finding by a court of competent
                ------------
jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

      13.       INTERPRETATION; CONSTRUCTION.  The headings set forth
                ----------------------------
in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties and TASA acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      14.       REPRESENTATIONS AND WARRANTIES.  Executive represents
                ------------------------------
and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

      15.       LITIGATION COSTS.  Should any litigation, arbitration,
                ----------------
or administrative action be commenced between the Parties, TASA, or any of their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this agreement, the Party or Parties, or TASA if prevailing in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for that person or entity's attorney's fees in such litigation which shall be determined by the court, arbitrator, or administrative agency, in such action or in a separate action brought for that purpose.

      16.       COUNTERPARTS.  This Agreement may be executed in two
                ------------
counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

      17.       GOVERNING LAW.  This Agreement shall be governed by
                -------------
and construed under the laws of the State of Minnesota, without regard to the choice of law provisions of this or any other jurisdictions. The courts of the State of Minnesota shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

      18.       INJUNCTIVE RELIEF.  Executive is obligated under this
                -----------------
Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value, so that the loss of such service or violation by Executive of this Agreement, including, but not limited to, the Proprietary Rights Agreement, could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company and TASA, individually, shall have the right during Executive's employment hereunder (or thereafter with respect to obligations continuing after the termination of this Agreement) to compel specific performance hereof by Executive or to obtain temporary and permanent injunctive relief against violations hereof by Executive, including, but not limited to, violations of the Proprietary Rights Agreement, and, in furtherance thereof, to apply to any court with jurisdiction over the Parties to enforce the provisions hereof.

      19.       ADVERTISING WAIVER.  Executive agrees to permit the
                ------------------
Company, TASA and its affiliates, and persons or other organizations authorized by the Company, TASA or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products, or the machinery and equipment used in the production thereof, in which Executive's name and/or pictures of Executive taken in the course of Executive's provision of services hereunder appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY                                  EXECUTIVE

Questar Educational
Systems, Inc., a Minnesota
corporation



By:___________________________

Title:________________________

                                 Exhibit A

                       Proprietary Rights Agreement

                  EMPLOYEE PROPRIETARY RIGHTS AGREEMENT
                  -------------------------------------

      As a condition of my employment by QUESTAR EDUCATIONAL SYSTEMS, INC., a Minnesota corporation, (the "Company") and wholly-owned subsidiary of Touchstone Applied Science Associates, Inc., a Delaware corporation ("TASA") in connection with the acquisition of the Company by TASA, and in consideration of my promise of employment, compensation and enhanced benefits, I, _________________, agree as follows:

        1.      NOT AN EMPLOYMENT AGREEMENT.  This Proprietary
                ---------------------------
Information Agreement shall not be deemed to be an employment agreement. I understand that nothing in this Proprietary Information Agreement changes, or is intended to change, the basic premise that my employment with the Company is governed by that certain Employment Agreement to which this Agreement is a part thereof. No representative of the Company has the authority to enter into an agreement contrary to this. The Company may in its sole discretion modify, enlarge or eliminate any of the privileges or benefits of my employment at the Company without notice consistent with applicable law.

      2.        CONFIDENTIAL INFORMATION AND INVENTIONS.  I
                ---------------------------------------
acknowledge that I have had and will continue to have access to the Company, TASA and its affiliates' (each a "TASA Entity" and collectively, the "TASA Entities") trade secrets and proprietary information regarding certain test materials, scoring and reporting processes and other technologies. The TASA Entities= trade secrets and proprietary information shall include without limitation ideas, computer code, source codes, mask works, software development tools, specifications, schematics, processes, techniques, designs, know-how, marketing plans, financial data, customer lists, referral and vendor sources, and scanning, scoring, reporting and testing methods (collectively "Confidential Information").

      I may also have access to proprietary information or materials belonging to other parties which the Company is required to keep confidential (collectively "Third Party Information"). During my employment, I may also conceive, develop or produce ideas, inventions, documentation, computer code, tools, procedures, techniques, know-how, improvements and/or other materials, whether or not they are reduced to practice or made or conceived by me solely or jointly with others that relate to the business of any TASA Entity (collectively "Inventions").

      3.        CONFIDENTIALITY.  During and after my employment, I
                ---------------
will not disclose or otherwise distribute the Confidential Information, Inventions or Third Party Information to any third party. I will use the Confidential Information, Inventions and Third Party Information only to perform my duties as an employee of the Company, and for no other purpose. I further agree that after I leave the Company, I will not incorporate, use or exploit any of the Confidential Information, Inventions or Third Party Information (disclosed separately or embodied in the products, procedures or operations of any TASA Entity), or assist any others in doing so.

      4.        PROPERTY RIGHTS.  The TASA Entities shall solely own
                ---------------
and have exclusive worldwide right, title and interest in and to the Confidential Information and Inventions, and to all modifications, enhancements and derivative works thereof, in all United States and worldwide trademarks, service marks, trade dress, copyrights, patents, trade secrets and all other intellectual property rights related thereto (including all renewals and extensions thereof) (collectively "Intellectual Property Rights"). No license or other interest of any kind in the Confidential Information, Inventions or Third Party
Information is directly or indirectly granted to me. During and after my employment with the Company, I will not challenge or otherwise impair any TASA Entity's rights to the Confidential Information, Inventions, its products, and/or the validity or enforceability of its Intellectual Property Rights.

      5.        ASSIGNMENT.  I agree that the Inventions are made
                ----------
within the scope of my employment with the Company, are commissioned at the specific request and control of the Company, and shall be deemed "works made for hire" under the United
States copyright laws, and the Company shall be the sole creator and owner of the Inventions. From the moment of creation, I irrevocably assign and transfer to the Company all right, title and interest worldwide in and to all of the Inventions, to all modifications, enhancements and derivative works thereof, and to all worldwide Intellectual Property Rights related thereto. The above assignment includes without limitation the exclusive right for the Company to exploit the Inventions by and through all media, platforms, processes, and other means now known or hereafter devised. I further irrevocably waive all rights to assert any moral rights in any way regarding the Inventions and/or the Intellectual Property Rights related thereto.

      NOTICE REQUIRED BY MINNESOTA LAW: Pursuant to Minnesota Statute Section 181.78(3), I am hereby notified that this Paragraph 5 regarding assignment of Inventions does not apply to any invention for which no equipment, supplies, facility or trade secret information of a TASA Entity was used and which was developed entirely on my own time, and (1) which does not relate
(a) directly to the business of any TASA Entity; or (b) to any TASA Entity's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for the Company.

      6.        REPRESENTATIONS.  I warrant that in performing my job
                ---------------
at the Company, I have not and will not violate any legal or equitable duties owed to any of my current or previous employers, customers or other business or consulting relationships (collectively "Relationships"), including without limitation duties relating to protecting confidential information or refraining from competitive activities. I further warrant that (a) I have not and will not disclose to anyone at any TASA Entity any confidential or proprietary information or material of a current or previous Relationship
(other than my Relationship with the Company); (b) I will not in any way use, incorporate or refer to any confidential or proprietary information or material of a current or previous Relationship (other than my Relationship with the Company) in performing my work at the Company; and (c) my Inventions shall be new and original, and shall not use or incorporate any materials or intellectual properties of third parties, except for such materials as specifically authorized in advance by the Company for which the Company has or obtains a license to use.

      7.        PRIOR INVENTIONS.  I understand that all inventions,
                ----------------
if any, which I made prior to my employment with the Company are excluded from this Agreement. I warrant that Exhibit "A" represents a complete and accurate list of all of my prior inventions, including numbers of all patent, trademark and copyright applications or registrations and brief descriptions of all unpatented, un-trademarked or un-copyrighted inventions which are not the property of a current or previous
Relationship. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of any TASA
Entity which appears to threaten or conflict with my rights in a prior invention. In the event I fail to give such notice, I agree that I will have no right to make any claim at any time against any TASA Entity regarding the prior invention. To the extent that I incorporate any of my prior inventions into the Company's products or services, I hereby grant to the Company a non-exclusive, irrevocable, royalty free, perpetual and worldwide license, with the right to sublicense, to make, have made, modify, copy, perform, display, make derivative works, distribute, use and/or sell such prior inventions as part of or in connection with such product or service.

        8.      TERMINATION.  In the event my employment is terminated
                -----------
for any reason, I resign or otherwise leave the Company's employ or at any other time upon the Company's request, I will immediately deliver to the Company (a) all Confidential
Information, Third Party Information and Inventions, and (b) all documents, computer discs, electronic files, computer code, materials, equipment, documents, drawings and other information both in hard copy and in machine readable form that in any way relate to the Confidential Information, Third Party Information, Inventions or my employment or other work at the Company. I will not make or retain any hard or electronic copies of any such information or materials, make or retain any summaries or descriptions of any such information or materials, and/or erase any hard drives or otherwise delete any such information or materials from any laptop or desktop computers, computer networks or other electronic devices or services of the Company. Immediately upon my termination or other departure, I agree to sign and deliver to the Company the "Termination Certificate" in Exhibit "B." During my employment with the Company and at all times thereafter, I agree that I will not disparage any TASA
Entity to third parties.

        9.      ENFORCEMENT.  I agree that the Company will be
                -----------
irreparably harmed and money damages will be inadequate compensation to the Company in the event I breach any provision of this Agreement. Accordingly, I agree that all the provisions of this Agreement shall be specifically enforceable, and the Company shall be entitled to injunctive relief against me in addition to other available remedies, for my breach of any provision of this Agreement. I further agree that all of the provisions of this Agreement are reasonable and necessary to protect Confidential Information of the TASA Entities, contractual obligations regarding Third Party Information, Inventions, goodwill of its business and its competitive position in the marketplace, and that such provisions are fair and will not prevent me from earning a sufficient livelihood. I also agree that any claim I may have against any TASA Entity shall not constitute a defense to the Company 's enforcement of this Agreement.

        10.     GOVERNING LAW AND VENUE.  This Agreement shall be
                -----------------------
interpreted and enforced according to the substantive laws of the State of Minnesota, without application of its conflicts or choice of law rules. I irrevocably submit to the jurisdiction and venue of the state and/or federal courts located in Minnesota for any action or proceeding regarding this Agreement.

        11.     ASSIGNMENT.  I agree that I have no right to assign or
                ----------
otherwise transfer any of my rights or obligations under this Agreement, in whole or in part. This Agreement shall be binding upon and inure to the benefit of each TASA Entity and each of their successors, assigns and legal representatives.

        12      WAIVER.  I agree that any TASA Entity's failure to
                ------
enforce any provision of this Agreement shall not be deemed a waiver unless such waiver is in writing and signed by the Company.

        13.     VALIDITY.  If any provision of this Agreement is held
                --------
by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

        14.     ENTIRE AGREEMENT.  This Agreement constitutes the
                ----------------
entire agreement regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings, whether oral or written. This Agreement cannot be modified or amended, except by a writing signed by both the Company and me. Exhibits "A" and "B" are fully incorporated herein.

        15.     SURVIVAL.  I agree that all of the provisions of this
                --------
Agreement shall survive the termination of this Agreement or my employment with the Company except for Paragraph 7.




                                          Dated as of May 31, 2006

                                          ________________________
                                                [Employee]

                                 EXHIBIT "A"

                         LIST OF PRIOR INVENTIONS


      ______ No prior inventions

      ______ See below

Title                 Date of Creation         Identifying Number and Brief
-----                 ----------------         ----------------------------
                                               Description
                                               -----------

______________       _________________         ____________________________

______________       _________________         ____________________________

______________       _________________         ____________________________

______________       _________________         ____________________________

                              EXHIBIT "B"

                       TERMINATION CERTIFICATE

      I hereby certify that:

      (a)	I have delivered and returned to the Company (i) all
Confidential Information, Third Party Information and
Inventions, and (ii) all notes, records, computer discs, electronic files, computer code, materials, equipment, drawings, documents and other information in any way related to my employment or other work for the Company or any other TASA
Entity (collectively "Materials");

      (b)	I have not made or retained any hard or electronic
copies of any of the Materials, and to not have in my possession, at home or otherwise, any of the Materials or copies thereof; and

      (c)	I have fully complied with and will continue to fully
comply with all the provisions of the Employee Proprietary
Information Agreement previously signed by me, including without limitation reporting Inventions and keeping confidential all of the Confidential Information, Third Party Information and
Inventions.


DATED: ______________________________        __________________________
                                                    [Employee]

                                                               Exhibit J
                                                               ---------

                            SUPPLY AGREEMENT
                            ----------------

      THIS SUPPLY AGREEMENT (this "Agreement"), is made and entered into as of the 31st day of May, 2006, by and between QUESTAR EDUCATIONAL SYSTEMS, INC., a Minnesota corporation with offices at 5550 Upper 147th Street West, Apple Valley, MN 55124 ("Purchaser") and NATIONAL BUSINESS SYSTEMS, INC., a Minnesota corporation with offices at 2919 West Service Road, Eagan, MN 55121 ("Supplier").

      WHEREAS, it is the intention of the parties that Supplier provide to Purchaser, and Purchaser purchase from Supplier, high speed document printing services (the "Services"); and

      WHEREAS, Supplier has the capability to provide such Services; and

      WHEREAS, Purchaser desires to enter into a supply agreement with the Supplier for the Services and is willing to purchase such Services, all as set forth herein below.

                        W I T N E S S E T H:
                        --------------------

1.      SERVICES:  Supplier hereby agrees to provide to Purchaser,
        --------
        and Purchaser, hereby agrees to purchase and accept from Supplier, subject to the provisions of this Agreement, during the term of this Agreement, the Services. The Services to be provided hereunder from time to time shall be initiated by a purchase order submitted to Supplier by Purchaser, which purchase order shall specify in sufficient detail the Services, the price(s) and any completion deadline required by Purchaser on the order (the "Deadline").

2.      PRICING:
        -------

        2.1 The prices for all Services to be provided under this Agreement shall be set forth in the purchase orders or order acknowledgements relating to the Services.

        2.2 If Supplier performs work substantially similar to the Services for any other customer on pricing terms (at comparable volumes) more favorable than those charged to Purchaser, then Purchaser shall be afforded the same advantageous terms and conditions either via a refund issued by Supplier, if Purchaser already has paid for an order, or via a reduction in the purchase price charged to Purchaser.

        2.3 Supplier hereby represents and warrants that the prices that shall be charged to Purchaser for the Services shall be fair market value prices for the Services based upon prices charged for similar services (at comparable volumes) provided to third parties by Supplier and, to the best of Supplier's knowledge, Supplier's competitors. In the event that it is determined that the prices charged to Purchaser hereunder exceed the fair market value for the Services, Purchaser retains the right to terminate this Agreement 10 days' following its provision of written notice to Supplier of such intention to terminate, during which 10-day period Supplier shall have an opportunity to cure the overcharge. Notwithstanding the foregoing, Purchaser's right to termination in the preceding sentence shall not be its exclusive remedy, and Purchaser shall retain its rights to seek any remedy to which it may be entitled under applicable law.

        2.4 Purchaser shall have the right to audit Supplier's business records in order to validate that Supplier has adhered to the requirements of Sections 2.2 and 2.3.

3.      TERM:  The initial term of this Agreement shall commence on
        ----
        the date hereof and shall end on May 31, 2009.

4.      TERMINATION.  In the event that one party becomes subject
        -----------
        to an Event of Default (as defined below), the Agreement may be terminated by the non-defaulting party upon thirty
        (30) days prior written notice.

        4.1 For purposes of this Agreement, an Event of Default in relation to a party means the occurrence of one or more of the following circumstances:

                (a) failure to perform or fulfill any obligation or condition of this Agreement to be performed or fulfilled by such party, and such failure continues for thirty (30) business days (or such longer period of time as is agreed by the parties to be reasonably necessary to allow such party to show or perform or observe such obligation) after written notice thereof is given by the other party; or

                (b) failure to make any payment when due hereunder, if such failure continues for thirty (30) days after such payment was due, unless such payment is being actively contested in good faith by the party; or

                (c) the making of any general assignment or arrangement for the benefit of creditors, the filing of voluntary or involuntary petition in bankruptcy by or against such party under any bankruptcy law or similar proceeding, the appointment of a trustee or receiver or the commencement of a similar proceeding to take possession of, or the attachment or other judicial seizure of, substantially all of such party's assets, or the taking by such party of any action in furtherance of the foregoing; or

                (d) an order is made or a resolution is passed or a petition is filed by such party for the liquidation, dissolution or winding-up of such party (other than a corporate reorganization, recapitalization, realignment or restructuring pursuant to Section 368 of the Internal Revenue Code of 1986, as amended); or

                (e) a final, non-appealable, decision of any judicial, administrative, governmental authority or other authority or arbitrator is made which enjoins or restrains, or renders illegal or unenforceable, the performance or observance by such party of this Agreement.

        4.2 No later than two (2) business days following termination hereof and regardless as to whether the parties are in dispute with regard to any payment, Supplier shall surrender to Purchaser all of Purchaser's records, data and materials, whether in hard copy or electronically.

5.      PAYMENT:  Payment in U.S. dollars is due within 30 days of
        -------
        Purchaser's receipt of Supplier's invoice for Services provided hereunder.

6.      WARRANTY:  Supplier warrants that it shall deliver Services
        --------
        on a timely basis and in accordance with any Deadline contained in a purchase order.

7.      FORCE MAJEURE:  Neither party shall be liable for its
        -------------
        failure to perform hereunder, and the obligation of such party to perform hereunder shall be suspended, to the extent that its performance is made impracticable, delayed or prevented, in whole or in part, due to any contingency beyond its reasonable control, including, without limitation, acts of God, fires, floods, war, sabotage, governmental laws, ordinances, or regulations and any other similar contingency. If the obligations of a party are suspended pursuant to the preceding sentence, such party shall give written notice to that effect to the other party within three (3) days after suspension shall have commenced, together with a statement setting forth reasonably detailed particulars concerning the cause of the suspension, and shall use all possible diligence to remedy the cause of the suspension as quickly as possible.

8.	If the obligations of a party are suspended pursuant to the
        preceding sentence, such party shall give written notice to that effect to the other party within ten (10) days after suspension shall have commenced together with a statement setting forth reasonably full particulars concerning the cause of the suspension and shall use all possible diligence to remedy the cause of the suspension as quickly as possible.

9.      ASSIGNMENT:  This Agreement shall be binding upon, and
        ----------
        inure to the benefit of, the parties and their respective successors and permitted assigns. Nothing contained herein shall be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than subsidiaries and affiliates of the parties as expressly provided herein. No assignment or transfer of this Agreement, or of any rights or obligations hereunder, may be made by either party without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement to any parent company or controlled subsidiary of any parent company upon written notice to the other party. For purposes of this Section 9, "control" shall be defined to mean ownership in excess of fifty percent (50%). Any attempted assignment without the required consent, if any, shall be void.

10.     GOVERNING LAW:  THE VALIDITY, INTERPRETATION AND
        -------------
        PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND
        CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAW OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS RULES OR
        PRINCIPLES.


11.     DISPUTE RESOLUTION AND ARBITRATION:
        ----------------------------------

        11.1 If at any time there is a dispute, controversy or claim (a "Dispute") between the parties hereto with respect to any matter arising out of or relating to this Agreement, then the party that wishes to initiate resolution of the Dispute must give written notice
                (the "Dispute Notice") to the other party, requiring that such Dispute be resolved pursuant to this Section 11.

        11.2 If the Dispute is not resolved between the parties within thirty (30) days after the date of the Dispute Notice, any controversy or claim arising out of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) shall be supported by written opinion, shall be incorporated into and made a part of this Agreement and may, at the option of either party, be enforced in law or in equity by a court having competent jurisdiction. All costs of such arbitration shall be borne in the manner determined by the arbitrator. Any proceeding under this Section shall be held in Hennepin County, Minnesota, unless the parties agree in writing to an alternate location.

12.     NOTICES:  All notices permitted or required to be given
        -------
        hereunder shall be given by personal delivery, telex, telecopy, reputable overnight carrier, or registered or certified mail, return receipt requested, postage prepaid, addressed to the receiving party at its address set forth hereinabove. Any party may change its address for such purpose by giving written notice to the other party of such change. Any notice so delivered, telecopied or telexed shall be deemed to have been duly given upon receipt and any notice so mailed shall be deemed to have been duly given four (4) business days after so mailed.

13.     NO WAIVER.  The failure of either party at any time to
        ---------
        enforce or require performance of any provision contained in this Agreement shall in no way operate as a waiver or affect the right of such party at a later time to enforce such provision. No waiver by any party of any breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be or construed as a further or continuing waiver of any such breach, or waiver of any other breach of any other term or covenant contained in this Agreement.

14.     ENTIRE AGREEMENT; CONFLICT; AMENDMENT.  This Agreement and
        -------------------------------------
        all the Schedules and Exhibits attached hereto constitute the entire understanding of the parties concerning the subject matter hereof and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. No modification of this Agreement or waiver of any terms or rights hereunder will be binding upon any party unless signed in writing by an authorized representative of such party.

15.     SEVERABILITY.  The provisions of this Agreement will be
        ------------
        enforceable to the fullest extent permissible under applicable law, and the unenforceability (or modification to conform to law) of any provision will not render unenforceable or impair the remainder of this Agreement.
        If any provision will be found invalid or unenforceable, in whole or in part, this Agreement will be considered amended to delete or modify, as necessary, the offending provision or provisions and to alter its bounds to render it valid and enforceable.

16.     SECTION HEADINGS.  The headings contained in this Agreement
        ----------------
        are inserted for the convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed to be a substantive part of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                   QUESTAR EDUCATIONAL SYSTEMS, INC.

                                   By:_______________________________

                                   Title:____________________________


                                   NATIONAL BUSINESS SYSTEMS, INC.

                                   By:_______________________________

                                   Title:____________________________

                                                               Exhibit K
                                                               ---------

                             May 31, 2006


Touchstone Applied Science Associates, Inc.
4 Hardscrabble Heights
Brewster, NY 10509

Re:	Stock Purchase Agreement dated as of May 31, 2006.

Ladies and Gentlemen:

      We have acted as counsel to Questar Educational Systems, Inc., a Minnesota corporation (the "Company") and John W. Adams, David P. Ihle, Theodore Naegeli, Terry Appleman, Mark Budde, MaJeana Hallstrom, Greg Lindstrom and Susan Trent (collectively, the "Selling Shareholders"), in connection with the execution and delivery of the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of May 31, 2006, among Touchstone Applied Science Associates, Inc., a Delaware corporation ("TASA"), the Selling Shareholders and the Company. Capitalized terms used herein have the same meanings as are ascribed to them in the Stock Purchase Agreement unless otherwise defined herein.

      In such capacity, we have examined the documents listed below and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion letter:

      9.14.1 the Stock Purchase Agreement together with any schedules and exhibits;

      9.14.2 the documents, instruments, and agreements ancillary or supplementary to the Stock Purchase Agreement
(collectively, the "Transaction Documents");

      9.14.3 the Articles of Incorporation and Bylaws of the Company;

      9.14.4 a Secretary's Certificate relating to resolutions adopted by the board of directors of the Company, at a meeting of the board of directors or by written consent in lieu thereof, in connection with the Stock
Purchase Agreement; and

      9.14.5 a Certificate of Good Standing with respect to the Company issued by the Minnesota Secretary of State as of May 22, 2006.

      Based upon our examination described above, but subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

      1.	The Company is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Minnesota.

      2.	The Company has all necessary corporate power and
corporate authority to enter into, and to perform its obligations under, each of the Transaction Documents to which it is a party.

      3.	The Company has authorized, by all necessary corporate
action, the execution and delivery of, and performance of its obligations under, each of the Transaction Documents to which it is a party, and the Company has executed and delivered each of such Transaction Documents.

      4.	Each of the Transaction Documents to which the Company
is a party constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms.

      5.	To our knowledge, there are no actions or proceedings
against the Company pending before any court, government agency or arbitrator, or overtly threatened in writing, that are material to the Company or which challenge the ability of the Company to execute, deliver or perform its obligations under the Transaction Documents to which it is a party.

      6.	The execution and delivery by the Company of, and the
performance of its obligations under, each of the Transaction
Documents to which it is a party do not (a) violate the Company's Articles of Incorporation or Bylaws or (b) breach, or result in a default under, any existing obligation of the Company under its material Contracts.

      7.	To our knowledge, the execution and delivery by the
Company of, and the performance by the Company of its obligations under, each of the Transaction Documents to which it is a party are not prohibited by, nor do they subject the Company to the imposition of a fine, penalty or other similar sanction, or a violation under, the provisions of statutory laws or regulations.

      8.	No approval, authorization or other action by, or
filing with, any governmental authority is required in connection with the execution and delivery by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby.

      9.	The Company's authorized capital stock consists of
100,000 shares of common stock, par value $0.01 per share, of which 50,000 shares are issued and outstanding. The Shares have been duly authorized, validly issued, and are fully paid and nonassessable. The delivery of the Shares to Purchaser by each of the Selling Shareholders along with duly executed stock powers and assignments separate from certificate will transfer to Purchaser title thereto free and clear of all liens, pledges, encumbrances, security interests or claims.

      10.	Each Transaction Document executed and delivered by a
Selling Shareholder constitutes the legal, valid and binding obligation of each such Selling Shareholder, enforceable against each such Selling Shareholder in accordance with its terms.

      Our opinions herein are rendered upon the assumptions and are subject to the limitations and qualifications set forth below:

      (a)	As to factual matters relating to our opinions
herein, we have relied upon statements, certificates, and other assurances of public officials and of officers and other representatives of the Company, upon such other certificates as we deemed appropriate and upon the representations, warranties, and covenants of the Company set forth in the Stock Purchase Agreement, which factual matters have not been independently established or verified by us.

      (b)	We have assumed (a) the genuineness of all
signatures (other than those of the Company and the Selling
Shareholders) on all documents submitted to us for examination, (b) the truthfulness of all facts stated in such documents, (c) the legal capacity of all natural persons (other than the Selling Shareholders), (d) the authenticity of all documents submitted to us as originals,
(e) the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents, and (f) that all certificates issued by public officials have been properly issued.

      (c)	We have assumed that all consideration agreed to
be paid for the issuance of the Shares has been received by the Company from the shareholders of the Company.

      (d)	We have assumed, without independent check or
verification, that TASA has all requisite power and authority to execute, deliver, and perform its obligations under the Stock Purchase Agreement, and that the Stock Purchase Agreement has been duly authorized by all necessary action on the part of TASA, has been duly executed and delivered by TASA and constitutes the legal, valid, and binding obligation of TASA, enforceable against TASA in accordance with its terms.

      (e)	Our opinions herein are subject to the effect of
(a) laws relating to bankruptcy, reorganization, insolvency, receivership, moratorium, fraudulent conveyance, or other similar laws now or hereafter in effect relating to or limiting creditors' rights generally,
(b) the application of general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law), and (c) the exercise of judicial discretion. The use of the term "enforceable" in this opinion letter does not imply any opinion as to the availability of equitable remedies.

      (f)	In basing the opinions and other matters set
forth herein on "our knowledge", the words "our knowledge" signify that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company as counsel, no information has come to our attention that would give us actual existing knowledge or actual existing notice that any such opinions or other matters are not accurate or that any of the documents, certificates, reports, and information on which we have relied are not accurate and complete. Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring solely to the actual knowledge of the particular attorneys of the firm who have represented the Company and the Selling Shareholders in connection with the transactions contemplated by the Stock Purchase Agreement and we do not necessarily refer to such knowledge as might be acquired by a review of all of our files with respect to matters involving the Company or the Selling Shareholders or by interviews with all present and former members and associates of our firm. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference should be drawn from the fact that no such investigation has been undertaken by us.

      (g)	We express no opinion with respect to the
applicability or effect of any federal or state antitrust or unfair competition laws or regulations.

      (h)	We express no opinion with respect to the
applicability or effect of any federal or state securities or "blue sky" laws or regulations.

      (i)	We render no opinion as to matters involving the
laws of any jurisdiction other than the laws of the State of Minnesota, the Business Corporation Act of the State of Minnesota, and the federal laws of the United States of America. Although the lawyers of this firm responsible for the preparation and review of this opinion letter, as well as other lawyers of this firm, are admitted to practice in other jurisdictions, we have neither examined nor considered the laws of any other jurisdiction in connection with this opinion letter.

      (j)	The opinions expressed in this opinion letter are
limited to the matters set forth in this opinion letter as of the date hereof, and no other opinions should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

      Our opinions expressed herein are rendered solely for the use of the addressee and Rider, Weiner & Frankel, P.C. and Vedder, Price, Kaufman and Kammholz, P.C., as counsel to TASA, and these opinions may not be relied on by any other persons without our prior written approval.

                                  Very truly yours,


                                  ROBINS, KAPLAN, MILLER & CIRESI L.L.P.



                                  Eric O. Madson

EOM/klg

                                                               Exhibit L
                                                               ---------











                                  May 31, 2006






TO THE SELLERS OF COMMON STOCK
OF QUESTAR EDUCATIONAL SYSTEMS, INC. NAMED
ON EXHIBIT A HERETO

	Re:	Acquisition of Stock of Questar Educational Systems, Inc.
		By Touchstone Applied Science Associates, Inc.
		Our File No. 1571.59

Ladies and Gentlemen:

	We have acted as counsel for Touchstone Applied Science Associates, Inc., a Delaware corporation ("Purchaser"), in connection with the execution and delivery of the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of May 31, 2006, among Purchaser, John W. Adams, David P. Ihle, Theodore Naegeli, Terry Appleman, Mark Budde, MaJeana Hallstrom, Greg Lindstrom and Susan Trent (collectively, the "Selling Shareholders") and Questar Educational Systems, Inc., a Minnesota corporation ("QES"). Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the certain Stock Purchase Agreement.
In such capacity, we have made an examination in respect of (a) the organization, existence, qualification and good standing of the Purchaser, and (b) the authorization, execution and delivery of the various documents to be executed and delivered by Purchaser in connection with the transactions. In particular we have examined copies of the following documents (collectively, the "Transaction Documents");

		(a)	Stock Purchase Agreement;

                (b) Employment Agreement by and among QES, Purchaser and each of Adams, Appleman, Budde, Hallstrom, Lindstrom, and Trent;

                (c) Non-Competition Agreement by and among Purchaser, QES and each of Adams, Appleman, Budde, Hallstrom, Ihle, Lindstrom, Naegeli and Trent;

                (d) Questar Investor Rights Agreement between Purchaser and Selling Shareholders;

                (e)     Escrow Agreement by and among  John W. Adams, David
                        P. Ihle, Theodore Naegeli, Terry Appleman, Mark Budde, Majeana Hallstrom, Greg Lindstrom, Susan Trent, Purchaser and Rider, Weiner & Frankel, P.C., as Escrow Agent;

                (f) Intellectual Property Assignment and Usage Agreement by and among Questar Data Systems, Inc., QES and Purchaser;

                (g) Transitional Services Agreement by and among QES, Purchaser and Questar Data Systems, Inc.

                (h) Proprietary Rights Agreement by and among QES, Purchaser and Ann Small

                (i) Subordinated Note issued by Purchaser in favor of Questar Data Systems, Inc. on behalf of Selling Shareholders.

	We have also examined such other instruments and documents as we have deemed necessary or appropriate as the basis for the opinion hereinafter expressed, the certificate of incorporation, good standing certificate, and corporate resolutions of the Purchaser and have conducted such other investigations of law as we have considered necessary or appropriate in the circumstances to render the following opinion.

	In stating our opinion, we have assumed the genuineness of all signatures of, and the authority of persons signing on behalf of parties thereto, the authenticity of all documents submitted to us as originals and conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

	As to issues of fact material to the opinions expressed below, we have relied upon oral and written certifications and representations and warranties of the Purchaser, without making independent investigations or verification thereof.

      Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring solely to the actual knowledge of the particular attorneys of the firm who have represented the Purchaser in connection with the transactions contemplated by the Stock Purchase Agreement and we do not necessarily refer to such knowledge as might be acquired by a review of all of our files with respect to matters involving the Purchaser or by interviews with all present and former members and associates of our firm. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference should be drawn from the fact that no such investigation has been undertaken by us.

In reaching the opinions set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

      1.	Each party to the Transaction Documents (other than
Purchaser and any person executing any of the Transaction
Documents on behalf of Purchaser) has duly and validly executed and delivered the Transaction Documents, and such party's obligations under the Transaction Documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms.

      2.	Each person (other than Purchaser and any person
executing any of the Transaction Documents on behalf of Purchaser, whether individually or on behalf of an entity), is authorized to execute the Transaction Documents.

	Based upon the foregoing, and subject to the limitations, qualifications and exceptions herein contained, we are of the opinion that:

	1.	Purchaser is a corporation duly incorporated, validly
existing and in good standing under the laws of the State of Delaware.

	2.	Purchaser has all necessary corporate power and
authority to enter into, and to perform its obligations under each of the Transaction Documents to which it is a party.

	3.	The Purchaser has authorized, by all necessary
corporate action, the execution and delivery of, and performance of its obligations under, each of the Transaction Documents to which it is a party, and the Purchaser has executed and delivered each of such Transaction Documents.

	4.	Each of the Transaction Documents to which Purchaser
is a party constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its respective terms.

	5.	To our knowledge, there are no actions or proceedings
against the Purchaser pending before any court, government agency or arbitrator, or overtly threatened in writing which are material to the Purchaser or which challenge the ability of the Purchaser to execute, deliver or perform its obligations under the Transaction Documents.

	6.	To our knowledge, the execution, delivery and
performance by Purchaser of the Transaction Documents executed by it do not, and will not (a) conflict with or violate any provision of the Certificate of Incorporation and Bylaws of Purchaser or (b) breach, or result in a default under, any existing obligation of the Purchaser under any of the Purchaser's material contracts or licenses of which we have knowledge.

	7.	To our knowledge, the execution and delivery by the
Purchaser of, and the performance by the Purchaser of its obligations under, each of the Transaction Documents are not prohibited by, nor do they subject the Purchaser to the imposition of a fine, penalty or other similar sanction for a violation under, the provisions of statutory laws or regulations.

	8.	In basing the opinions and other matters set forth
herein on "our knowledge", the words "our knowledge" signify that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company as counsel, no information has come to our attention that would give us actual existing knowledge or actual existing notice that any such opinions or other matters are not accurate or that any of the documents, certificates, reports, and information on which we have relied are not accurate and complete.

	9.	Except for filings required pursuant to any state
securities or "blue sky" laws or the federal securities laws, no approval, authorization or other action by, or filing with, any governmental authority is required in connection with the execution and delivery by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby.

      10.	All necessary corporate action on the part of the
Purchaser has been taken to authorize the issuance of the TASA
Preferred Stock and, when issued pursuant to the terms of the Stock Purchase Agreement, the TASA Preferred Stock will be validly issued, fully paid and nonassessable.

      The enforceability of certain remedies contained in the Transaction Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally. The use of the term "enforceable" in this opinion letter does not imply any opinion as to the availability of equitable remedies.

      This opinion is not to be used, circulated, quoted or referred to in connection with any transaction other than as contemplated by the Transaction Documents. Although certain lawyers of this firm are admitted to practice in jurisdictions other than New York, we do not express any opinion as to the laws of states or jurisdictions other than New York, except that the foregoing opinions are additionally based upon and limited to our review of the General Corporation Law of the State of Delaware. We are not members of the bar of the State of Delaware and do not hold ourselves out as experts on the laws of the State of Delaware and accordingly, we have reviewed only the General Corporation Law of the State of Delaware as in effect as of the date of this letter in connection with the foregoing opinions. Certain of the Transaction Documents are governed by the laws of the State of Minnesota and we have assumed that insofar as the laws of the State of Minnesota are applicable to the opinions expressed herein, such laws are identical to and will be interpreted in the same manner as the laws of the State of New York.

	This opinion is solely for the benefit of the addressees and Robins, Kaplan, Miller & Ciresi, L.L.P. and Selling Shareholders of Common Stock of Questar Educational Systems, Inc. may not be relied upon by any other person or entity.


                                      Very truly yours,

                                      RIDER, WEINER & FRANKEL, P.C.


                                      By:________________________
                                           Maureen Crush
                                           Vice President

                              SCHEDULE "A"



Mr. John W. Adams
Mr. David P. Ihle
Mr. Theodore Naegeli
Mr. Terry Appleman
Mr. Mark Budde
Ms. MaJeana Hallstrom
Mr. Greg Lindstrom
Ms. Susan Trent

                                                               Exhibit M
                                                               ---------

                                LEASE

	THIS INDENTURE OF LEASE, made and entered into effective the 31st day of May, 2006, by and between Apple Valley Development LLC, a limited liability company having an address at 2905 West Service Road, Eagan, MN 55121 (hereinafter referred to as "Lessor"), and Questar Educational Systems, Inc. a Minnesota corporation, having an address at 5550 Upper 147th Street West, Apple Valley, MN 55124 (hereinafter referred to as "Tenant").

                              WITNESSETH:

	That Lessor, for and in consideration of the covenants and agreements hereinafter set forth to be kept and performed by Tenant, does hereby demise and lease into the Tenant the following premises situated in Dakota County, Minnesota:

	Lot 2, Block 1, Valley Business Park 3rd Addition, commonly known as 5550 Upper 147th Street West, Apple Valley, Minnesota
55124 and the building and improvements thereon constituting approximately forty-eight thousand seven hundred thirty-three
(48,733) square feet of space as delineated on Schedule "A" annexed hereto and made a part hereof in the building
(collectively the "Leased Premises").

1.      PRIOR LEASE.  This Lease replaces in its entirety the Lease
        -----------
made and entered into effective as of April   , 2003, and any
amendments or modifications thereof, and any consents or approvals made by Lessor with respect thereto (the "Prior
Lease"), between Lessor and Tenant from and after the Commencement Date of this Lease, whereupon, after such date, all of the rights and obligations of Lessor and Tenant with respect to the Leased Premises shall be governed and controlled by the provisions of this Lease, except that nothing herein contained shall be deemed to constitute a release or discharge of Tenant with respect to any obligation or liability accrued or incurred under the Prior Lease, and outstanding and unsatisfied on the date of execution and delivery of this Lease.

2.      TERM.  The initial term of this Lease shall be for a period
        ----
of approximately five (5) years ("Lease Term"), beginning May
31, 2006 (the "Commencement Date"), and continuing up to and including May 31, 2011 (the "Expiration Date").

3.      RENTALS.  Tenant agrees to pay to Lessor or to such party
        -------
as Lessor may designate in writing as rent for said premises, during the Lease Term, the sum of Thirty-Six Thousand and 00/100 Dollars ($36,000.00) per month (the "Fixed Rent"), payable in advance, with the first month's rental payable on May 31, 2006 and thereafter each month's rental shall be payable on the first day of each month. The first month's rent shall be adjusted by multiplying the Fixed Rent for such month by a fraction, the numerator of which shall be the number of calendar days in the period from the Commencement Date to the last day of the month in which such Commencement Date shall occur, both dates inclusive, and the denominator of which shall be the number of calendar days in such month. In the event that any rent payment, or any other sum owed by the Tenant to the Lessor is not received by the Lessor within fifteen (15) days of its due date, the Tenant shall incur, and be obligated to pay the Lessor a late payment fee in the amount of five percent (5%) of the amount of such delinquent payment; provided, however, that in the event of a second delinquency in rent payment and thereafter, the five percent (5%) penalty shall be imposed in the event that any payment owed by the Tenant to the Lessor is not received by the Lessor within five (5) days of its due date.

4.      OPTION TO RENEW.  Provided Tenant is not then in material
        ---------------
default of any term of this lease, the Lease Term may be extended for one (1) additional period of FIVE (5) years ( the "Option Period" ), the Option Period running from the
Expiration Date to April 30, 2016, unless sooner terminated as herein provided. Such option to extend shall be exercised by the Tenant by giving written notice to the Lessor not later than one-hundred twenty (120) days prior to the Expiration Date of the Lease Term. Such Option Period shall be on the same terms, covenants and conditions as provided in this lease for the Lease Term and payment of all additional rent and other charges required to be made by the Tenant as provided in this Lease for the Lease Term shall continue to be made during the Option
Period or as otherwise provided in this lease, except that the fixed annual rental payable as provided in Article "3" herein shall be increased or decreased as follows:

      Fixed Rent during the Option Period shall be set at the Fixed Rent as set forth in Article "3" above, together with the product obtained by multiplying such Fixed Rent by of the percentage increase in the Consumer Price Index - Midwest Urban, All Consumers published by the United States Department of Labor, Bureau of Labor Statistics (hereinafter the "C.P.I") between that published for April, 2006 and that published for March, 2011, provided that in no event shall (i) an increase in Fixed Rent as a result of the rent adjustment to occur on the Expiration Date exceed fifteen percent (15%) of the Fixed Rent nor (ii) a decrease in Fixed Rent as a result of the rent adjustment to occur on the Expiration Date result in Fixed Rent below the amount set forth in Article "3". In the event the C.P.I. is discontinued, comparable statistics on the purchasing power of the consumer dollar, published by the Bureau of Labor and Statistics of the United States Department of Labor shall be used for making the computation in this subsection. In the event the Bureau of Labor Statistics shall no longer maintain statistics on the purchasing power of the consumer dollar, comparable statistics published by a reasonable financial periodical or recognized authority selected by Lessor shall be used for making the computation in this subsection. If such index is changed so that a year other than 1984 shall equal 100, then such index shall be converted in accordance with the conversion factor published by the United States Bureau of Labor Statistics. In the event that a dispute arises regarding the amount or computation of the increase to the fixed annual rental payable during the Option Period, such a dispute shall be arbitrated in Hennepin County, Minnesota, in accordance with the rules of the American Arbitration Association, as in effect at the time of the dispute, except that each party shall be entitled to choose one arbitrator, who jointly shall select a third arbitrator, who shall determine the matter. Any award of such arbitration shall be enforceable against the parties to the same extent as a judgment of a court of law having jurisdiction over same, provided however, that the arbitrator shall have no authority to alter or re-determine the terms of this Agreement and the arbitration shall be limited to the amount or computation of the increase to the fixed annual rental payable during the Option Period under this Article "4".

5.      TENANT'S COVENANTS.  Tenant expressly covenants and agrees:
        ------------------

	a.	To pay any and all charges made by any public or
utility company for services furnished to Tenant or the Leased
Premises during the term of this Lease.  	b.	To use the
Leased Premises for office, warehouse and for any other purpose consistent with and pertinent to its business, and to comply with all laws, ordinances, rules and regulations of legally constituted authorities relating to the use of such premises.

	c.	To keep the roof free of damaging ice and snow
accumulation and to keep the parking, driveway and lawn areas in a neat and clean condition and in good repair, all at its own cost and expense.

	d.	Not to use the Leased Premises nor permit the same to
be used for any unlawful business or purpose whatsoever or for any purpose which is classed by insurance companies as extra-hazardous.

	e.	To heat and cool the premises at its own cost and
expense, including heating, plumbing and electrical utilities.

        f. To carry property, casualty and extended coverage insurance and personal property insurance at its own cost and expense in an amount of at least the fair market value of the Leased Premises and personal property, with the Lessor to be named as an insured and loss payee, and to keep such insurance policies and premium receipts thereon on deposit with Lessor at all times. In the event that the Lessor elects to carry itself, the required property, casualty and extended insurance coverage, it shall have the right to do so, with the Tenant being responsible for reimbursing the Lessor for all insurance premiums incurred as a result thereof.

	g.	To carry public liability insurance at its own cost
and expense in the amount of at least One Million and 00/100 Dollars ($1,000,000.00) or such additional amounts as Lessor may reasonably require from time to time, with Lessor to be named as an additional insured, and to provide Lessor with insurance certificates evidencing such coverage and renewals at all times.

	h.	To pay all real estate taxes and special assessments
which become due and payable on the Leased Premises during the term of this Lease before penalty attaches thereto, including those becoming due and payable in the calendar year of 2006 on or after the Commencement Date. Said taxes and special assessments shall be pro-rated for that portion of the first year of the Lease, and such taxes and special assessments for the last year of the Lease shall be prorated, based upon the prior year's tax and assessment. If Tenant in good faith shall desire to contest the validity or amount of any real estate tax or special assessment which it has hereby agreed to pay on said Leased Premises, Tenant shall notify Lessor of its intention to do so and Lessor agrees to render to Tenant all assistance reasonably possible, without expense to Lessor in asserting such contest, including the joining in and signing of any protest or pleading which Tenant may deem advisable to file. Any rebate or refund on such tax or special assessment paid by Tenant shall belong to and be paid to Tenant. In no event shall Tenant permit such taxes to become delinquent or penalties to accrue thereon. In the event that Tenant is delinquent in its payment of real estate taxes relating to the Leased Premises, Lessor reserves the right to collect from Tenant monthly installments for such real estate taxes.

	i.	To quit and surrender the Leased Premises to the
Lessor at the expiration of this Lease in as good condition as when received, ordinary wear and tear resulting from permitted use by Tenant and damage by fire and the elements for which there is insurance coverage excepted.

	j.	To the extent allowed by their respective insurance
carriers, both the Lessor and Tenant shall have waiver of subrogation clauses contained n their insurance policies.

	k.	All insurance policies carried by the Tenant shall
contain a provision that the Lessor must be provided written notice at least thirty (30) days in advance of any cancellation or non-renewal.

6.      LESSOR'S COVENANTS.  Lessor expressly covenants and agrees:
        ------------------

	a.	That the Lessor is lawfully seized of the premises
hereby demised and has good right and lawful authority to enter into this Lease for the full term aforesaid.

	b.	That the Tenant shall have actual possession of the
premises hereby demised at the beginning of the term hereof, and the Tenant shall have the peaceable and uninterrupted use and occupancy of said premises during the said Lease term and extension thereof, provided the Tenant pays the said rent and performs the covenants herein agreed by it to be performed.

7.      TENANT AND LESSOR COVENANTS AS TO REPAIRS.  The Tenant and
        -----------------------------------------
Lessor covenant and agree:

	a.	After the Tenant has been tendered possession of the
Leased Premises and the term of this Lease has begun, Tenant, during the term hereof, at its own expense, shall keep the
Leased Premises and the equipment, drains, fixtures, appliances and machinery in, upon, serving or appurtenant to said premises, in good order and repair and it shall maintain reasonable preventative maintenance on all such items. Tenant shall replace, at its own expense any and all glass broken in or about said premises, including plate glass, if any, with glass of the same quality, and shall keep the roof of the building free from an accumulation of ice and snow which would endanger the roof
and put undue strain on the roof's supports.   Lessor shall, to
the extent it receives or has received any assignable warranties from its contractors, subcontractors or manufacturers, for work, materials or equipment performed or installed in connection with the Leased Premises which Tenant is obligated to repair pursuant to this Lease, assign such warranties to the Tenant.
In the event this Lease should terminate prior to the expiration of such warranties for any reason, Tenant shall reassign such warranties to Lessor.

	b.	Unless caused by the negligent or intentional acts of
omissions of the Tenant, the Lessor shall conduct and pay for all repairs and maintenance to the exterior walls, the roof, foundation and supporting columns of the Leased Premises or any part thereof, and shall replace and pay for building equipment, such as heating, plumbing, air conditioning, electrical wiring and service facilities of like nature which must be replaced due to general wearing out.

8.      TENANT'S FIXTURES.  Tenant shall have the right to use all
        -----------------
furniture, fixtures and equipment now located on the Leased
Premises which are necessary for and used in the conduct of the business of Tenant on the Leased Premises.

9.      ASSIGNMENT OR SUBLETTING.  Lessor shall have the right to
        ------------------------
assign the Lease in its absolute discretion. Tenant shall not assign this Lease or sublet all or any part of the Leased Premises without first obtaining the written consent of Lessor, which consent shall not be unreasonably withheld or delayed by the Lessor. Notwithstanding the foregoing, Tenant shall have the right without Lessor's consent, to assign or sublease this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets.

10.     FIRE, ETC., DAMAGE.  If through no fault of the Tenant, the
        ------------------
Leased Premises or any part thereof or any appurtenance thereto is so materially damaged by fire, casualty or structural defects that a reasonable business person would determine that the same cannot be restored within one hundred twenty (120) days, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Lessor to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises materially unusable for Tenant's purposes, or Tenant elects not to terminate this Lease, Lessor shall promptly repair such damage at the cost of the Lessor. In making the repairs called for in this paragraph, Lessor shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Lessor. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy or use, in whole or in part, for Tenant's purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant.
The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant's reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or materially unfit for occupancy or use, in whole or in part, for Tenant's purposes.

11.     ALTERATIONS AND WORKMANLIKE REPAIRS.  Lessor agrees that
        -----------------------------------
Tenant, at its own cost and expense, may make such alterations in and to the Leased Premises as it finds necessary or convenient for its purposes, except that no structural change shall be made without the express written consent of Lessor, which consent shall not be unreasonably withheld or delayed.
All such alterations shall immediately become part of the building and shall belong to the Lessor except that Lessor may, at its option, at the termination of the term of this Lease, require Tenant to remove such alterations and restore the premises to substantially the condition in which they were before such alterations, all at the cost and expense of Tenant. All work done in connection with any repairs, changes or alterations, whether by Lessor or Tenant, shall be done promptly and in a good and workmanlike manner and in compliance with the requirements of the public and insurance authorities and all governmental laws and regulations applicable thereto. The cost of such repairs shall be paid so that the Leased Premises shall at all times be free of liens for labor and materials, supplied or claimed to have been supplied to the Leased Premises. In the event Tenant, for any reason, decides to dispute and delay payment of the cost of such repairs, it may do so by notifying Lessor in writing of such dispute and delay, and shall post security with Lessor, at its request, to save Lessor harmless therefrom, and delay, and shall post security with Lessor, at its request, to save Lessor harmless therefrom, and at Lessor's request, will provide a bond to prevent a lien foreclosure sale.

12.     SUBORDINATE LEASE TO MORTGAGE.  The Lessor shall have the
        -----------------------------
right to subject and subordinate this Lease at all times to the lien of any mortgage or mortgages now or hereafter placed on the Lessor's interest in the Leased Premises, if requested by any such mortgage holder. Tenant agrees to execute and deliver upon demand of the Lessor, its successors and assigns, such further instruments subordinating this Lease to the lien of any such mortgage or mortgages, provided, however, such mortgagee or mortgagees shall, in writing:

	a.	Recognize the validity and continuance of this Lease
in the event of a foreclosure of the Lessor's interest as long as the Tenant shall not be in default under the terms hereof;
and

	b.	Agree to notify Tenant within a reasonable time prior
to the commencement of any mortgage foreclosure proceedings of the nature and extent of all defaults under such mortgage.

13.     NON-DISTURBANCE AGREEMENTS. Lessor hereby agrees to use
        --------------------------
reasonable efforts to obtain for Tenant a subordination, non-disturbance and attornment agreement (a "SNDA") from all existing Mortgagees and Lessors, in the standard form customarily employed by such Mortgagee and/or Lessor in respect of the Leased Premises. The fact that the Lessor is unable to obtain such a SNDA shall not affect the Tenant's obligations hereunder.

14.     PERFORMANCE OF OTHER PARTY'S OBLIGATIONS.  The Tenant
        ----------------------------------------
covenants and agrees that if it shall at any time fail to make any payment or perform any other act on its part to be made or performed as in this Lease provided, then the Lessor, may, after thirty (30) days, written notice thereof to Tenant, but without obligation so to do and without waiving or releasing the Tenant from any obligations of the Tenant in this Lease contained, make any payment or perform any other act on the part of the Tenant to be made and performed as in this Lease provided, in such manner and to such extent as the Lessor may deem desirable. All sums so paid by the Lessor and all necessary and incidental costs and expenses in connection with the performance of any such act by the Lessor, together with interest thereon at the rate of eight percent (8%) per annum from the date of making such expenditure by the Lessor, shall be deemed additional rent hereunder and shall be payable to the Lessor on demand, and the Lessor shall have, in addition to any other right or remedy of the Lessor, the same rights and remedies in event of the nonpayment thereof by the Tenant as in the case of default by the Tenant in the payment of rent.
If there is an undisputed default with respect to any of Lessor's covenants, warranties or representations under this Lease, and if the default continues more than thirty (30) days after notice in writing from Tenant to Lessor specifying the default, Tenant may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Tenant shall have been fully reimbursed for such expenditure.

15.     REASONABLE ACCESS BY LESSOR.  The Lessor shall have
        ---------------------------
reasonable access during business hours to the premises hereby demised for the purpose of examining and exhibiting the same to prospective purchasers or mortgagees or to make any needed repairs as above permitted, provided Lessor does not unnecessary interfere with Tenant's business. Lessor shall further have reasonable access during business hours to the premises during the last six (6) months of the term hereof to exhibit the same to prospective tenants.

16.     COMPLIANCE WITH ENVIRONMENTAL LAWS.  Tenant, at all times
        ----------------------------------
during the term of this Lease, agrees to conduct its business operations from the Leased Premises in compliance with all applicable environmental laws and regulations, and will indemnify and save harmless Lessor from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, reasonable attorneys' fees and expenses of litigation) arising during or after the term of this Lease as a result of any violation by Tenant of applicable environmental laws or regulations. Lessor agrees to indemnify and save harmless Tenant from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, reasonable attorneys' fees and expenses of litigation) resulting from any violation of applicable environmental laws or regulations with respect to the Leased Premises, which existed as of the commencement date of this Lease, or which results from a violation of such laws or regulations by Lessor during the term of this Lease. Lessor acknowledges that, to the best of its knowledge, there have been no violations of such laws or regulations with respect to the Leased Premises prior to the Commencement Date. The respective rights and obligations of Lessor and Tenant under this Article "16" shall survive the expiration or earlier termination of this Lease.

17.     CONDEMNATION.  If the entire Leased Premises shall be
        ------------
taken for any street or other public use by the action of the public authorities, or substantial portions of said Leased Premises are taken as, in the reasonable judgment of the Tenant, would make it uneconomic to continue to operate its business thereon, then this Lease and the term demised shall thereupon terminate as of the date when physical possession of said premises, or such part thereof, shall be taken by such municipality or other public corporation, and all further obligations of the parties under this Lease shall end, provided, however, that for any lesser taking the Lease shall continue upon a proper adjustment of rentals in view of the lesser
premises available for use by Tenant.   Upon any termination of
this Lease pursuant to the provisions of this Article "17", rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

18.     INDEMNIFICATION BY TENANT.  Tenant shall defend, indemnify
        -------------------------
and hold the Lessor harmless from any and all liability, damage, expense, cause of action, suits, claims or judgments resulting from injury to persons or property on the demised property (not caused by the sole negligence of Lessor, its employees or agents) which arise out of Tenant's use or occupancy of the premises, its act, failure to act, or negligence of Tenant, its agents, employees or business visitors or any other parties. Lessor agrees that in case any claim is asserted or any action brought to recover any such damage, Lessor will give immediate notice thereof in writing to Tenant and will cooperate in every way in the investigation and defense of any such claim or action, and that the handling and settlement of any such action shall be performed and concluded by Tenant.

19.     RISK OF LOSS, DAMAGE OR DESTRUCTION.  Tenant assumes all
        -----------------------------------
risk of loss, damage or destruction of the contents of said building and of or to other property brought upon the Leased Premises by the Tenant or by any other persons with the knowledge or consent of the Tenant and of or to property in proximity to the Leased Premises when connected with or incidental to the occupation thereof.

20.     LESSOR'S REMEDY FOR DEFAULTS.  If Tenant shall default in
        ----------------------------
the payment of rent when due to Lessor as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Lessor, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Lessor without correction thereof then having been commenced and thereafter diligently prosecuted, then it shall be optional for Lessor to declare this Lease forfeited and the said term ended, and to re-enter said Leased Premises with or without process of law, using such force as may be necessary to remove all persons or chattels therefrom, and Lessor shall not be liable for damages by reason of such re-entry or forfeiture. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Lessor obtaining possession of the Lease Premises by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise; but notwithstanding such declaration and re-entry by Lessor, the liability of Tenant for the rent provided for herein shall not be relinquished or extinguished for the balance of the term of this Lease. If default be made by Tenant and if Lessor exercises its option to terminate as herein provided or as provided by law, Lessor shall use reasonable efforts to mitigate its damages and to re-rent the Leased Premises for the unexpired portion of this Lease, and if the amount of rental received by Lessor upon said re-letting is less than an amount equal to the rental herein agreed to be paid by Tenant, and all other payments required under this Lease plus all costs and expense, including reasonable legal fees, incurred by Lessor due to said default and re-letting, Tenant shall thereupon pay said difference to Lessor in cash, as Tenant's liquidated damages for such breach. Tenant shall pay, in addition to the rentals and other sums agreed to be paid hereunder, such additional sums as the court may adjudicate as reasonable as attorneys' fees and costs and expenses incurred in any suit or action instituted by Lessor to enforce the provisions of this Lease or to collect the rental due Lessor hereunder. No payment by Tenant or receipt by Lessor of a lesser amount than the monthly rent and other payments herein stipulated shall be deemed to be other than a partial payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's rights to recover the balance of such rent or other sums due hereunder or pursuant to any other remedy in this Lease. In the event of a default by the Tenant, all remedies available to the Lessor shall be cumulative.

21.     SIGNS.  Upon Lessor's consent not to be unreasonably
        -----
withheld or delayed, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Lessor shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant

22.     NOTICES.  Wherever in this Lease it shall be required or
        -------
permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served and shall not be deemed to have been given or served, unless in writing and forwarded by certified mail addressed as follows:

	To the Lessor at:	Apple Valley Development, LLC
                                Attn:  Ted Naegeli
                                2905 West Service Road
                                Eagan, MN  55121

	To the Tenant at:	Questar Educational Systems, Inc.
                                5550 Upper 147th Street West
                                Apple Valley, MN  55124

        With copies to:         Touchstone Applied Science Associates, Inc.
                                Att:  President
                                4 Hardscrabble Heights
                                P.O. Box 382
                                Brewster, NY  10509

        And to:                 Rider, Weiner & Frankel, P.C.
                                Attn:   Maureen Crush, Esq.
                                P.O. Box 2280
                                Newburgh, New York  12550

Such addresses may be changed from time to time by either party by serving notice as above provided.

23.     BINDING ON SUCCESSSORS, ETC.  This indenture shall be
        ---------------------------
binding upon and inure to the benefit of the successors, heirs, executors, administrators and assigns of the parties hereto.

24.     HOLDING OVER, ETC.  If, upon the expiration of the term
        -----------------
hereof, the Tenant shall hold over the Leased Premises without any written agreement as to the new term, the holding over shall be a tenancy from month to month only, at a Fixed Rent of 110% as previously established, any rule of law to the contrary notwithstanding.

25.     CAPTIONS.  The captions used in this Lease are for
        --------
convenience only and are not a part of this Lease.

26.     MEMORANDUM OF LEASE.  The parties hereto contemplate that
        -------------------
this Lease should not be filed for record, but in lieu thereof, at the request of either party, Lessor and Tenant shall execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.

27.     SURVIVAL.  If any clause or provision of this lease is
        --------
illegal, invalid or unenforceable under present or future laws effective during the term of this lease, then and in that event, it is the intention of the parties hereto that the remainder of this lease shall not be affected thereby, and it is also the intention of the parties to this lease that in lieu of each clause or provision of this lease that is illegal, invalid or unenforceable, there be added as a part of this lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

28.     MINNESOTA LAW.  This Lease shall be governed by the laws of
        -------------
the State of Minnesota.  The parties agree that the State
(Dakota County) and Federal Courts of Minnesota shall have exclusive jurisdiction over any legal proceeding regarding this Lease.

29.     ALL AGREEMENTS INCLUDED; MODIFICATIONS.  This instrument
        --------------------------------------
embodies all the agreements between the parties hereto respecting the premises hereby demised and expressly supercedes all prior agreements of the parties hereto, whether written or oral, with respect to the Leased Premises. All subsequent changes and modifications to be valid shall be embodied within a written instrument duly executed by the parties hereto.

30.     NO WAIVER.  The receipt by the Lessor of rent or other sums
        ---------
with knowledge of the breach of any covenant in this Lease by the Tenant shall not be deemed as a waiver of such breach and no provision of this Lease shall be deemed to have been waived by the Lessor unless such waiver is in writing and signed by the Lessor.

31.     TRIPLE NET LEASE.  The parties recognize and acknowledge
        ----------------
that this Lease is intended to be on a triple net basis.

32.     BROKER.  The parties agree no broker negotiated or brought
        ------
about this transaction.

	IN TESTIMONY WHEREOF, the Lessor and the Tenant have caused these presents to be executed the day and year first above written.
					LESSOR:
					APPLE VALLEY DEVELOMENT, LLC


					By:_________________________________
						Theodore Naegeli
						Its Member


					TENANT:
					QUESTAR EDUCATIONAL SYSTEMS, INC.


					By:___________________________________

						Its Chief Executive Officer

                               SCHEDULE A

                                                               Exhibit N
                                                               ---------
                                LEASE
                                -----

	THIS INDENTURE OF LEASE, made and entered into effective the 31st day of May, 2006, by and between Apple Valley Development LLC, a limited liability company having an address at 2905 West Service Road, Eagan, MN 55121 (hereinafter referred to as "Lessor"), and Questar Educational Systems, Inc. a Minnesota corporation, having an address at 5550 Upper 147th Street West, Apple Valley, MN 55124 (hereinafter referred to as "Tenant").

WITNESSETH:


	That Lessor, for and in consideration of the covenants and agreements hereinafter set forth to be kept and performed by Tenant, does hereby demise and lease into the Tenant the following premises situated in Dakota County, Minnesota:

	approximately forty-four thousand seven hundred ninety five (44,795) square feet of space as delineated on Schedule "A"
annexed hereto and made a part hereof in the building (the "Building") constructed on Lot 1, Block 1, Valley Business Park
3rd Addition, commonly known as 14720 Energy Way, Apple Valley,
Minnesota  55124 ( the "Leased Premises")   The as-built space
will be measured in accordance with the Building Owners and Managers Association ("BOMA") Standard Method for Measuring
Floor Area in Office Buildings and agreed to between Lessor and Tenant prior to Commencement Date, as hereinafter defined.
Tenant, its agents, employees and invitees shall have the nonexclusive right in common with other tenants of the Building, if any, to the use for intended and normal purposes of common entrances, lobbies, stairways, hallways, elevators, public rest rooms, sidewalks, driveways and parking areas (hereinafter collectively referred to as the "Common Areas"), subject to the terms and conditions of this Agreement (the Premises, building, Common Areas and the land on which they are located are hereinafter collectively referred to as the "Property").

1.      TERM.  The initial term of this Lease shall be for a period
        ----
of approximately five (5) years ("Lease Term"), beginning May
31, 2006 (the "Commencement Date"), and continuing up to and including May 31, 23011 (the "Expiration Date").

2.      RENTALS.  Tenant agrees to pay to Lessor or to such party
        -------
as Lessor may designate in writing as rent for said premises, during the Lease Term, the sum of Twenty Nine Thousand and 00/100 Dollars ($29,000.00) per month (the "Fixed Rent"), payable in advance, with the first month's rental payable on May 31, 2006 and thereafter each month's rental shall be payable on the first day of each month. The first month's rent shall be adjusted by multiplying the Fixed Rent for such month by a fraction, the numerator of which shall be the number of calendar days in the period from the Commencement Date to the last day of the month in which such Commencement Date shall occur, both dates inclusive, and the denominator of which shall be the number of calendar days in such month. In the event that any rent payment, or any other sum owed by the Tenant to the Lessor is not received by the Lessor within fifteen (15) days of its due date, the Tenant shall incur, and be obligated to pay the Lessor a late payment fee in the amount of five percent (5%) of the amount of such delinquent payment; provided, however, that in the event of a second delinquency in rent payment and thereafter, the five percent (5%) penalty shall be imposed in the event that any payment owed by the Tenant to the Lessor is not received by the Lessor within five (5) days of its due date.

3.      OPTION TO RENEW.  Provided Tenant is not then in material
        ---------------
default of any term of this lease, the Lease Term may be extended for one (1) additional period of FIVE (5) years ( the "Option Period" ), the Option Period running from the
Expiration Date to April 30, 2016, unless sooner terminated as herein provided. Such option to extend shall be exercised by the Tenant by giving written notice to the Lessor not later than one-hundred twenty (120) days prior to the Expiration Date of the Lease Term . Such Option Period shall be on the same terms, covenants and conditions as provided in this lease for the Lease Term and payment of all additional rent and other charges required to be made by the Tenant as provided in this Lease for the Lease Term shall continue to be made during the Option
Period or as otherwise provided in this lease, except that the fixed annual rental payable as provided in Article "2" herein shall be increased or decreased as follows:

      Fixed Rent during the Option Period shall be set at the Fixed Rent as set forth in Article "2" above, together with the product obtained by multiplying such Fixed Rent by of the percentage increase in the Consumer Price Index - Midwest Urban, All Consumers published by the United States Department of Labor, Bureau of Labor Statistics (hereinafter the "C.P.I") between that published for April, 2006 and that published for March, 2011, provided that in no event shall (i) an increase in Fixed Rent as a result of the rent adjustment to occur on the Expiration Date exceed fifteen percent (15%) of the Fixed Rent nor (ii) a decrease in Fixed Rent as a result of the rent adjustment to occur on the Expiration Date result in Fixed Rent below the amount set forth in Article "2". In the event the C.P.I. is discontinued, comparable statistics on the purchasing power of the consumer dollar, published by the Bureau of Labor and Statistics of the United States Department of Labor shall be used for making the computation in this subsection. In the event the Bureau of Labor Statistics shall no longer maintain statistics on the purchasing power of the consumer dollar, comparable statistics published by a reasonable financial periodical or recognized authority selected by Lessor shall be used for making the computation in this subsection. If such index is changed so that a year other than 1984 shall equal 100, then such index shall be converted in accordance with the conversion factor published by the United States Bureau of Labor Statistics. In the event that a dispute arises regarding the amount or computation of the increase to the fixed annual rental payable during the Option Period, such a dispute shall be arbitrated in Hennepin County, Minnesota, in accordance with the rules of the American Arbitration Association, as in effect at the time of the dispute, except that each party shall be entitled to choose one arbitrator, who jointly shall select a third arbitrator, who shall determine the matter. Any award of such arbitration shall be enforceable against the parties to the same extent as a judgment of a court of law having jurisdiction over same, provided however, that the arbitrator shall have no authority to alter or re-determine the terms of this Agreement and the arbitration shall be limited to the amount or computation of the increase to the fixed annual rental payable during the Option Period under this Article "3".

4.      OPTION TO RENT ADDITIONAL SPACE IN BUILDING.
        -------------------------------------------

	a.	In consideration of valuable consideration receipt of
which is hereby acknowledged, Lessor hereby grants to Tenant an option to lease (the "Additional Space Option") an additional
Eleven Thousand Five Hundred Twenty Five (11,525) square feet of space in the Building as more particularly shown on Schedule "B" annexed hereto and made a part hereof (the "Additional Space").
The Option shall be for an initial term of twelve (12) months, commencing on the Commencement Date (as defined above) (the "Additional Space Option Period") at no charge to the Tenant.
The Additional Space Option Period may be extended by Tenant for an additional twelve (12) months upon thirty (30) days written notice to Lessor and payment of the sum of Twenty Thousand and 00/100 dollars ($20,000.00) ("Additional Space Option Period Extension Fee"). The Tenant must give the Lessor written notice at least thirty (30) days prior to the expiration of the Initial Option should it elect to exercise such Additional Space Option.

	(b) In the event Tenant exercises the Additional Space Option, then Lessor hereby leases the Additional Space to Tenant for a term commencing on the first day of the month following the later of the date notice of Tenant's election to lease the Additional Space is delivered to Lessor or build out of the Additional Space is completed and the space can be legally occupied for use (the "Additional Space Commencement Date") and extending until the Expiration Date (the "Additional Space Term"). Tenant's rights to use common entrances, lobbies, stairways, hallways, elevators, public rest rooms, sidewalks, driveways and parking areas on the Property will thereupon become exclusive, as there will be no other tenants in the Building. Tenant shall use the Additional Space for the same uses as set forth in Section 5 (B) below for the Leased Premises.

 	(c) Tenant agrees to pay to Lessor or to such party as Lessor may designate in writing as rent for said Additional Space, during the Additional Space Term, the sum of Seven Thousand Nine Hundred Twenty Three and 00/100 Dollars ($7,923.00) per month or Eight and 25/100 Dollars ($8.25) per square foot per annum (the "Additional Space Fixed Rent"), payable in advance on the first day of each month. Tenant shall additionally pay such additional sums as are required to be paid for the Leased Premises, including but not limited to real estate taxes and special assessments and utilities.

	(d) Tenant shall have the option to renew the rental of the Additional Space (the "Additional Space Option Renewal") at the same time, for the same period and upon the same terms and conditions as for the Option Period for the Leased Premises, with the Additional Space Fixed Rent to be adjusted using the same methodology as set forth in Article 4 above for the Fixed Rent for the Leased Premises.

	(e)	 In the event Tenant exercises the Additional Space
Option, the Additional Space shall be built-out, prepared and completed for Tenant's occupancy in accordance with architectural and interior design plans and specifications which Lessor shall cause to be prepared (collectively such plans and specifications are hereinafter referred to as the "Build-Out Plans") and submit to Tenant for approval, which approval shall not be unreasonably withheld or delayed. Lessor shall have the right to charge Tenant for any costs the Lessor incurs in revising the Build-Out Plans due to material changes requested by Tenant and Tenant shall be solely responsible for the costs of upgrades in materials from those contained in the initial Build-Out Plans, said costs to be paid within fifteen (15) days of delivery of a statement therefore by Lessor to Tenant. All installations, materials and work in building out and renovating the Additional Space provided for in the plans and specifications shall be accomplished by Lessor (such
installations, materials and work are hereinafter collectively referred to as the "Build-Out Work"), who shall retain one or more construction managers and/or contractors to manage and
perform the Build-Out Work. The selection of such construction manager(s) and contractor(s) shall be approved by Tenant, which approval shall not be unreasonably withheld or delayed. Lessor shall cause a budget to be prepared for the Build-Out Work (the "Build-Out Budget") and shall submit the Build-Out Budget to the Tenant for its approval, such approval not be unreasonably withheld or delayed, prior to authorizing the contractors to proceed with the Build-Out Work. Upon Tenant's approval of the Build-Out Budget, Lessor shall promptly cause the construction manager and/or prime contractor to apply for a building permit or permits for the Build-Out Work. Upon the issuance of a building permit for the Build Out Work, Lessor shall cause the contractor(s) to perform the Build-Out Work with due diligence and dispatch. The Build-Out Work shall be performed in a good and workmanlike manner and subject to and in
accordance with all applicable laws, rules and regulations.   In
all cases, the Lessor shall have the right to substitute like kind materials provided that the functionality and performance of such are equivalent to those in the Build-Out Plans and that the Tenant has been informed of such changes and has consented to such changes in writing, which consent shall not be unreasonably withheld or delayed. Lessor shall deliver to Tenant copies of all contracts and invoices for the Build-Out
Work within a reasonable time following Lessor's receipt and shall notify promptly Tenant of any material variance from the Build-Out Budget and the reasons therefore.

	Lessor represents and warrants that the Additional Space shall be equipped with adequate HVAC and sprinkler service at Lessor's expense. Lessor shall not be required to contribute toward the cost and expense of the design, permits, construction management fees and the Build-Out Work (other than as specified in the preceding sentence) for the Additional Space (the "Build-Out Costs"). Tenant shall pay the Build-Out Costs. Upon issuance of a certificate of occupancy for the Additional Space, Lessor shall deliver to Tenant, a copy of the certificate of occupancy and a statement for the difference between the Build Out Costs and the Tenant's Allowance (the "Tenant's Build -Out Cost Payment"). The Lessor shall attach copies of all invoices and vouchers for the Build-Out Work to the statement. Upon receipt of such notice and statement and prior to its occupancy of the Additional Space, Tenant shall deliver the Tenant's Build-Out Cost Payment to Lessor by certified or bank check.
In the event there are punch list items which remain to be completed but do not adversely affect Tenant's use and occupancy of the Additional Space, those items shall be specifically noted and Lessor shall cause such items to be completed as soon as reasonably possible, but in no event more than 30 days following
occupancy unless otherwise agreed to in writing.   Upon
completion of the punch list items, Lessor shall render a statement to Tenant for the costs of the items to which shall be attached all invoices Lessor has received for such items and Tenant shall forward full payment upon such invoice within fifteen (15) days of receipt of the statement.

	To the extent reasonably possible, and provided it does not interfere with the Lessor's completion of the Additional Space Standard Work and Additional Space Extra Work, Tenant shall be provided access to the Premises for purposes of making its preparation for the commencement of its operations prior to the Additional Space Commencement Date. In connection with such access, Tenant covenants: (a) to cease promptly upon request by Lessor activity or work (i) during any period which shall interfere or delay completion of any Additional Space Standard
Work or Additional Space Extra Work or (ii) which shall be in violation of any governmental rules, regulations or laws; (b) to comply promptly with all reasonable procedures and regulations prescribed by Lessor from time to time for coordinating such access; (c) prior to such access, to deliver to Lessor the policies of insurance required by this Lease; and (d) to comply with all the provisions of this Lease, except there shall be no obligations by Tenant solely because of such access to pay any Rent or Additional Rent or to operate its business for any period prior to the Commencement Date.

      (f)	Notwithstanding anything to the contrary contained in
this Lease, in the event Tenant does not exercise the Additional Space Option and Lessor rents the Additional Space to a third party or uses the Additional Space for its own uses, then
Tenant's obligations and responsibilities for payment of real estate taxes and special assessments, public utilities, heating and cooling, real property insurance premiums, and repairs and maintenance of the Building and facilities on the Property outside the Leased Premises shall be pro-rated on the basis of ratio of square footage of the Leased Premises to the total
square footage of leasable space in the Building (unless the Additional Space is separately metered or submetered for utilities in which case Tenant's pro-rata share shall be based
on metered usage).   Lessor shall put in place appropriate
billing arrangements wherein Lessor timely forwards bills to Tenant for Tenant's proportionate share of bills, with original bills attached. Tenant's obligation to carry liability insurance and to indemnify Lessor shall additionally be confined to the Leased Premises. Lessor shall maintain in good repair, reasonable wear and tear and any casualty covered by the provisions of Paragraph excepted, all parts of the Building, other than tenants' premises, making all necessary repairs and replacements, whether ordinary or extraordinary, structural or nonstructural, including roof, foundation, walls, downspouts, gutters, sprinkler system; regularly mow any grass, remove weeds and perform general landscape maintenance; and maintain and repair the parking lot and driveway areas. Tenant shall immediately give Lessor written notice of any defect or need for repairs after which Lessor shall have a reasonable opportunity to repair the same or cure such defect.

5.      TENANT'S COVENANTS.  Tenant expressly covenants and agrees:
        ------------------

	a.	To pay any and all charges made by any public or
utility company for services furnished to Tenant or the Building during the term of this Lease.

  	b.	To use the Leased Premises for office, warehouse and
for any other purpose consistent with and pertinent to its business, and to comply with all laws, ordinances, rules and regulations of legally constituted authorities relating to the use of such premises.

	c.	To keep the roof free of damaging ice and snow
accumulation and to keep the parking, driveway and lawn areas in a neat and clean condition and in good repair, all at its own cost and expense.

	d.	Not to use the Leased Premises nor permit the same to
be used for any unlawful business or purpose whatsoever or for any purpose which is classed by insurance companies as extra-hazardous.

	e.	To heat and cool the Building at its own cost and
expense, including heating, plumbing and electrical utilities.

	f.	To carry property, casualty and extended coverage
insurance and personal property insurance at its own cost and expense in an amount of at least the fair market value of the Leased Premises and personal property, with the Lessor to be named as an insured and loss payee, and to keep such insurance policies and premium receipts thereon on deposit with Lessor at all times. In the event that the Lessor elects to carry itself, the required property, casualty, and extended insurance coverage, it shall have the right to do so, with the Tenant being responsible for reimbursing the Lessor for all insurance premiums incurred as a result thereof.

	g.	To carry public liability insurance at its own cost
and expense in the amount of at least One Million and 00/100 Dollars ($1,000,000.00) or such additional amounts as Lessor may reasonably require from time to time, with Lessor to be named as an additional insured, and to provide Lessor with insurance certificates evidencing such coverage and renewals at all times.

	h.	To pay all real estate taxes and special assessments,
as corresponds to the portion of the Building leased by Tenant, which become due and payable on the Leased Premises during the term of this Lease before penalty attaches thereto, including those becoming due and payable in the calendar year of 2006 on or after the Commencement Date, and to furnish written evidence of such payment to Lessor within thirty (30) days after payment.
Said taxes and special assessments shall be pro-rated for that portion of the first year of the Lease, and such taxes and special assessments for the last year of the Lease shall be prorated, based upon the prior year's tax and assessment. If
Tenant in good faith shall desire to contest the validity or amount of any real estate tax or special assessment which it has hereby agreed to pay on said Leased Premises, Tenant shall notify Lessor of its intention to do so and Lessor agrees to render to Tenant all assistance reasonably possible, without expense to Lessor in asserting such contest, including the joining in and signing of any protest or pleading which Tenant may deem advisable to file. Any rebate or refund on such tax or special assessment paid by Tenant shall belong to and be paid to Tenant. In no event shall Tenant permit such taxes to become delinquent or penalties to accrue thereon. In the event that Tenant is delinquent in its payment of real estate taxes relating to the Leased Premises, Lessor reserves the right to collect from Tenant monthly installments for such real estate taxes.

	i.	To quit and surrender the Leased Premises to the
Lessor at the expiration of this Lease in as good condition as when received, ordinary wear and tear resulting from permitted use by Tenant and damage by fire and the elements for which there is insurance coverage excepted.

	j.	To the extent allowed by their respective insurance
carriers, both the Lessor and Tenant shall have waiver of subrogation clauses contained n their insurance policies.

	k.	All insurance policies carried by the Tenant shall
contain a provision that the Lessor must be provided written notice at least thirty (30) days in advance of any cancellation or non-renewal.

6.      LESSOR'S COVENANTS.  Lessor expressly covenants and agrees:
        ------------------

	a.	That the Lessor is lawfully seized of the premises
hereby demised and has good right and lawful authority to enter into this Lease for the full term aforesaid.

	b.	That the Tenant shall have actual possession of the
premises hereby demised at the beginning of the term hereof, and the Tenant shall have the peaceable and uninterrupted use and occupancy of said premises during the said Lease term and extension thereof, provided the Tenant pays the said rent and performs the covenants herein agreed by it to be performed.

7.      TENANT AND LESSOR COVENANTS AS TO REPAIRS.  The Tenant and
        -----------------------------------------
Lessor covenant and agree:

	a.	After the Tenant has been tendered possession of the
Leased Premises and the term of this Lease has begun, Tenant, during the term hereof, at its own expense, shall keep the Leased Premises and the equipment, drains, fixtures, appliances and machinery in, upon, serving or appurtenant to said premises, in good order and repair and it shall maintain reasonable preventative maintenance on all such items. Tenant shall replace, at its own expense any and all glass broken in or about said premises, including plate glass, if any, with glass of the same quality, and shall keep the roof of the building free from an accumulation of ice and snow which would endanger the roof and put undue strain on the roof's supports. Lessor, shall to the extent it receives or has received any assignable warranties from its contractors, subcontractors or manufacturers, for work, materials or equipment performed or installed in connection with the Leased Premises which Tenant is obligated to repair pursuant to this Lease, assign such warranties to the Tenant.
In the event this Lease should terminate prior to the expiration of such warranties for any reason, Tenant shall reassign such warranties to Lessor.

	b.	Unless caused by the negligent or intentional acts or
omissions of the Tenant, the Lessor shall conduct and pay for all repairs and maintenance to the exterior walls, the roof, foundation and supporting columns of the Leased Premises or any part thereof, and shall replace and pay for building equipment, such as heating, plumbing, air conditioning, electrical wiring and service facilities of like nature which must be replaced due to general wearing out.

8.      TENANT'S FIXTURES.  Tenant shall have the right to use all
        -----------------
furniture, fixtures and equipment now located on the Leased
Premises which are necessary for and used in the conduct of the business of Tenant on the Leased Premises.

9.      ASSIGNMENT OR SUBLETTING.  Lessor shall have the right to
        ------------------------
assign this Lease in its absolute discretion. Tenant shall not assign this Lease or sublet all or any part of the Leased Premises without first obtaining the written consent of Lessor, which consent shall not be unreasonably withheld or delayed by the Lessor. Notwithstanding the foregoing, Tenant shall have the right without Lessor's consent, to assign or sublease this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets.

10.     FIRE, ETC., DAMAGE.  If through no fault of the Tenant, the
        ------------------
Leased Premises or any part thereof or any appurtenance thereto is so materially damaged by fire, casualty or structural defects that a reasonable business person would determine that the same cannot be restored within one hundred twenty (120) days, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Lessor to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises materially unusable for Tenant's purposes, or Tenant elects not to terminate this Lease, Lessor shall promptly repair such damage at the cost of the Lessor. In making the repairs called for in this paragraph, Lessor shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Lessor. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy or use, in whole or in part, for Tenant's purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant.
The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant's reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or materially unfit for occupancy or use, in whole or in part, for Tenant's purposes.

11.     ALTERATIONS AND WORKMANLIKE REPAIRS.  Lessor agrees that
        -----------------------------------
Tenant, at its own cost and expense, may make such alterations in and to the Leased Premises as it finds necessary or convenient for its purposes, except that no structural change shall be made without the express written consent of Lessor, which consent shall not be unreasonably withheld or delayed.
All such alterations shall immediately become part of the building and shall belong to the Lessor except that Lessor may, at its option, at the termination of the term of this Lease, require Tenant to remove such alterations and restore the premises to substantially the condition in which they were before such alterations, all at the cost and expense of Tenant. All work done in connection with any repairs, changes or alterations, whether by Lessor or Tenant, shall be done promptly and in a good and workmanlike manner and in compliance with the requirements of the public and insurance authorities and all governmental laws and regulations applicable thereto. The cost of such repairs shall be paid so that the Leased Premises shall at all times be free of liens for labor and materials, supplied or claimed to have been supplied to the Leased Premises. In the event Tenant, for any reason, decides to dispute and delay payment of the cost of such repairs, it may do so by notifying Lessor in writing of such dispute and delay, and shall post security with Lessor, at its request, to save Lessor harmless thereform, and delay, and shall post security with Lessor, at its request, to save Lessor harmless therefrom, and at Lessor's request, will provide a bond to prevent a lien foreclosure sale.

12.     SUBORDINATE LEASE TO MORTGAGE.  The Lessor shall have the
        -----------------------------
right to subject and subordinate this Lease at all times to the lien of any mortgage or mortgages now or hereafter placed on the Lessor's interest in the Leased Premises, if requested by any such mortgage holder. Tenant agrees to execute and deliver upon demand of the Lessor, its successors and assigns, such further instruments subordinating this Lease to the lien of any such mortgage or mortgages, provided, however, such mortgagee or mortgagees shall, in writing:

	a.	Recognize the validity and continuance of this Lease
in the event of a foreclosure of the Lessor's interest as long as the Tenant shall not be in default under the terms hereof;
and

	b.	Agree to notify Tenant within a reasonable time prior
to the commencement of any mortgage foreclosure proceedings of the nature and extent of all defaults under such mortgage.

13.     NON-DISTURBANCE AGREEMENTS. Lessor hereby agrees to use
        --------------------------
reasonable efforts to obtain for Tenant a subordination, non-disturbance and attornment agreement (a "SNDA") from all existing Mortgagees and Lessors, in the standard form customarily employed by such Mortgagee and/or Lessor in respect of the Leased Premises. The fact that the Lessor is unable to obtain such an SNDA shall not affect the Tenant's obligations hereunder.

14.     PERFORMANCE OF OTHER PARTY'S OBLIGATIONS.  The Tenant
        ----------------------------------------
covenants and agrees that if it shall at any time fail to make any payment or perform any other act on its part to be made or performed as in this Lease provided, then the Lessor, may, after thirty (30) days, written notice thereof to Tenant, but without obligation so to do and without waiving or releasing the Tenant from any obligations of the Tenant in this Lease contained, make any payment or perform any other act on the part of the Tenant to be made and performed as in this Lease provided, in such manner and to such extent as the Lessor may deem desirable. All sums so paid by the Lessor and all necessary and incidental costs and expenses in connection with the performance of any such act by the Lessor, together with interest thereon at the rate of eight percent (8%) per annum from the date of making such expenditure by the Lessor, shall be deemed additional rent hereunder and shall be payable to the Lessor on demand, and the Lessor shall have, in addition to any other right or remedy of the Lessor, the same rights and remedies in event of the nonpayment thereof by the Tenant as in the case of default by the Tenant in the payment of rent.

If there is an undisputed default with respect to any of Lessor's covenants, warranties or representations under this Lease, and if the default continues more than thirty (30) days after notice in writing from Tenant to Lessor specifying the default, Tenant may, at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next accruing installment or installments of rent payable hereunder until Tenant shall have been fully reimbursed for such expenditure.

15.     REASONABLE ACCESS BY LESSOR.  The Lessor shall have
        ---------------------------
reasonable access during business hours to the premises hereby demised for the purpose of examining and exhibiting the same to prospective purchasers or mortgagees or to make any needed repairs as above permitted, provided Lessor does not unnecessary interfere with Tenant's business. Lessor shall further have reasonable access during business hours to the premises during the last six (6) months of the term hereof to exhibit the same to prospective tenants.

16.     COMPLIANCE WITH ENVIRONMENTAL LAWS.  Tenant, at all times
        ----------------------------------
during the term of this Lease, agrees to conduct its business operations from the Leased Premises in compliance with all applicable environmental laws and regulations, and will indemnify and save harmless Lessor from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, reasonable attorneys' fees and expenses of litigation) arising during or after the term of this Lease as a result of any violation by Tenant of applicable environmental laws or regulations. Lessor agrees to indemnify and save harmless Tenant from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, reasonable attorneys' fees and expenses of litigation) resulting from any violation of applicable environmental laws or regulations with respect to the Leased Premises, which existed as of the commencement date of this Lease, or which results from a violation of such laws or regulations by Lessor during the term of this Lease. Lessor acknowledges that, to the best of its knowledge, there have been no violations of such laws or regulations with respect to the Leased Premises prior to the Commencement Date. The respective rights and obligations of Lessor and Tenant under this Article "16" shall survive the expiration or earlier termination of this Lease.

17.     CONDEMNATION.  If the entire Leased Premises shall be taken
        ------------
for any street or other public use by the action of the public authorities, or such material parts of said Leased Premises are taken as, in the reasonable judgment of the Tenant, would make it uneconomic to continue to operate its business thereon, then this Lease and the term demised shall thereupon terminate as of the date when physical possession of said premises, or such part thereof, shall be taken by such municipality or other public corporation, and all further obligations of the parties under this Lease shall end, provided, however, that for any lesser taking the Lease shall continue upon a proper adjustment of
rentals in view of the lesser premises available for use by
Tenant.   Upon any termination of this Lease pursuant to the
provisions of this Article "17", rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

18.     INDEMNIFICATION BY TENANT.  Tenant shall defend, indemnify
        -------------------------
and hold the Lessor harmless from any and all liability, damage, expense, cause of action, suits, claims or judgments resulting from injury to persons or property on the demised property (not caused by the sole negligence of Lessor, its employees or agents) which arise out of Tenant's use or occupancy of the premises, its act, failure to act, or negligence of Tenant, its agents, employees or business visitors or any other parties. Lessor agrees that in case any claim is asserted or any action brought to recover any such damage, Lessor will give immediate notice thereof in writing to Tenant and will cooperate in every way in the investigation and defense of any such claim or action, and that the handling and settlement of any such action shall be performed and concluded by Tenant.

19.     RISK OF LOSS, DAMAGE OR DESTRUCTION.  Tenant assumes all
        -----------------------------------
risk of loss, damage or destruction of the contents of said building and of or to other property brought upon the Leased Premises by the Tenant or by any other persons with the knowledge or consent of the Tenant and of or to property in proximity to thee Leased Premises when connected with or incidental to the occupation thereof.

20.     LESSOR'S REMEDY FOR DEFAULTS.  If Tenant shall default in
        ----------------------------
the payment of rent when due to Lessor as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Lessor, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Lessor without correction thereof then having been commenced and thereafter diligently prosecuted, then it shall be optional for Lessor to declare this Lease forfeited and the said term ended, and to re-enter said Leased Premises with or without process of law, using such force as may be necessary to remove all persons or chattels thereform, and Lessor shall not be liable for damages by reason of such re-entry or forfeiture. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Lessor obtaining possession of the Lease Premises by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise; but notwithstanding such declaration and re-entry by Lessor, the liability of Tenant for the rent provided for herein shall not be relinquished or extinguished for the balance of the term of this Lease. If default be made by Tenant and if Lessor exercises its option to terminate as herein provided or as provided by law, Lessor shall use reasonable efforts to mitigate its damages and to re-rent the Leased Premises for the unexpired portion of this Lease, and if the amount of rental to be received by Lessor upon said re-letting is less than an amount equal to the rental herein agreed to be paid by Tenant, and all other payments required under this Lease plus all costs and expense, including reasonable legal fees, incurred by Lessor due to said default and re-letting, Tenant shall thereupon pay said difference to Lessor in cash, as Tenant's liquidated damages for such breach. Tenant shall pay, in addition to the rentals and other sums agreed to be paid hereunder, such additional sums as the court may adjudicate as reasonable as attorneys' fees and costs and expenses incurred in any suit or action instituted by Lessor to enforce the provisions of this Lease or to collect the rental due Lessor hereunder. No payment by Tenant or receipt by Lessor of a lesser amount than the monthly rent and other payments herein stipulated shall be deemed to be other than a partial payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's rights to recover the balance of such rent or other sums due hereunder or pursuant to any other remedy in this Lease. In the event of a default by Tenant, all remedies available to the Lessor shall be cumulative.

21.     SIGNS.  Upon Lessor's consent not to be unreasonably
        -----
withheld or delayed, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances and private restrictions. Lessor shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant

22.     NOTICES.  Wherever in this Lease it shall be required or
        -------
permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served and shall not be deemed to have been given or served, unless in writing and forwarded by certified mail addressed as follows:

	To the Lessor at:	Apple Valley Development, LLC
                                Attn:  Ted Naegeli
                                2905 West Service Road
                                Eagan, MN  55121

	To the Tenant at:	Questar Educational Systems, Inc.
                                5550 Upper 147th Street West
                                Apple Valley, MN  55124

        With copies to:         Touchstone Applied Science Associates, Inc.
                                Attn:  President
                                4 Hardscrabble Heights
                                P.O. Box 382
                                Brewster, NY  10509

        And to:                 Rider, Weiner & Frankel, P.C.
                                Attn:   Maureen Crush, Esq.
                                P.O. Box 2280
                                Newburgh, New York  12550

Such addresses may be changed from time to time by either party by serving notice as above provided.

23.     BINDING ON SUCCESSORS, ETC.  This indenture shall be
        --------------------------
binding upon and inure to the benefit of the successors, heirs, executors, administrators and assigns of the parties hereto.

24.     HOLDING OVER, ETC.  If, upon the expiration of the term
        -----------------
hereof, the Tenant shall hold over the Leased Premises without any written agreement as to the new term, the holding over shall be a tenancy from month to month only at a Fixed Rate of 110% as previously established, any rule of law to the contrary notwithstanding.

25.     CAPTIONS.  The captions used in this Lease are for
        --------
convenience only and are not a part of this Lease.

26.     SURVIVAL.  If any clause or provision of this lease is
        --------
illegal, invalid or unenforceable under present or future laws effective during the term of this lease, then and in that event, it is the intention of the parties hereto that the remainder of this lease shall not be affected thereby, and it is also the intention of the parties to this lease that in lieu of each clause or provision of this lease that is illegal, invalid or unenforceable, there be added as a part of this lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

27.     MEMORANDUM OF LEASE.  The parties hereto contemplate that
        -------------------
this Lease should not be filed for record, but in lieu thereof, at the request of either party, Lessor and Tenant shall execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease

28.     MINNESOTA LAW.  This Lease shall be governed by the laws of
        -------------
the State of Minnesota.  The parties agree that the State
(Dakota County) and Federal Courts of Minnesota shall have exclusive jurisdiction over any legal proceeding regarding this Lease.

29.     ALL AGREEMENTS INCLUDED; MODIFICATIONS.  This instrument
        --------------------------------------
embodies all the agreements between the parties hereto respecting the premises hereby demised and expressly supercedes all prior agreements of the parties hereto, whether written or oral, with respect to the Leased Premises. All subsequent changes and modifications to be valid shall be embodied within a written instrument duly executed by the parties hereto.

30.     NO WAIVER.  The receipt by the Lessor of rent or other sums
        ---------
with knowledge of the breach of any covenant in this lease by the Tenant shall not be deemed as a waiver of such breach and no provision of this lease shall be deemed to have been waived by the Lessor unless such waiver is in writing and signed by the Lessor.

31.     TRIPLE NET LEASE.  The parties recognize and acknowledge
        ----------------
that this Lease is intended to be on a triple net basis.

32.     LESSOR'S STORAGE.  During the period(s) of time that Tenant
        ----------------
has the Option to Lease the Additional Space, but has not exercised said Option, and taken possession thereof, the Lessee shall have the right to occupy and store non-hazardous, non-noxious materials in the Option Space without any consideration due the Tenant, and without any reduction or allocation of the Tenant's financial obligations hereunder.

33.     BROKER.  The parties agree no broker negotiated or brought
        ------
about this transaction.



	IN TESTIMONY WHEREOF, the Lessor and the Tenant have caused these presents to be executed the day and year first above written.
					LESSOR:
					APPLE VALLEY DEVELOPMENT, LLC


					By:_________________________________
						Theodore Naegeli
						Its Member


					TENANT:
					QUESTAR EDUCATIONAL SYSTEMS, INC.


					By:___________________________________

						Its Chief Executive Officer

                                 SCHEDULE A

SCHEDULE B

                                                               Exhibit O
                                                               ---------

          INTELLECTUAL PROPERTY ASSIGNMENT AND USAGE AGREEMENT

       Intellectual Property Assignment and Usage Agreement dated as of May 31, 2006 (the "Agreement") by and between QUESTAR DATA SYSTEMS, INC. a Minnesota corporation, with its principal place of business at 2905 West Service Road, Eagan, Minnesota 55121 ("QDS"); QUESTAR EDUCATIONAL SYSTEMS, INC., a Minnesota corporation, with its principal place of business at 5550 Upper 147th Street West, Apple Valley, Minnesota 55124 ("QES"); and TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation with a principal place of business at 4 Hardscrabble Heights, Brewster, New York 10509 ("TASA")

      WHEREAS, QDS owned all right, title and interest in the stylized/design trademark "Questar Educational Systems", Registration No. 2,908,243 with the United States Patent & Trademark Office ("USPTO"), a copy of such registration is attached hereto as Exhibit "A" (the "QES Registered Trademark") and had access to other intellectual property of QES, including the common law trademarks of Test Path, Score Point and Service Point (these common law trademarks along with the QES Registered Trademark shall be referred to herein as the "QES Trademarks");

      WHEREAS, on April 18, 2006, QDS executed an assignment of the QES Registered Trademark to QES, which assignment is attached hereto and incorporated herein as Exhibit "B" (the
"Assignment Agreement").

      WHEREAS, QDS owns other registered trademarks and copyrights which utilize the name "Questar" and operates its business using the name "Questar".

      WHEREAS, TASA, pursuant to that certain Stock Purchase Agreement dated May 31, 2006 (the "Stock Purchase Agreement"), shall purchase all of the issued and outstanding shares of capital stock of QES upon the terms and subject to the conditions set forth therein and the parties desire to enter into this agreement to ensure that all of the intellectual property of QES is assigned and transferred to QES and TASA and to ensure that the parties can continue to utilize the name "Questar" for their businesses.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

      1.        ASSIGNMENT.  QDS does hereby sell, assign, grant,
                ----------
transfer, convey and deliver unto QES, its successors and assigns, on a royalty-free and non-cancelable basis, all right, title and interest to each of the QES Trademarks together with any and all renewals of any of the foregoing; provided that, QDS and QES agree that the assignment of rights with respect to the QES Registered Trademark made pursuant to the Assignment Agreement encompasses all right, title and interest to the QES Registered Trademark. Notwithstanding the foregoing, the sales, assignments, grants, transfers, conveyances, and deliveries made and memoralized herein include the following:

            (a)	all rights to utilize the QES Trademarks in the
operation of any business enterprise conducted by QES, including the right to use the QES Trademarks and any similar or derivative trademarks or service marks, except as otherwise
provided herein;
            (b)	all rights to claims for past infringement of the
QES Trademarks; and
            (c)	the right to initiate suit and obtain damages and
other forms of relief, both legal and equitable, arising from infringement, misappropriation or other violation whether prior to or subsequent to the date hereof, of the QES Trademarks, or of any proprietary or other rights in the QES Trademarks.

As of the date of this Agreement, QDS shall cease the use of the QES Trademarks without the prior, written consent of QES or TASA. QDS grants permission to QES to secure new and additional trademark and service mark protection for any of the QES Trademarks throughout the world and to use the QES Trademarks in all media now existing or hereinafter created, in perpetuity.

      2.        WARRANTIES FOR THE QES TRADEMARKS.  QDS represents and
                ---------------------------------
warrants the following:

	(a)	it has the full right and power to make this
                Agreement;
        (b) it has no knowledge of any adverse claim to or in any of the QES Trademarks;
        (c) it has not sought trademark protection for any other QES trademark except for the registration attached on Exhibit "A" hereto;
        (d) the QES Trademarks do not violate the copyright or trademark of another individual or entity and do not infringe on the personal or property rights of any person or entity, including QDS's other trademarks;
	(e)	it has not licensed, assigned or otherwise
                conveyed any rights in the QES Trademarks to a
                third-party;
        (f) it understands that in the event that QES discontinues use of any of the QES Trademarks, any rights in the QES Trademarks will not revert back or be transferred to QDS; and
	(h)	it is not retaining any intellectual property or
                other rights in the QES Trademarks, other than as provided herein.

      3.        MODIFICATIONS TO QES TRADEMARKS. Subject to the
                -------------------------------
conditions of Paragraph 6(b) below, QES may make or have made, at its own expense, any modifications, adjustments, additions or format changes to the QES Trademarks, including using the QES Trademarks for any and all media now existing or hereinafter developed as QES or TASA may deem desirable.

      4.        INFRINGEMENT. Any legal action brought by QES or TASA
                ------------
against any alleged infringer of any of the QES Trademarks shall be initiated and prosecuted at QES or TASA's sole expense and any recovery made as a result therefore shall be the sole property of QES.

      5.        NON-INTERFERENCE AND NON-COMPETITION.
                ------------------------------------

      (a)       Use by QDS.  QES and TASA each acknowledge that QDS
                ----------
utilizes the name "Questar" in its corporate name and its business and has certain registered trademarks under the name
"Questar" (the "QDS Trademarks"). So long as QDS is in compliance with the terms of this Agreement, QES and TASA each agree that:
                (i) QDS exclusively may utilize the QDS Trademarks and the name "Questar" as it is currently used and for all other purposes in the survey research and data collection market and QES and TASA shall not use or register any name, trademark or service mark in that market or on any services or goods that directly compete with services or goods currently provided or offered by QDS;

                (ii) QDS exclusively is permitted to use the name
"Questar" as part of the QDS Trademarks, including applications, registration and protection thereof, and for registration of any additional trademarks or service marks in USPTO Class 35 Advertising and Business or other analogous class utilized by USPTO or in international trademark registration and QES and TASA shall not use or register any name, trademark or service mark in Class 35 or the analogous class;

                (iii) QES and TASA shall not contest the validity of or challenge the QES Trademarks, through infringement proceedings, opposition to USPTO registrations or otherwise, or take any other action inconsistent with or in derogation of QDS' rights in the QDS Trademarks or other uses of the name "Questar" by QDS that are in compliance with the terms and conditions of this Agreement; and

                (iv) QDS may alter or modify the QDS Trademarks or develop, use or register a new trademark or service mark using the name "Questar", so long as the design of the mark is not confusingly similar to any design mark previously used or registered by QES or TASA. If QDS seeks to utilize or register a trademark or service mark other than as provided herein, QDS shall obtain the prior written consent of QES and TASA.

      (b)       Use by QES and TASA.  QDS acknowledges that QES
                -------------------
utilizes the name "Questar" in its corporate name and its business and in the QES Registered Trademark. So long as TASA and QES are in compliance with the terms of this Agreement, QDS agrees that:

                (i) QES and TASA exclusively may utilize the each of the QES Trademarks and the name "Questar" as it is currently used by QES and for all other purposes in the educational testing and assessment market and QDS shall not use or register any name, trademark or service mark in that market or on any services or goods that directly compete with services or goods currently provided or offered by QES;

                (ii) QES exclusively is permitted to use the name
"Questar" as part of the QES Registered Trademark, including applications, registration and protection thereof, and for registration of any additional trademarks or service marks in USPTO Class 41 Education and Entertainment or other analogous class utilized by USPTO or in international trademark registration and QDS shall not use or register any name, trademark or service mark in Class 41 or the analogous class;

                (iii) QDS shall not contest the validity of or challenge any of the QES Trademarks, through infringement proceedings, opposition to USPTO registrations or otherwise, or take any other action inconsistent with or in derogation of TASA or QES' rights in the QES Trademarks or other uses of the name "Questar" by TASA or QES that are in compliance with the terms and conditions of this Agreement; and

                (iv) QES or TASA may alter or modify any of the QES Trademarks or develop, use or register a new trademark or service mark using the name "Questar", so long as the design of the mark is not confusingly similar to any design mark previously used or registered by QDS. If QES or TASA seeks to utilize or register a trademark or service mark other than as provided herein, QES or TASA shall obtain the prior written consent of QDS.

      6.        MUTUAL USE.  Except for the exclusive use provisions
                ----------
set forth in Paragraph 6 above, each of the parties have the right to use the name "Questar" in any other markets and may register trademarks or service marks containing that name
"Questar" in any other USPTO Class of Goods and Services or analogous international class.

      7.        AUTHORIZATION TO UTILIZE DOMAIN NAME AND URL RIGHTS.
                ---------------------------------------------------
QDS does hereby authorize QES, its successors and assigns the sole and exclusive right to utilize the universal locator www.questared.com; and use of such domain name/url or other similar domain name/url shall not be deemed to be infringement on any of the trademark or other intellectual property rights of QDS. QES does hereby authorize QDS, its successors and assigns the sole and exclusive right to utilize the universal locator www.questarweb.com; and use of such domain name/url or other similar domain name/url shall not be deemed to be infringement on any of the trademark or other intellectual property rights of QES.

      8.        NO ADDITIONAL COMPENSATION.  Unless otherwise stated
                --------------------------
herein, the parties hereby agree and acknowledge that the mutual promises contained herein are full and adequate consideration for this Agreement. No additional compensation, in the form of royalties or otherwise, shall be owing to QDS, QES or TASA for the right to utilize the QES Trademarks or QDS Trademarks.

      9.        OWNERSHIP OF QES'S PROPERTY AND RIGHTS.
                --------------------------------------

      (a)       INVENTIONS.  QDS understands and acknowledges that in
                ----------
the course of and as a direct result of QDS providing services to QES, whether before or after the date hereof, (including but not limited to the "Services" (as such term is defined in that certain Transitional Services Agreement between the parties of even date herewith)), QDS, its officers, directors, employees and independent contractors, may have conceived, developed or produced ideas, inventions, documentation, computer code, tools, procedures, techniques, know-how, improvements and/or other materials, whether or not they were reduced to practice or made or conceived by QDS, its officers, directors, employees or independent contractors, solely or jointly with others
(collectively "Inventions"). For the avoidance of doubt, the term "Inventions" includes the code, design, development, production and use of certain proprietary software such as Test
Path, Score Point and Service Point. QDS acknowledges and understands that QES shall be deemed the sole creator and owner of the Inventions.

      (b)       INTELLECTUAL PROPERTY RIGHTS.  QES shall solely own
                ----------------------------
and have exclusive worldwide right, title and interest in and to the Confidential Information and Inventions, and to all modifications, enhancements and derivative works thereof, in all United States and worldwide trademarks, service marks, trade dress, copyrights, patents, trade secrets and all other intellectual property rights related thereto and to QES's business (including all renewals and extensions thereof) (collectively "Intellectual Property Rights"). QDS understands and acknowledges that no license or other interest of any kind in the Confidential Information, Inventions or Intellectual Property Rights has been directly or indirectly granted to QDS, its officers, directors, employees or independent contractors.
QDS represents and warrants that QDS will not, from this date forward, challenge or otherwise impair TASA or QES's rights to the Confidential Information, Inventions or the validity or enforceability of the Intellectual Property Rights.

      (c)       ASSIGNMENT OF RIGHTS.  From the moment of creation,
                --------------------
QDS for itself and on behalf of its officers, directors, employees and independent contractors, irrevocably assigns and transfers to QES all right, title and interest worldwide in and to all of the Inventions, to all modifications, enhancements and derivative works thereof, and to all worldwide Intellectual Property Rights related thereto. The above assignment includes without limitation the exclusive right for QES to exploit the Inventions by and through all media, platforms, processes, and other means now known or hereafter devised. QDS for itself and on behalf of its officers, directors, employees and independent contractors further irrevocably waives all rights to assert any moral rights in any way regarding the Inventions and/or the Intellectual Property Rights related thereto.

      (d)       NOTICE REQUIRED BY MINNESOTA LAW:  Pursuant to
                --------------------------------
Minnesota Statute Section 181.78(3), QDS and its officers, directors, employees and independent contractors are hereby notified that Paragraph 10(c) regarding assignment of Inventions does not apply to any invention for which no equipment, supplies, facility or trade secret information of QES was used and which was developed entirely on QDS' officers, directors, employees and independent contractors' own time, and (1) which does not relate (i) directly to the business of QES or (ii) to QES's actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by QDS' officers, directors, employees and independent contractors for QES.

      10.       NON-INTERFERENCE AND KEY EMPLOYEE AGREEMENT.
                -------------------------------------------
      (a) In consideration of the Services Fees provided to QDS pursuant to the Transitional Services Agreement between the parties of even date herewith, QDS agrees that it will not, and it will not permit its officers or directors to, for a period beginning on the date hereof and continuing until October 31, 2009 (the "Non-Interference Term"), without the prior written consent of TASA or QES, directly or indirectly:

                (i) solicit, induce or persuade any employee or contractor of TASA, QES or an Affiliate to leave employment with that entity for any reason;

                (ii) hire or retain or assist others in hiring or retaining any individuals who are employees or contractors of TASA, QES or an Affiliate who were employees or contractors at any time during the twelve (12) month period prior to the Effective Date of this Agreement;

                (iii) solicit, call on or take away any QES
Customer ("QES Customer" means any person or entity (A) to whom TASA, QES or an Affiliate has provided goods or services, or to whom TASA, QES or an Affiliate has submitted a proposal to provide goods or services and (B) who QDS or its officers or directors, have been introduced to by or through QES or has become acquainted with by working with QES during the twelve (12) month period prior to the Effective Date of this Agreement or during the Non-
Interference Term);

                (iv) perform or supply any services or products
(as an employee, contractor or otherwise) to QES Customers;

                (v) induce or persuade or assist others in inducing or persuading any QES Customer to reduce or discontinue doing business with TASA, QES or an Affiliate or to purchase from another person or entity goods or services supplied or which could be supplied by TASA, QES or an Affiliate to that QES Customer; or

                (vi) interfere with any business relationship between TASA, QES or an Affiliate and any other person or entity.

      (b) Each of QES and TASA agrees that it will not, and it will not permit its officers or directors to, for a period beginning on the date hereof and continuing until October 31, 2009, without the prior written consent of QDS, directly or indirectly:

                (i) solicit, induce or persuade any employee or contractor of QDS or an Affiliate to leave employment with that entity for any reason; provided, however, that the parties agree that Ann Small ("Small"), a current, key employee of QDS, shall be specifically exempted from the restrictions of this Section 10(b)(i) and Section 10(b)(ii) below such that TASA or QES may solicit, hire, retain or otherwise have dealings with Small during the Non-
Interference Term, which actions shall not be deemed a violation of this Agreement;

                (ii) hire or retain or assist others in hiring or
retaining any individuals who are employees or contractors
of QDS or an Affiliate who were employees or contractors at
any time during the twelve (12) month period 	prior to
the Effective Date of this Agreement;

                (iii) solicit, call on or take away any QDS
Customer ("QDS Customer" means any person or entity (A) to whom QDS or an Affiliate has provided goods or services, or to whom QDS or an Affiliate has submitted a proposal to provide goods or services and (B) who QES, or its officers or directors, have been introduced to by or through QDS or has become acquainted with by working with QDS during the twelve (12) month period prior to the Effective Date of this Agreement or during the Non-Interference Term);

               (iv) perform or supply any services or products
(as an employee, contractor or otherwise) to QDS Customers;

               (v) induce or persuade or assist others in inducing or persuading any QDS Customer to reduce or discontinue doing business with QDS or an Affiliate or to purchase from another person or entity goods or services supplied or which could be supplied by QDS or an Affiliate to that Customer; or

               (vi) interfere with any business relationship between QDS or an Affiliate and any other person or entity.

      (c) QES and TASA's obligations under this Agreement are subject to the requirement that, prior to the date of this Agreement that Small shall have executed and delivered a Proprietary Rights Agreement to QES and TASA, which agreement shall be substantially in the form attached hereto as Exhibit "C" to this Agreement.

      11.       DEFINITIONS.  Capitalized terms used but not defined
                -----------
herein having the meanings ascribed thereto in the Stock
Purchase Agreement. For purposes of this Agreement, the term "Affiliate" means a company (i) 50% or more of the voting securities of which are owned, directly or indirectly, by any of TASA, QES or QDS; (ii) which owns, directly or indirectly, 50% or more of the voting securities of any of TASA, QES or QDS; or
(iii) any person or entity, directly or indirectly, controlling, controlled by or under common control with TASA, QES or QDS.

      12.       INDEMNIFICATION. Each of QDS and QES shall indemnify,
                ---------------
save and hold harmless the other party and its officers, directors, legal representatives, successors, licensees and assigns from and against all claims, demands, actions, proceedings, liabilities, costs and expenses, including attorneys' fees, which may be asserted against or incurred by any of them, arising out of or connected with any claim by a third party which is inconsistent with any of the representations and warranties made by that party in this Agreement or by reason of the exercise of any of the rights granted or purported to be granted in this Agreement.

      13.       FURTHER ASSURANCES.  At any time and from time to time
                ------------------
after the Effective Date each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of any of the QES Trademarks to QES as contemplated by this Agreement.

      14.       ENTIRE AGREEMENT. This Agreement and any Exhibits
                ----------------
hereto constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written. No modification or claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced.

      15.       CHOICE OF LAW. This Agreement will be governed by the
                -------------
laws of the State of New York that apply to intellectual property and to contracts made and performed within New York, and will be binding on the parties' heirs, legal representatives, successors and assigns.

      16.       INJUNCTIVE RELIEF. The parties hereto acknowledge and
                -----------------
agree that the restrictions contained in this paragraph are reasonable and necessary protection of the immediate interests of the parties, and any violation of these restrictions would cause substantial injury to the parties and that the parties would not have entered into this Agreement without receiving the additional consideration offered by these restrictions. In the event of a breach or a threatened breach of these restrictions, the non-breaching party shall be entitled to apply to any court of competent jurisdiction for temporary, preliminary and permanent injunctive relief, of both a prohibitory and mandatory nature, restraining such party from such breach or threatened breach; provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting the non-breaching party from pursuing any other available remedies for such breach or threatened breach.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                Questar Data Systems, Inc.

                                ________________________
                                Name:
                                Title:

                                Questar Educational Systems, Inc.

                                ________________________
                                Name:
                                Title:


				Touchstone Applied Science Associates,
				Inc.

                                ________________________
                                Name:
                                Title:

                                EXHIBIT "A"

             USPTO Registration of QES Registered Trademark

                                EXHIBIT "B"

            Assignment Agreement for QES Registered Trademark

                                EXHIBIT "C"

                 Ann Small Proprietary Rights Agreement

	THIS PROPRIETARY RIGHTS AGREEMENT ("Agreement") is made as of this 31st day of May, 2006 (the "Effective Date") by and between TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation ("Purchaser"), QUESTAR EDUCATIONAL SYSTEMS, INC.
(the "Corporation") and Ann Small, an individual residing at 3510 Coachman Road, Eagan, Minnesota, 55122 ("Small").

                                  RECITALS

      WHEREAS, Purchaser, the individual selling shareholders of the Corporation and the Corporation are parties to that certain
Stock Purchase Agreement dated as of June 1, 2006 (the "Stock
Purchase Agreement"); and

      WHEREAS, Questar Data Systems, Inc. ("QDS"), the Purchaser and the Corporation are parties to a certain Intellectual Property Assignment and Usage Agreement (the "IP Agreement") and to a Transitional Services Agreement each dated as of June 1, 2006, which are being entered into pursuant to the sale of the Corporation to Purchaser; and

      WHEREAS, Small is a key employee of QDS and has worked on certain matters involving the business of the Corporation and had access, and pursuant to the Transitional Services Agreement may continue to have access, to certain confidential and proprietary information of the Corporation; and

      WHEREAS, the execution and delivery of this Agreement is an express condition to the fulfillment by QDS of its obligations under the Transitional Services Agreement and the IP Agreement;
and

      WHEREAS, Purchaser and the Corporation would suffer substantial damage and Purchaser's investment in developing the strategy underlying the purchase of the Shares of the Corporation and the effectiveness of the IP Agreement and the Transitional Services Agreement would be negatively impacted, if Small engaged in activities prohibited by this Agreement.

      NOW THEREFORE, in consideration of the foregoing and the covenants of Small hereinafter contained, Small agrees with the Corporation and Purchaser as follows:

      15.       CONFIDENTIAL INFORMATION AND NON-DISCLOSURE.  Small
                -------------------------------------------
understands and acknowledges that as a result of Small's involvement with Corporation, Small may have had access to confidential information of Corporation including, without limitation, Corporation's trade secrets and proprietary information regarding its inventions, patentable technologies, technical information, ideas, computer code, source codes, mask works, software development tools, specifications, schematics, processes, techniques, designs, know-how, marketing plans, business strategy, pricing information, financial data, customer lists, referral and vendor sources and scanning, scoring, reporting and testing methods and materials (collectively "Confidential Information"). Small understands and acknowledges that such Confidential Information, even though it may have been or may be developed or otherwise acquired by Small, is the exclusive property of Corporation and Small shall not at any time, from this date forward, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use or exploit, any of Corporation's Confidential Information, without the written consent of Purchaser or Corporation, except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than Small.

      16.       SURRENDER OF CORPORATION'S CONFIDENTIAL INFORMATION.
                ---------------------------------------------------
Except as otherwise provided in the Transitional Services
Agreement, in connection with the execution of this Agreement, Small shall deliver to Purchaser (a) all Confidential
Information and (b) all documents, computer discs, electronic files, computer code, materials, equipment, documents, drawings and other information both in hard copy and in machine readable form that in any way relate to the Confidential Information.
Small shall not make or retain any hard or electronic copies of any such information or materials, make or retain any summaries or descriptions of any such information or materials, and/or erase any hard drives or otherwise delete any such information or materials from any laptop or desktop computers, computer networks or other electronic devices or services of Corporation.

      17.       OWNERSHIP OF CORPORATION'S PROPERTY AND RIGHTS.
                ----------------------------------------------

      (a)       INVENTIONS.  Small understands and acknowledges
                ----------
that as a result of Small's involvement with Corporation, Small may have conceived, developed or produced ideas, inventions, documentation, computer code, tools, procedures, techniques, know-how, improvements and/or other materials, whether or not they were reduced to practice or made or conceived by Small solely or jointly with others that relate to the Corporation's business (collectively "Inventions"). Small acknowledges and understands that Corporation shall be deemed the sole creator and owner of the Inventions.

      (b)       INTELLECTUAL PROPERTY RIGHTS.  Corporation shall
                ----------------------------
solely own and have exclusive worldwide right, title and interest in and to the Confidential Information and Inventions, and to all modifications, enhancements and derivative works thereof, in all United States and worldwide trademarks, service marks, trade dress, copyrights, patents, trade secrets and all other intellectual property rights related thereto and to the Corporation's business (including all renewals and extensions thereof) (collectively "Intellectual Property
Rights"). Small understands and acknowledges that no license or other interest of any kind in the Confidential
Information, Inventions or Intellectual Property Rights has been directly or indirectly granted to Small. Small represents and warrants that she will not, from this date forward, challenge or otherwise impair Purchaser or Corporation's rights to the Confidential Information, Inventions or the validity or enforceability of the Intellectual Property Rights.

      (c)       ASSIGNMENT OF RIGHTS.  From the moment of
                --------------------
creation, Small irrevocably assigns and transfers to Corporation all right, title and interest worldwide in and to all of the Inventions, to all modifications, enhancements and derivative works thereof, and to all worldwide Intellectual Property Rights related thereto.
The above assignment includes without limitation the exclusive right for Corporation to exploit the Inventions by and through all media, platforms, processes, and other means now known or hereafter devised. Small further irrevocably waives all rights to assert any moral rights in any way regarding the Inventions and/or the Intellectual
Property Rights related thereto.

      (d)       NOTICE REQUIRED BY MINNESOTA LAW:  Pursuant to
                --------------------------------
Minnesota Statute Section 181.78(3), Small is hereby notified that Paragraph 5(c) regarding assignment of Inventions does not apply to any invention for which no equipment, supplies, facility or trade secret information of Corporation was used and which was developed entirely on Small's own time, and (1) which does not relate (i) directly to the business of Corporation or (ii) to Corporation's actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Small for Corporation.

      18.       EQUITABLE RELIEF FOR BREACH.  Because the breach or
                ---------------------------
anticipated breach of the restrictions set forth in this Agreement shall result in the immediate and irrevocable harm and injury to Purchaser and/or Corporation, for which Purchaser and/or Corporation will not have an adequate remedy at law, Small agrees that the Purchaser and/or Corporation shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which each may be entitled. If the Purchaser, and/or Corporation prevails in any action at equity or at law brought to enforce this Agreement, Small agrees to pay all costs of litigation including the reasonable attorneys' fees and expenses of the Purchaser and Corporation. In the event the restrictions set forth in this Agreement are considered by a court of competent jurisdiction to be excessive in their duration of scope, they shall be considered modified and valid for such duration and for such business and area as such court may determine to the maximum extent permitted by applicable law.

      19.       GOVERNING LAW.  This Agreement shall, with respect to
                -------------
any and all matters, including, but not limited to, validity, construction or performance, be governed by the laws of the State of Minnesota.

      20.       SEVERABILITY.  All provisions of this Agreement are
                ------------
intended to be severable. Each provision of this Agreement constitutes a separate and distinct covenant. In the event any term, provision, or restriction in this Agreement is held to be illegal, invalid, or unenforceable in any respect, such findings shall in no way affect the legality, viability, or enforceability of all other provisions of this Agreement.
Small, Purchaser and Corporation agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

      21.       NO WAIVER.  Neither any failure or delay on the part
                ---------
of any party in exercising its rights shall operate as a waiver, nor shall a single or partial exercise preclude any further exercise in any right, power, or privilege by any party.

      22.       SUCCESSORS AND ASSIGNS.  This Agreement shall be
                ----------------------
binding upon and inure to the benefit of the Purchaser, Corporation and Small and their respective successors and assigns and legal representatives.

      23.       ENTIRE AGREEMENT.  This Agreement sets forth the
                ----------------
parties' final and entire Agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. No waiver, alteration or modification of any provision of this Agreement will be valid unless made in writing and signed by all of the parties hereto.

      24.       COUNTERPARTS.  This Agreement may be executed in one
                ------------
or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      25.       DEFINED TERMS.  Capitalized terms used and not
                -------------
otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement.

      In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

                                        Purchaser:
                                        ---------
                                        Touchstone Applied Science
                                        Associates, Inc.

                                        By:__________________________
                                             Name:
                                             Title:

                                        Corporation:
                                        -----------

                                        By:
                                        _____________________________
                                             Name:
                                             Title:


                                        ______________________________
                                        Ann Small

                                                               Exhibit P
                                                               ---------

                     TRANSITIONAL SERVICES AGREEMENT

      This Agreement, dated as of May 31, 2006, by and between Questar Educational Systems, Inc., a Minnesota corporation ("QES"), Questar Data Systems, Inc., a Minnesota corporation ("QDS"), and Touchstone Applied Science Associates, Inc., a Delaware corporation ("Purchaser").

      WHEREAS, pursuant to a Stock Purchase Agreement, dated as of May 31, 2006, between the shareholders of QES and Purchaser
(the "SPA"), the shareholders of QES have sold, assigned, transferred, and delivered the Shares (as defined in the SPA) to Purchaser (the "Sale Transaction"); and

      WHEREAS, prior to the Closing Date (as defined in the SPA), QDS, an Affiliate of QES, provided certain administrative and other services to QES; and

      WHEREAS, the parties hereto desire to arrange for the provision by QDS of certain transitional services to QES and Purchaser from and after the date hereof, as more particularly described herein.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows (capitalized terms used but not defined herein having the meanings ascribed thereto in the SPA):

            1.  TERM.  The term of this Agreement shall commence
                ----
as of the Closing Date and shall continue until November 30, 2006, or such shorter period as Purchaser may specify by ten
(10) days' written notice to the Selling Parties (the "Term"). All Services Fees (as hereinafter defined) due to QDS under this Agreement shall begin to accrue as of the Closing Date.

            2.  THE SERVICES.  During the Term, QDS shall, on
                ------------
behalf of and under the direction and control of the Purchaser, perform the services set forth in this Agreement (collectively, the "Services") as previously performed by any of QDS or its Affiliates prior to the date hereof, and QDS shall make best efforts to perform each specific herein-designated service in a manner which is substantially similar in nature, quality and timeliness to those provided to or for the Business prior to the date hereof. Without limiting the foregoing, QDS shall:

            (a) CASH MANAGEMENT SERVICES.
                ------------------------

                (i) QDS shall provide administrative services for the Business, which shall include, but shall not be limited to, billing and remittance of cash to accounts designated by Purchaser.

                (ii) Purchaser shall establish, and QDS agrees to follow, reasonable procedures for the collection, remittance, delivery and/or deposit of amounts belonging to Purchaser or QES and received by QES thereof in respect of the Business ("Amounts") and forwarding of invoices payable by the Business. In addition to any reports previously prepared by or under the direction of QDS and used by QES that may be requested by Purchaser in connection with the services to be performed pursuant to Paragraph 2(a)(i) hereof, QDS shall, at Purchaser's request, submit to Purchaser (or its designee) a report, which in form and substance is consistent with past practice, of the Amounts and the sources of all Amounts.

            (b) ACCOUNTING AND REPORTING SERVICES.  During the
                ---------------------------------
Term, QDS shall provide the following accounting and reporting services in a manner which, unless otherwise specifically described, is substantially similar in nature, quality and timeliness to those provided to or for the Business prior to the Closing Date:

                (i)     General ledger accounting;

                (ii)    Accounts payable accounting and payments;

                (iii)   Billing;

                (iv)    Accounts receivable accounting and
                        collections;

                (v) Periodic reporting, with monthly financial statements produced no later than 20 days following the end of each month and quarterly financial statements produced no later than 20 days following the end of each quarter, provided that an accounts receivables aging shall be produced no later than five (5) days following the end of each month;

                (vi)    Storage of financial and accounting data;

                (vii)   Payroll processing and accounting
                        (including, but not limited to, remittance of payroll tax and other withholdings);
                        and

                (viii)  Job cost accounting in a level of
                        detail sufficient to support Purchaser's percentage of completion method of accounting.

		During the Term, QES shall ensure that the appropriate QDS personnel involved in providing the services described in Paragraphs 2(b)(ii) and (vi) have access to QES bank accounts as necessary for purposes of directing such payments.

            (c) HUMAN RESOURCES SERVICES.  During the Term, QDS
                ------------------------
shall provide the following human resources services in a manner which is substantially similar in nature, quality and timeliness to those provided to or for the Business prior to the Closing
Date:

                (i)     Maintenance of employee records and
                        employee benefits records relating to
                        dates prior to the Closing Date as
                        required by applicable law, whether
                        benefits have been administered by QDS or an Affiliate; and

                (ii)    Communications with QES employees on
                        routine inquiries relating to benefits
                        provided to such employees prior to the
                        Closing Date; provided that all inquiries relating to employee benefits arising out of changes in benefits resulting from the Sale Transaction shall be directed to Purchaser.

            3.  SEPARATION OF DATA.  During the Term, Purchaser
                ------------------
and QDS will work together to achieve timely separation of data so as to enable the Business to be conducted independently of QDS following the date hereof, except as set forth herein.

            4.  TRANSITION ASSISTANCE.  QDS shall assist
                ---------------------
Purchaser and cooperate in all respects reasonably requested by Purchaser in the transition of all aspects of the operations of the Business as previously conducted by QDS to QES and Purchaser.

            5.  SERVICES FEES.  In consideration of the Services
                -------------
to be performed by QDS hereunder, Purchaser shall pay QDS a fee (the "Services Fee") of $15,500 for each 30 day-period of the Term, or such lesser amount pro-rated for the number of expired days of the Term in the event that this Agreement is terminated by Purchaser prior to [November 30, 2006]. The Services Fees shall be payable on or before the 1st day of each of July, August, September, October, November and December for each previous month along with any other and additional fees and expenses which QDS shall incur under the terms of this Agreement. QDS shall not be entitled to any additional compensation except as provided under this Agreement.

            6.  LIMITATION OF LIABILITY; INDEMNIFICATION.
                ----------------------------------------

            (a) LIMITATION OF LIABILITY.  QES recognizes that QDS
                -----------------------
is not in the business of providing the Services and is providing the Services at QES' request in connection with the SPA. QDS shall perform the Services with reasonable diligence but in no case shall be held to the same standard of performance as a business that regularly provides equivalent services to third parties. Except as may be provided in subparagraph 6(b), each party hereto (as well as its officers, directors and employees) shall not be liable to any other party hereto (as well as such other party's officers, directors and employees), in each case for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental, consequential or punitive damages arising in connection with this Agreement and the Services provided hereunder. Notwithstanding the foregoing, QDS shall use its best efforts to perform the Services in a manner consistent with past practice. QDS' total liability with respect to any breach of Paragraph 2 shall not exceed the fees paid to QDS by QES pursuant to this Agreement.

            (b) INDEMNIFICATION.  QDS shall indemnify, defend and
                ---------------
hold harmless QES and QES' officers, directors and employees from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively referred to as "Damages") of any kind or nature (but excluding any special, indirect, incidental, consequential or punitive damages) of third parties unrelated to QES caused by or arising out of the gross negligence or willful misconduct of any employee of QDS in connection with the performance of the Services, except to the extent that Damages were caused by acts or omissions of any of QES, Purchaser or the officers, directors or employees of QES or Purchaser.

            7.  COOPERATION WITH AUDIT.  In consideration of the
                ----------------------
Services Fees provided to QDS hereunder, QDS and its employees involved in the provision of the Services shall cooperate with Purchaser's and QES's auditors in their audit of Purchaser's and QES's financial statements to the extent that such cooperation is not unreasonably burdensome and regardless as to whether such cooperation is requested during the Term or subsequent to termination of this Agreement; provided , however, that QDS' responsibility under this Agreement for any such audit shall be limited to such cooperation.

            8.  EXPENSES OF THE BUSINESS.  Purchaser shall be
                ------------------------
responsible for all direct costs of the Business incurred by and paid to third party service providers by QDS in connection with the Services provided pursuant to Paragraphs 2, but only to the extent that any such costs are incurred during the Term and in accordance with this Agreement. No other expense shall be incurred by QDS in connection herewith without the prior approval of Purchaser's Chief Financial Officer. In no event shall Purchaser be responsible for any other cost or expense incurred by QDS, including, without limitation compensation or labor expenses of any employees of any of QDS. For the avoidance of doubt, QDS shall not be responsible for any cost or expense incurred directly by QES or Purchaser, including (but not limited to) costs associated with third-party service providers.

            9.  PERSONNEL.  During the Term, QDS shall make
                ---------
persons reasonably acceptable to Purchaser available to QES and Purchaser to provide and perform the Services. Work performed for QES and Purchaser hereunder shall constitute no more than fifty percent (50%) of the staff time of such persons in the aggregate. Each such person and any other person performing any Services shall at all times remain and be considered an employee of QDS for all purposes; provided, however, that Purchaser shall have the right to extend an offer of employment and hire Ann Small as an employee of Purchaser. QDS is and shall remain responsible for all liabilities, obligations, claims, costs and expenses relating to any employee of any of QDS, whether based on or arising from any services provided by any such employee under this Agreement or otherwise, and including, without limitation, any and all severance, retention and other payments to which an employee may be entitled or claims to be entitled.

            10. NON-SOLICITATION.   QDS shall not solicit for
                ----------------
hire, hire or retain or assist others in soliciting for hire, hiring or retaining any individual who is an employee or contractor of QES or Purchaser during the Term or for six (6) months following the conclusion of the Term. Except as provided in Paragraph 9, neither QES nor Purchaser shall solicit for hire, hire or retain any individual who is an employee or contractor of QDS during the Term or for six (6) months following the conclusion of the Term.

            11. INDEPENDENT CONTRACTOR.  Nothing herein shall be
                ----------------------
construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship between any person and Purchaser. Each of QDS and its officers, directors, employees and agents or its Affiliates shall be independent contractors with respect to the services described herein.

            12. CONFIDENTIAL INFORMATION AND NON-DISCLOSURE.  QDS
                -------------------------------------------
understands and acknowledges that as a result of QDS' involvement with QES, QDS, its officers, directors and employees, may have had access to confidential information of QES and Purchaser, including, without limitation, pricing information, financial data, customer lists and referral and vendor sources (collectively "QES Confidential Information").
QDS understands and acknowledges that QES Confidential Information, even though it may have been or may be developed or otherwise acquired by QDS, is the exclusive property of QES and QDS shall not at any time, from this date forward, reveal, report, publish, transfer or otherwise disclose to any person or entity, or use or exploit, any of QES Confidential Information, or permit its officers, directors or employees to do any of these acts, without the written consent of Purchaser or QES. Notwithstanding the foregoing, the term "QES Confidential Information" shall not include information which (i) legally and legitimately is or becomes of general public knowledge from authorized sources other than QDS; (ii) is received without restriction from an individual or entity other than QDS lawfully in possession of and permitted to disclose such information; or
(iii) independently developed by QDS or its employees or agents after the date hereof without access to QES Confidential Information.

            13. SURRENDER OF QES CONFIDENTIAL INFORMATION.
                -----------------------------------------

            (a) SURRENDER OF QES CONFIDENTIAL INFORMATION.  It is
                -----------------------------------------
expected that, over the course of the Term, but in any case no later than ten (10) days following the conclusion of the Term, QDS shall deliver to Purchaser (i) all QES Confidential Information (ii) all documents, computer discs, electronic files, computer code, materials, equipment, documents, drawings and other information both in hard copy and in machine readable form that embody the QES Confidential Information and (iii) all other books and records of QES in the possession of QDS, including copies of all mutually-owned records of QES and QDS. QDS, its officers, directors and employees shall not make or retain any hard or electronic copies of any such information or materials (other than mutually-owned records), make or retain any summaries or descriptions of any such information or materials, and/or erase any hard drives or otherwise delete any such information or materials from any laptop or desktop computers, computer networks or other electronic devices or services of QES.

            (b) PRESERVATION OF CONFIDENTIAL INFORMATION.
                ----------------------------------------
Subject to the provisions of subparagraph 13(a), QDS shall preserve all documents and books and records related to its transactions with QES including, but not limited to, any Employee Plan or Benefit, for the greater of (i) the statute of limitations applicable to any claim by any of QES, QDS or any Governmental Authority or beneficiary or participant in any such Employee Plan or Benefit and (ii) the sixth anniversary after the Closing Date, and shall not thereafter destroy or dispose of any such materials unless it shall have notified Purchaser at least two (2) months before such disposition and given Purchaser the opportunity to remove and retain any such materials provided they relate to QES and its business, properties or assets acquired by Purchaser.

            14. EQUITABLE RELIEF FOR BREACH.  Because the breach
                ---------------------------
or anticipated breach of the restrictions set forth in this Agreement shall result in the immediate and irrevocable harm and injury to Purchaser and/or QES, for which Purchaser and/or QES will not have an adequate remedy at law, QDS agrees that the Purchaser and/or QES shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which each may be entitled. If the Purchaser, and/or QES prevails in any action at equity or at law brought to enforce this Agreement, QDS agrees to pay all costs of litigation including the reasonable attorneys' fees and expenses of the Purchaser and QES. In the event the foregoing restrictions are considered by a court of competent jurisdiction to be excessive in its duration of scope, it shall be considered modified and valid for such duration and for such business and area as such court may determine to the maximum extent permitted by applicable law.

            (a) NOTICES.  All notices and other communications
                -------
under this Agreement shall be in writing and shall be deemed given when delivered personally, or if mailed by registered mail, return receipt requested, three (3) business days after such mailing, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):


                If to QDS:
                Questar Data Systems, Inc.
                2905 West Service Road
                Eagan, MN  55121
                Attn:  Theodore Naegeli

                with a copy to:

                Robins, Kaplan, Miller & Ciresi L.L.P.
                2800 LaSalle Plaza
                800 LaSalle Avenue
                Minneapolis, MN  55402
                Attn:  Eric O. Madson, Esq.


                If to Purchaser or QES:
                Touchstone Applied Science Associates, Inc.
                P.O. Box 382
                4 Hardscrabble Heights
                Brewster, New York  10509
                Attn:  Andrew L. Simon, President

                with a copy to:

                Rider, Weiner & Frankel, P.C.
                655 Little Britain Road
                New Windsor, New York 12553
                Attn:  Maureen Crush, Esq.

            15.	RETURN OF RECORDS.  The provision of Services
                -----------------
hereunder by QDS shall not entitle QDS to retain any records of QES. At the end of the Term, QDS shall surrender possession of all QES records to QES in compliance with the SPA, including but not limited to employee, employee benefits and financial records.

            16.	ALL AGREEMENTS INCLUDED; MODIFICATIONS.  This
                --------------------------------------
Agreement embodies all the agreements between the parties hereto respecting the provision of services by QDS to QES and expressly supercedes all prior agreements of the parties hereto, whether written or oral. All subsequent changes and modifications to be valid shall be embodied within a written agreement duly executed by the parties hereto.

            17.	COUNTERPARTS.  This Agreement may be executed in
                ------------
any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

            18.	AMENDMENT.  This Agreement may not be modified,
                ---------
amended or terminated except by a written agreement specifically referring to this Agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Transitional Services Agreement as of the date first above written.


                                     TOUCHSTONE APPLIED SCIENCE
                                     ASSOCIATES, INC.


                                     By:_________________________
                                        Name:  Andrew L. Simon
                                        Title:    President




                                     QUESTAR EDUCATIONAL SYSTEMS, INC.


                                     By:__________________________
                                        Name:
                                        Title:



                                     QUESTAR DATA SYSTEMS, INC.


                                     By:___________________________
                                        Name:
                                        Title: